Filed Pursuant to Rule 424(b)(5)
Registration No. 333-222648

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 6, 2018

Prospectus Supplement

(to Prospectus dated January 22, 2018)

$250,000,000

Assurant, Inc.

of

% Series D Mandatory Convertible Preferred Stock

Assurant, Inc., or “Assurant” or the “Company”, is offering 2,500,000 shares of our    % Series D Mandatory Convertible Preferred Stock, par value $1.00 per share, or the “Mandatory Convertible Preferred Stock”.

Dividends on our Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee of our board of directors, at an annual rate of    % of the liquidation preference of $100.00 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, or in any combination of cash and shares of our common stock on March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 2018 and ending on, and including, March 15, 2021.

Each share of our Mandatory Convertible Preferred Stock has a liquidation preference of $100.00. Each share of the Mandatory Convertible Preferred Stock will automatically convert on the second business day immediately following the last trading day (as defined herein) of the Settlement Period (as defined herein) into between                and                shares of our common stock (respectively, the “Minimum Conversion Rate” and “Maximum Conversion Rate”), each subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion of the Mandatory Convertible Preferred Stock will be determined based on the Average VWAP (as defined herein) per share of our common stock over the 20 consecutive trading day period commencing on, and including, the 21st scheduled trading day immediately preceding March 15, 2021. At any time prior to March 15, 2021, holders may elect to convert each share of the Mandatory Convertible Preferred Stock into shares of common stock at the Minimum Conversion Rate of shares of our common stock per share of the Mandatory Convertible Preferred Stock. If you elect to convert any shares of the Mandatory Convertible Preferred Stock during a specified period beginning on the effective date of a Fundamental Change (as defined herein), such shares of the Mandatory Convertible Preferred Stock will be converted into shares of our common stock at the Fundamental Change Conversion Rate (as defined herein), and you will also be entitled to receive a Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount (each as defined herein).

We intend to use the net proceeds of this offering, together with the net proceeds from the issuance of new indebtedness, available cash on hand and common stock consideration, to finance our pending acquisition, the “TWG Acquisition”, of TWG Holdings Limited, or “TWG”, to refinance our 2018 Notes (as defined herein) and to pay related fees and expenses. See “Summary—Recent Developments” and “Use of Proceeds.”

The closing of this offering is not conditioned on the consummation of the TWG Acquisition, which, if consummated, will occur subsequent to the closing of this offering.

As described herein, we will have the option to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, at the redemption amount set forth herein if the consummation of the TWG Acquisition has not occurred on or prior to December 17, 2018 or if, prior to such date, an Acquisition Termination Event (as defined herein) occurs. If we do not consummate the TWG Acquisition, we may decide not to exercise our acquisition termination redemption option, in which case the net proceeds from this offering would be available for general corporate purposes. Accordingly, if you decide to purchase the Mandatory Convertible Preferred Stock in this offering, you should be willing to do so whether or not we complete the TWG Acquisition.

Prior to this offering, there has been no public market for our Mandatory Convertible Preferred Stock. We intend to apply to list the Mandatory Convertible Preferred Stock on The New York Stock Exchange, or “NYSE”, under the symbol “AIZP.” Our common stock is listed on NYSE under the symbol “AIZ.” The last reported sale price of our common stock on NYSE on March 5, 2018 was $88.66 per share.

See “Risk Factors” on page S-17 of this prospectus supplement and page 4 of the accompanying prospectus to read about factors you should consider before buying shares of the Mandatory Convertible Preferred Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts	$	$
Proceeds, before expenses	$	$

We have granted the underwriters the option to purchase up to an additional 375,000 shares of the Mandatory Convertible Preferred Stock from us at the public offering price less the underwriting discounts within 30 days from the date of this prospectus supplement, solely to cover over-allotments.

The underwriters expect to deliver the shares of the Mandatory Convertible Preferred Stock against payment therefor in New York, New York on                , 2018.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan	Wells Fargo Securities

Prospectus Supplement dated                 , 2018.

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of our Mandatory Convertible Preferred Stock. The second part, the accompanying prospectus, dated January 22, 2018, gives more general information, some of which may not apply to this offering.

We and the underwriters have not authorized anyone to provide any information other than that contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our” and the “Company” are to Assurant, Inc. and not its subsidiaries, except where the context otherwise requires.

Except as expressly indicated in this prospectus supplement, amounts in U.S. dollars represent whole dollar amounts, not thousands. This differs from the convention used in certain of the documents incorporated by reference herein.

S-i

S-ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information it files with the SEC. This permits us to disclose important information to you by referencing these filed documents, which are considered part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents set forth below that the Company previously filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the offering of the Mandatory Convertible Preferred Stock has been completed; provided that, unless otherwise stated, we will not incorporate by reference any filing that is “furnished” or deemed “furnished” to the SEC. These documents contain important information about the Company.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 14, 2018;

•	Our Definitive Proxy Statement on Schedule 14A filed on March 24, 2017; and

•	Our Current Reports on Form 8-K filed on January 9, 2018 (except for Item 7.01 and Exhibits 99.1 and 99.2 thereof), January 30, 2018 and March 6, 2018 (except for Item 7.01 thereof).

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain these copies by writing to Investor Relations, Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005 or by dialing (212)-859-7000. Our website is www.assurant.com. We make our periodic reports and other information filed or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except as specifically noted, information on our website and the websites of our operating companies is not incorporated by reference into this prospectus supplement and the accompanying prospectus and does not constitute a part of this prospectus supplement and the accompanying prospectus.

S-iii

SUMMARY

This summary contains selected information about us and this offering. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including, but not limited to, the information set forth under “Risk Factors” as well as our consolidated financial statements and the schedules and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2017, and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Company

Assurant is a global provider of risk management solutions in the housing and lifestyle markets, protecting where people live and the goods they buy. Assurant operates in North America, Latin America, Europe and Asia Pacific through three operating segments: Global Housing, Global Lifestyle, and Global Preneed. Assurant partners with clients who are leaders in their industries to provide consumers a diverse range of protection products and services. Through its Global Housing segment, Assurant provides lender-placed homeowners, manufactured housing and flood insurance; renters insurance and related products (referred to as our “multi-family housing” business); and valuation and field services (referred to as our “mortgage solutions” business). Through its Global Lifestyle segment, Assurant provides mobile device protection products and related services and extended service products and related services for consumer electronics and appliances (referred to as our “Connected Living” business); vehicle protection services; and credit insurance. Global Preneed provides pre-funded funeral insurance and annuity products.

Our Competitive Strengths

Our financial strength and our core capabilities across our businesses create competitive advantages that we believe allow us to support our clients and our profitable growth over the long term.

Our financial strength. We believe we have a strong balance sheet with a low leverage ratio. As of December 31, 2017, we had $31.84 billion in assets and our debt to total capital was 20.0%. In addition, our Global Housing, Global Lifestyle and Global Preneed segments generate significant amounts of cash flow, which provides us with the flexibility to make appropriate investments in strategic capabilities, and enter into partnerships with our clients.

Client and consumer insights support product innovation. During our long business tenure, we have developed a comprehensive understanding of our clients and the consumer markets we serve. We seek to leverage consumer insights, together with deep market knowledge and capabilities, to anticipate and identify the specific needs of our clients and consumers they serve. We intend to continue to capitalize on our client and consumer insights to introduce new and innovative products and services and to adapt those products and services to address emerging issues.

Value chain integration. We own or manage multiple pieces of the value chain, which enables us to create products and service offerings based on specific client needs and provide a more seamless experience for consumers. Offering end-to-end solutions allows us to adapt more quickly and efficiently to client and consumer needs. Visibility across the value chain helps us collect and share insights to improve the consumer experience and our offerings.

Our Strategy for Profitable Growth

Our vision is to be the premier provider of risk management solutions within the housing and lifestyle markets globally. To achieve this vision, we recently underwent a multi-year transformation to position ourselves for long-term profitable growth by:

Growing our portfolio of market leading businesses. We leverage our competitive strengths to focus on niche businesses where we can maintain or reach market leading positions and achieve attractive returns. We periodically assess our business portfolio to ensure we align resources with the best opportunities within the housing and lifestyle markets and, currently, we have identified connected living, multi-family housing and vehicle protection services as key businesses targeted for growth. We are focused on growing our businesses by continuing to invest in niche capabilities, further expanding our offerings and diversifying our distribution channels.

Providing integrated risk management offerings. We provide an array of services that are complementary to our risk-based products. As we adapt our business portfolio to respond to client and consumer needs, we expect that our mix of business will continue to evolve. We expect future business mix shifts to further diversify our revenue and earnings. In 2017, fee-based, capital-light businesses accounted for approximately 50% of our operating segments’ net earned premiums, fees and other income.

Implementing a more agile and efficient operating model. We expect that the implementation of our global operating model, including a more integrated organizational structure across our global operations, will achieve efficiencies to support our profitable growth long-term. We reorganized our global business operating structure to increase competitive agility and deliver superior customer experience and centralized key support functions to reduce overall expenditures over time and benefit from economies of scale.

Deploying our capital strategically. We deploy capital to invest in and grow our businesses, repurchase shares and pay dividends. Our approach to mergers, acquisitions and other growth opportunities reflects our prudent and disciplined approach to managing our capital. We target new business and capabilities that complement or support our business model, which is focused on expanding capabilities and distribution in targeted growth businesses globally.

Recent Developments

On January 9, 2018, we announced that we amended the structure of our acquisition, previously announced on October 18, 2017, of The Warranty Group, Inc., a global leader of protection plans and related programs, and a portfolio company of TPG Capital L.P., for approximately $1.9 billion in equity value ($2.5 billion in enterprise value, including assumed debt) (the “TWG Acquisition”). Under the revised terms, we will acquire TWG Holdings Limited and its subsidiaries (“TWG”) and remain a Delaware corporation. We intend to fund the purchase price, the refinancing of $350 million aggregate principal amount of our 2.50% Senior Notes due 2018 (the “2018 Notes”) and related fees and expenses with the net proceeds of this offering, expected net proceeds of approximately $1.35 billion aggregate principal amount of new indebtedness, available cash on hand and common stock consideration. The acquisition is expected to close in the second quarter of 2018, subject to the receipt of regulatory approvals and other customary closing conditions. This offering is not conditioned upon the completion of the TWG Acquisition.

Corporate Information

Our principal executive offices are located at 28 Liberty Street, 41st Floor, New York, New York 10005. Our telephone number is (212) 859-7000. Our website is www.assurant.com. We make our periodic reports and other information filed or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except as specifically noted, information on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus and does not constitute a part of this prospectus supplement and the accompanying prospectus.

The Offering

Issuer	Assurant, Inc., a Delaware corporation

Securities Offered	2,500,000 shares of our % Series D Mandatory Convertible Preferred Stock, par value $1.00 per share, or the “Mandatory Convertible Preferred Stock”.

Underwriters’ Option to Purchase Additional Shares	Up to 375,000 shares, solely to cover over-allotments

Public Offering Price	$100.00 per share of Mandatory Convertible Preferred Stock

Liquidation Preference	$100.00 per share of Mandatory Convertible Preferred Stock

Dividends	% of the liquidation preference of $100.00 per share of the Mandatory Convertible Preferred Stock per year.

Dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the first original issue date of the Mandatory Convertible Preferred Stock, and, to the extent our board of directors, or an authorized committee thereof, declares (out of funds legally available for payment, in the case of dividends paid in cash, and shares of common stock legally permitted to be issued, in the case of dividends paid in common stock) a dividend payable with respect to the Mandatory Convertible Preferred Stock, we will pay such dividend in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to certain limitations); provided that any unpaid dividends will continue to accumulate.

If declared, dividends will be payable on the dividend payment dates (as described below) to holders of record at the close of business on the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant dividend payment date (each a “Regular Record Date”), whether or not such holders early convert their shares of Mandatory Convertible Preferred Stock, or such shares of Mandatory Convertible Preferred Stock are automatically converted, after a Regular Record Date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is approximately $ per share of the Mandatory Convertible Preferred Stock. Each subsequent dividend is expected to be $ per share of the Mandatory Convertible Preferred Stock. See “Description of Mandatory Convertible Preferred Stock—Dividends.”

We will make each payment of a declared dividend on the Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the Average VWAP per share (as defined under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion—Definitions”) of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the applicable dividend payment date, or the “Average Price”, multiplied by 97%. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the declared dividend divided by $        , which amount represents approximately 35% of the Initial Price (as defined below) (subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as described below) (such dollar amount, as adjusted, the “Floor Price”). To the extent that the amount of the declared dividend exceeds the product of the number of shares of our common stock delivered in connection with such declared dividend and 97% of the Average Price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, notwithstanding any notice by us to the contrary, pay such excess amount in cash. To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount.

The “Initial Price” is calculated by dividing $100.00 by the Maximum Conversion Rate of shares of common stock, which initially equals approximately $ .

Dividend Payment Dates	March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 2018 and ending on, and including, March 15, 2021.

Acquisition Termination Redemption	If the TWG Acquisition has not closed on or prior to 5:00 p.m., New York City time, on December 17, 2018 or if the merger agreement is terminated any time prior thereto or we determine in our reasonable judgment that the TWG Acquisition will not occur, we may, at our option, give notice of acquisition termination redemption to the holders of the shares of Mandatory Convertible Preferred Stock. If we provide such notice, then, on the Acquisition Termination Redemption Date (as defined herein), we will redeem the shares of Mandatory Convertible Preferred Stock, in whole but not in part, at a redemption amount per share of Mandatory Convertible Preferred Stock equal to the Acquisition Termination Make-whole Amount (as described herein).

If redeemed, we will pay the Acquisition Termination Make-whole Amount in cash unless the Acquisition Termination Share Price described herein is greater than the Initial Price. If the Acquisition Termination Share Price is greater than the Initial Price, we will pay the Acquisition Termination Make-whole Amount in shares of our common stock and cash, unless we elect, subject to certain limitations, to pay cash or deliver shares of common stock in lieu of these amounts. See “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption”.

Other than pursuant to the acquisition termination redemption provisions described in this prospectus supplement, the Mandatory Convertible Preferred Stock will not be redeemable by us.

Mandatory Conversion Date	The second business day immediately following the last trading day of the Settlement Period (as defined herein). The Mandatory Conversion Date is expected to be March 15, 2021.

Mandatory Conversion	Upon conversion on the Mandatory Conversion Date, each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted or redeemed, will automatically convert into a number of shares of our common stock equal to not more than shares of our common stock, or the “Maximum Conversion Rate”, and not less than shares of our common stock, or the “Minimum Conversion Rate”, depending on the Applicable Market Value of our common stock, as described below, and subject to certain anti-dilution adjustments.

The “Applicable Market Value” of our common stock is the Average VWAP per share of our common stock over the 20 consecutive trading day period commencing on, and including, the 21st scheduled trading day immediately preceding March 15, 2021, or the “Settlement Period”. The conversion rate will be calculated as described under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion,” and the following table illustrates the conversion rate per share of the Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments.

Assumed Applicable Market Value of our common stock	Conversion rate (number of shares of our common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock)
Greater than the Threshold Appreciation Price	shares of common stock

Equal to or less than the Threshold Appreciation Price but greater than or equal to the Initial Price	Between and shares of common stock, determined by dividing $100.00 by the Applicable Market Value

Less than the Initial Price	shares of common stock

The “Threshold Appreciation Price” is calculated by dividing $100.00 by the Minimum Conversion Rate of shares of common stock, which is equal to approximately $ , and represents an approximately % appreciation over the Initial Price.

If we declare a dividend for the dividend period ending on, but excluding, March 15, 2021, we will pay such dividend to the holders of record as of the immediately preceding Regular Record Date. If, on or prior to March 15, 2021 we have not declared all or any portion of the accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to (i) the amount of such accumulated and unpaid dividends that have not been declared (such amount, the “Additional Conversion Amount”), divided by (ii) the greater of (A) the Floor Price and (B) 97% of the Average Price (calculated using March 15, 2021 as the applicable dividend date). To the extent that the Additional Conversion Amount exceeds the product of the number of additional shares and 97% of the Average Price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, declare and pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock. To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount.

Early Conversion at the Option of the Holder	Other than during a Fundamental Change Conversion Period (as defined herein), at any time prior to March 15, 2021, holders of the Mandatory Convertible Preferred Stock have the right to elect to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at the Minimum Conversion Rate of shares of our common stock per share of Mandatory Convertible Preferred Stock as described under “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder”. This Minimum Conversion Rate is subject to certain anti-dilution adjustments.

If, as of the conversion date of any early conversion, or the “Early Conversion Date”, we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or before the dividend payment date prior to such Early Conversion Date, the conversion rate for such early conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods, or the “Early Conversion Additional Conversion Amount”, divided by the greater of (i) the Floor Price and (ii) the Average VWAP per share of our common stock over the 20 consecutive trading day period commencing on and including the 21st scheduled trading day immediately preceding the Early Conversion Date, or the “Early Conversion Average Price”. To the extent that the Early Conversion Additional Conversion Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash or to deliver shares of our common stock in respect of such shortfall.

Conversion at the Option of the Holder Upon a Fundamental Change; Fundamental Change Dividend Make-whole Amount	If a “Fundamental Change” (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to March 15, 2021, holders of the Mandatory Convertible Preferred Stock will have the right, during the Fundamental Change Conversion Period (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into shares of our common stock (or units of exchange property as described in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) at the “Fundamental Change Conversion Rate”. The Fundamental Change Conversion Rate will be determined based on the effective date of the Fundamental Change and the price paid (or deemed paid) per share of our common stock in such Fundamental Change.

Holders who convert their Mandatory Convertible Preferred Stock during the Fundamental Change Conversion Period will also receive a “Fundamental Change Dividend Make-whole Amount” equal to the present value (computed using a discount rate of % per annum) of all remaining dividend payments on their shares of Mandatory Convertible Preferred Stock (excluding any Accumulated Dividend Amount (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount—Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount”)) from and including such effective date to, but excluding, March 15, 2021. We may elect to pay the Fundamental Change Dividend Make-whole Amount in cash, shares of our common stock or a combination thereof. If we elect to pay the Fundamental Change Dividend Make-whole Amount in shares of our common stock in lieu of cash, the number of shares of our common stock that we will deliver will equal (x) the Fundamental Change Dividend Make-whole Amount divided by (y) the greater of the Floor Price and 97% of the price paid, or deemed paid, per share of our common stock in the Fundamental Change.

However, to the extent that the Accumulated Dividend Amount exists as of the effective date of the Fundamental Change, holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive, upon conversion, such Accumulated Dividend Amount in cash (to the extent we are legally permitted to do so) or shares of our common stock (or units of exchange property as described in this prospectus supplement) or any combination thereof, at our election. If we elect to pay the Accumulated Dividend Amount in shares of our common stock (or units of exchange property) in lieu of cash, the number of shares of our common stock (or units of exchange property) that we will deliver will equal (x) the Accumulated Dividend Amount divided by (y) the greater of the Floor Price and 97% of the price paid, or deemed paid, per share of our common stock in the transaction resulting in such Fundamental Change.

To the extent that the sum of the Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount or any portion thereof paid in shares of our common stock exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the price paid or deemed paid, we will, if we are able to do so under applicable law and in compliance with our indebtedness, pay such excess amount in cash. To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount.

However, if we are prohibited from paying or delivering, as the case may be, the Fundamental Change Dividend Make-whole Amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the Fundamental Change Conversion Rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount, divided by the greater of (i) the Floor Price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the Fundamental Change. To the extent that the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the Fundamental Change, we will not have any obligation to pay the shortfall in cash or to deliver shares of our common stock in respect of such shortfall.

See “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount—Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount.”

Voting Rights	Except as specifically required by applicable Delaware law or by our amended and restated certificate of incorporation from time to time,

the holders of Mandatory Convertible Preferred Stock will have no voting rights.

Whenever dividends on any shares of Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date of the Mandatory Convertible Preferred Stock and ending on, but excluding, June 15, 2018), whether or not for consecutive dividend periods, the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of preferred stock ranking equally with the Mandatory Convertible Preferred Stock and having similar voting rights, will be entitled, at our next annual meeting of stockholders or at a special meeting of stockholders, to vote for the election of a total of two additional members of our board of directors, subject to certain limitations described herein.

So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds in voting power of the outstanding shares of Mandatory Convertible Preferred Stock and all other series of preferred stock ranking equally with the Mandatory Convertible Preferred Stock and having similar voting rights, voting together as a single class, (i) amend or alter the provisions of our amended and restated certificate of incorporation so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the Mandatory Convertible Preferred Stock, (ii) amend, alter or repeal the provisions of our amended and restated certificate of incorporation or the certificate of designations with respect to the Mandatory Convertible Preferred Stock so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or (iii) consummate a binding share exchange or reclassification involving the Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity unless the Mandatory Convertible Preferred Stock remains outstanding or is converted into or exchanged for preference securities with terms not materially less favorable to holders, taken as a whole, in each case, subject to certain limitations described herein.

See “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

Ranking	The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon our liquidation, winding-up or dissolution, as applicable, will rank:

•	senior to (i) our common stock and (ii) each other class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock, the terms of which do not expressly provide that such class or series ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution or (y) on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution;

•	on parity with any class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution;

•	junior to each class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution; and

•	junior to our existing and future indebtedness.

In addition, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, the Mandatory Convertible Preferred Stock will be structurally subordinated to existing and future indebtedness and other obligations of each of our subsidiaries.

As of December 31, 2017, we had total outstanding indebtedness of approximately $1.07 billion, and no outstanding shares of preferred stock. On a pro forma basis after giving effect to the TWG Acquisition, including the incurrence of indebtedness to partially fund the acquisition, we would have had approximately $2.06 billion of outstanding indebtedness and an additional $441 million of available borrowing under our revolving credit facility, all of which would be unsecured indebtedness. See “Unaudited Pro Forma Condensed Combined Financial Data.”

Use of Proceeds

We intend to use the net proceeds of this offering, together with the net proceeds from the issuance of new indebtedness, available cash on hand and common stock consideration, to finance the TWG Acquisition, refinance our 2018 Notes and pay related fees and expenses. We may invest the net proceeds from this offering temporarily until we use them for their stated purpose. The closing of this offering is not conditioned on the closing of the TWG

Acquisition. In the event we do not consummate the TWG Acquisition for any reason, the net proceeds of this offering would be available for the refinancing of the 2018 Notes and general corporate purposes. However, if the TWG Acquisition has not closed by December 17, 2018, the merger agreement is terminated any time prior thereto or we determine in our reasonable judgment that the TWG Acquisition will not occur, we will have the right, but not the obligation, to redeem the Mandatory Convertible Preferred Stock.

Material U.S. Federal Income Tax Considerations	The material U.S. federal income tax considerations of owning and disposing of the Mandatory Convertible Preferred Stock and any common stock received upon conversion thereof are described in “Material U.S. Federal Income Tax Considerations.”

Listing	We intend to apply to list the Mandatory Convertible Preferred Stock on The New York Stock Exchange under the symbol “AIZP.” Our common stock is listed on The New York Stock Exchange under the symbol “AIZ.”

Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent	Computershare Trust Company, N.A. is the transfer agent, registrar, conversion agent and dividend disbursement agent for the Mandatory Convertible Preferred Stock.

Risk Factors	Investing in our Mandatory Convertible Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page S-17 of this prospectus supplement, page 4 of the accompanying prospectus and as well as in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of factors you should consider carefully before deciding to invest in shares of our Mandatory Convertible Preferred Stock.

Unless otherwise stated, all applicable share, per share and related information in this prospectus supplement is as of December 31, 2017, and excludes:

•	2,108,898 shares of common stock issuable upon settlement of restricted stock units outstanding as of December 31, 2017;

•	1,346,709 shares of common stock reserved and available for grant under the Assurant, Inc. Long Term Equity Incentive Plan as of December 31, 2017, as well as any automatic increases after that date in the number of shares of our common stock reserved for future issuances pursuant to this plan;

•	2,648,787 shares of common stock reserved for issuance under our Employee Stock Purchase Plan as of December 31, 2017, as well as any automatic increases after that date in the number of shares of our common stock reserved for future issuances pursuant to this plan;

•

any shares of common stock issuable upon conversion of the $250.0 million aggregate liquidation preference of our Mandatory Convertible Preferred Stock (or $287.5 million aggregate liquidation preference if the underwriters exercise their over-allotment option to purchase additional shares of our Mandatory Convertible Preferred Stock in full) or any shares of common stock that may be issued in payment of a dividend, Fundamental Change Make-Whole Amount or Accumulated Dividend Amount or issued in connection with an acquisition termination redemption on such Mandatory Convertible Preferred Stock; and

•	10,400,000 shares of common stock to be issued to shareholders of TWG in connection with the TWG Acquisition.

Unless otherwise specified or the context requires otherwise, information in this prospectus supplement assumes that (1) the option we have granted to the underwriters in this offering to purchase 375,000 additional shares of Mandatory Convertible Preferred Stock, solely to cover over-allotments, is not exercised, (2) the Mandatory Convertible Preferred Stock will not be redeemed if the TWG Acquisition is not consummated and (3) we elect to pay any and all dividends with respect to the Mandatory Convertible Preferred Stock in cash.

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following summary table presents unaudited pro forma condensed combined financial data about Assurant’s consolidated statements of operations and balance sheet, after giving effect to the merger. The information under “Combined Balance Sheet Data” in the table below assumes the merger had occurred on December 31, 2017. The information under “Combined Statements of Operations Data” in the table below gives effect to the merger as if it had occurred on January 1, 2017, the beginning of the earliest period presented. This unaudited pro forma combined financial data was prepared using the acquisition method of accounting.

The unaudited pro forma condensed combined financial data is based on the historical consolidated financial statements of Assurant and TWG after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes to the pro forma combined financial statements appearing elsewhere in this prospectus supplement.

Such pro forma adjustments are factually supportable, directly attributable to the merger and with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations of the combined company. The unaudited pro forma adjustments, which Assurant believes are reasonable under the circumstances, have been made solely for the purpose of providing unaudited pro forma combined financial statements. The unaudited pro forma adjustments are preliminary and based upon available information and certain assumptions described in the notes to the unaudited pro forma combined financial statements appearing elsewhere in this prospectus supplement. Assurant management believes the fair values recognized for the assets to be acquired and the liabilities to be assumed are based on reasonable estimates and assumptions currently available. The final determination of the acquisition consideration and fair values of TWG’s assets and liabilities will be based on the actual net tangible and intangible assets of TWG that exist as of the date of completion of the merger. Consequently, the amounts allocated to goodwill and intangible assets could change significantly from those allocations used in the unaudited pro forma combined financial data presented below and could result in a material change in amortization of acquired finite lived intangible assets.

The information presented below should be read in conjunction with the historical consolidated financial statements and related notes of Assurant and TWG, both of which are incorporated by reference in this prospectus supplement, and with the unaudited pro forma combined financial statements, including the related notes, appearing elsewhere in this prospectus supplement under “Unaudited Pro Forma Condensed Combined Financial Statements.” The unaudited pro forma combined financial statements are presented solely for informational purposes and are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the merger been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the merger. In addition, the unaudited pro forma combined statements of operations do not include any adjustments related to cost savings, operating synergies, tax benefits or revenue enhancements (or the necessary costs to achieve such benefits) that are expected to result from the merger.

Pro Forma As Adjusted as of December 31, 2017
($ in millions)
Balance Sheet Data
Assets
Total Investments	$14,258.2
Cash and cash equivalents	1,024.9
Deferred acquisition costs	3,484.5
Goodwill	2,298.6
Value of business acquired	3,791.7
Other intangible assets, net	778.3
Total other assets	16,794.6

Total assets	$42,430.8

Liabilities
Unearned Premiums and Contract Fees	$14,219.1
Debt	2,056.6
Total Other Liabilities	20,758.6

Total liabilities	$37,034.3

Equity
Equity (excluding accumulated other comprehensive income)	$5,149.8
Accumulated other comprehensive income	234.0
Non-controlling interest	12.7

Total Equity	5,396.5

Total Liabilities and Stockholder’s Equity	$42,430.8

Pro Forma As Adjusted for the Year Ended December 31, 2017
($ in millions, except share point data)
Income Statement
Revenues
Net earned premiums	$6,441.7
Fees and other income	1,407.8
Total other revenues	730.2

Total revenues	8,579.7

Expenses
Amortization of deferred acquisition costs, value of business acquired, and intangible assets	2,509.3
Underwriting, general and administrative expenses	3,031.1
Interest Expenses	98.6
Total other expenses	2,397.4

Total benefits, losses and expenses	8,036.4

Income before provision for income taxes	543.3
(Benefit) provision for income taxes	(58.3)

Net Income	$601.6

Less: Preferred Dividends	(16.3)

Net income available to common stockholders	$585.3

Earnings Per Share
Earnings per share basic	$8.95
Earnings per share diluted	$8.77

RISK FACTORS

Investing in our Mandatory Convertible Preferred Stock involves risks. In considering whether you should invest in our Mandatory Convertible Preferred Stock, you should consider all of the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below, as well as in our Annual Report on Form 10-K for the year ended December 31, 2017 under “Item 1A. Risk Factors.” You should also read all other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our Mandatory Convertible Preferred Stock. If any of the risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. As a result, the market price for our common stock and our Mandatory Convertible Preferred Stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, financial condition, operating results, or cash flow and could result in a complete or partial loss of your investment.

This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us as described in this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. For more information see “Forward-Looking Information” in the accompanying prospectus and in this prospectus supplement.

Risks Relating to the Mandatory Convertible Preferred Stock and Our Common Stock

We will need to raise additional capital to finance the TWG Acquisition. If we are unable to obtain such capital on favorable terms or at all, we may not be able to execute on our business plans and our business, financial condition, operating results or cash flow may be adversely affected.

We expect to devote substantial financial resources to the TWG Acquisition. As a result of our funding requirements, we will need to raise additional capital, currently anticipated to be approximately $1.35 billion aggregate principal amount of new indebtedness, but may also include additional shares of common stock or debt securities convertible into common stock or other forms of financing. This offering is not conditioned upon any such additional financing. Any issuance of indebtedness would increase our leverage, and any sale of additional equity or convertible securities may result in dilution to our stockholders, including purchasers in this offering. Furthermore, public or private financing may not be available in amounts or on terms acceptable to us, if at all. If we are unable to sell additional securities to fund the TWG Acquisition, or if alternate public or private financing is not available on terms acceptable to us, we may need to rely on available cash on hand, the Bridge Loan Facility, the Term Loan Facility, the 2017 Credit Facility (each as defined in Note 16 to the Assurant Inc. consolidated financial statements included within our 2017 Form 10-K which is incorporated by reference herein), each of which may not have as favorable terms and conditions as would have been available through the sale of additional securities or by alternate public or private financing. Additionally, if we use these funding sources to fund the TWG Acquisition, we will be unable to use them for our operations and our business, financial condition and results of operations may be adversely affected. The shares of our common stock that will be issued to shareholders of TWG in connection with the TWG Acquisition may also result in dilution to our stockholders, including purchasers in this offering if and when such Mandatory Convertible Preferred Stock is converted into shares of our common stock.

We may also issue common stock or securities convertible into common stock or raise additional indebtedness in connection with other potential acquisitions or business combinations. If we are unable to obtain this additional financing, we may be required to delay, reduce the scope of, or eliminate one or more of our potential acquisition or business combination activities (other than the TWG Acquisition), which could adversely affect our business, financial condition and operating results and cash flow.

Failure to complete the TWG Acquisition could negatively affect our stock price as well as our business and financial results.

If closing under the Amended and Restated Agreement and Plan of Merger, dated January 8, 2018, entered into in connection with the TWG Acquisition (the “TWG Agreement”) is not completed, and if we do not redeem the Mandatory Convertible Preferred Stock as described under “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption” we will be subject to a number of risks, including but not limited to the following:

•	We must pay costs related to the acquisition including, among others, legal, accounting and financial advisory fees, whether the acquisition is completed or not.

•	We may experience negative reactions from the financial markets.

•	We could be subject to litigation related to the failure to complete the acquisition.

Each of these factors may adversely affect our business, financial results, and, in turn, the market price of our Mandatory Convertible Preferred Stock and our common stock. This offering is not conditioned upon the consummation of the TWG Acquisition. As a result, if closing under the TWG Agreement is not consummated, holders of our Mandatory Convertible Preferred Stock, including purchasers in this offering, and our common stock, would be exposed to the risks described above and various other risks, including our inability to use the proceeds from this offering effectively and the additional dilution we would have incurred by issuing Mandatory Convertible Preferred Stock in this offering.

Our stock price may be negatively affected if we are unable to integrate TWG effectively.

Strategic transactions like the TWG Acquisition create numerous uncertainties and risks and require significant effort and expenditures. We will need to effectively manage the integration of TWG and its personnel as well as changes in operations and systems. We may encounter unexpected difficulties or incur unexpected costs, including diversion of management’s attention to integration of operations and corporate and administrative infrastructures; difficulties in achieving anticipated business opportunities and growth prospects from combining the businesses of TWG with that of Assurant; difficulties in the integration of operations and systems; difficulties in the assimilation of employees and corporate cultures; and challenges in keeping existing customers and obtaining new customers.

The market price of our common stock may decline following the closing of the TWG Acquisition if the integration of TWG is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or the effect of the business combination on the financial results of the combined company is otherwise not consistent with the expectations of financial analysts or investors.

The unaudited pro forma condensed combined financial information included in this prospectus supplement is preliminary and our actual financial condition and results of operations after completing the TWG Acquisition may differ materially.

As of the date of this prospectus supplement the TWG Acquisition has not closed and the Company has not completed the detailed valuation analysis necessary to arrive at the required estimates of the fair value of TWG’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform TWG’s accounting policies to Assurant’s accounting policies. A final determination of the fair value of TWG’s assets and liabilities, including intangible assets, will be based on the actual net tangible and intangible assets and liabilities of TWG as of the closing date of the TWG Acquisition.

As a result, the unaudited pro forma condensed combined financial information included in this prospectus supplement is preliminary and is provided for illustrative purposes only. It is not necessarily indicative of operating results and the financial position that would have been achieved had the TWG Acquisition occurred on the date assumed for purposes of that presentation and is subject to change as additional information becomes available and as additional analyses are performed. Furthermore, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the combined company following the TWG Acquisition. The adjustments applied to the historical financial information of TWG are based on estimates using historical information prepared by TWG’s management. The adjustments are based on estimates and assumptions that may not prove to be accurate which may cause variations in the final purchase accounting. Additionally, in connection with the final purchase accounting, additional differences in the accounting policies of Assurant and TWG may be identified, which could result in further variations from the pro forma financial information presented herein.

For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements.”

You will bear the risk of a decline in the market price of our common stock between the pricing date for the Mandatory Convertible Preferred Stock and the Mandatory Conversion Date.

The number of shares of our common stock that you will receive upon mandatory conversion of the Mandatory Convertible Preferred Stock is not fixed but instead will depend on the Applicable Market Value of our common stock, which is the Average VWAP per share of our common stock over the Settlement Period, which is the 20 consecutive Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding March 15, 2021. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate Liquidation Preference of the Mandatory Convertible Preferred Stock. Specifically, if the Applicable Market Value of our common stock is less than the Initial Price, which is calculated by dividing $100.00 by the Maximum Conversion Rate and initially equals approximately $        , the market value of our common stock that you would receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock will be less than the $100.00 liquidation preference per share of Mandatory Convertible Preferred Stock, and an investment in the Mandatory Convertible Preferred Stock would result in a loss. Accordingly, you will bear the risk of a decline in the market price of our common stock. Any such decline could be substantial.

In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the Applicable Market value, the shares of common stock you receive upon mandatory conversion may be worth less than the shares of common stock you would have received had the Applicable Market Value been equal to the VWAP per share of our common stock on the Mandatory Conversion Date or the average VWAP of our common stock over a different period of days.

Purchasers of our Mandatory Convertible Preferred Stock may not realize any or all of the benefit of an increase in the market price of shares of our common stock. The opportunity for equity appreciation provided by your investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in our common stock.

The market value of each share of our common stock that you will receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date (assuming that dividends on shares of Mandatory Convertible Preferred Stock will be declared and paid in cash) will only exceed the Liquidation Preference of $100.00 per share of the Mandatory Convertible Preferred Stock if the Applicable Market Value of our common stock exceeds the Threshold Appreciation Price, which is calculated by dividing $100.00 by the Minimum Conversion Rate and initially equals approximately $        . The Threshold Appreciation Price represents an appreciation of approximately    % over the Initial Price. If the Applicable Market Value of our common stock is greater than the Threshold Appreciation Price, you will receive on the Mandatory Conversion Date approximately    % (which percentage is equal to the Initial Price divided by the Threshold Appreciation Price) of the value of our common stock that you would have received if you had made a direct investment in shares of our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in shares of our common stock.

In addition, if the market value of our common stock appreciates and the Applicable Market Value of our common stock is equal to or greater than the Initial Price but less than or equal to the Threshold Appreciation Price, the aggregate market value of our common stock that you would receive upon mandatory conversion (assuming that dividends on the shares of Mandatory Convertible Preferred Stock will be declared and paid in cash) will only be equal to the aggregate Liquidation Preference of the Mandatory Convertible Preferred Stock, and you will realize no equity appreciation on our common stock.

The market price of our common stock has been and could remain volatile and will directly affect the market price for our Mandatory Convertible Preferred Stock.

We expect that, generally, the market price of our common stock will affect the market price of our Mandatory Convertible Preferred Stock more than any other single factor. This may result in greater volatility in the market price of our Mandatory Convertible Preferred Stock than would be expected for nonconvertible preferred stock. As the price of our common stock on NYSE constantly changes, it is impossible to predict whether the price of our common stock will rise or fall. Our stock price could materially fluctuate or decrease in response to a number of events and factors, including but not limited to: quarterly variations in operating results; operating and stock price performance of comparable companies; changes in our financial strength ratings; limitations on premium levels or the ability to maintain or raise premiums on existing policies; regulatory developments and negative publicity relating to us or our competitors. In addition, broad market and industry fluctuations may materially and adversely affect the trading price of our common stock, regardless of our actual operating performance. If any of our large stockholders decide to liquidate their positions, it could cause significant fluctuation in the share price of our common stock. Public companies with a relatively concentrated level of institutional stockholders, such as we have, often have difficulty generating trading volume in their stock. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, could affect the price of shares of our common stock.

In addition, we expect that the market price of our Mandatory Convertible Preferred Stock will be influenced by yield and interest rates in the capital markets, the time remaining to the Mandatory Conversion Date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the Fixed Conversion Rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of our Mandatory Convertible Preferred Stock and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and our Mandatory Convertible Preferred Stock. The market price of our common stock could also be affected by possible sales of our common stock by investors who view our Mandatory Convertible Preferred Stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of our Mandatory Convertible Preferred Stock.

Future sales of substantial amounts of our common stock could affect the market price of our common stock.

Future sales of substantial amounts of our common stock or other securities convertible or exchangeable into shares of our common stock into the public market whether by us or any of our security holders, including shares of common stock issued and delivered pursuant to the terms of the Mandatory Convertible Preferred Stock or issued upon exercise of options or warrants, or the vesting of restricted stock units, or in connection with other potential acquisitions or business combinations, or perceptions that those sales and/or conversions or exchanges could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

The adjustment to the conversion rate and the payment of the Fundamental Change Dividend Make-whole Amount upon the occurrence of certain Fundamental Changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a Fundamental Change.

If a Fundamental Change (as defined in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to March 15, 2021, the Fundamental Change Conversion Rate will apply to any shares of Mandatory Convertible Preferred Stock converted during the Fundamental Change Conversion Period (as defined in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”). The Fundamental Change Conversion Rate will be determined as described in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” In addition, with respect to those shares of Mandatory Convertible Preferred Stock converted, you will also receive, among other consideration, a Fundamental Change Dividend Make-whole Amount in cash (subject to our right to deliver shares of common stock in lieu of all or part of such amount in cash), subject to the limitations described in Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” If these limitations to the delivery in shares in payment of the Fundamental Change Dividend Amount are reached, we will pay the shortfall in cash to the extent we are permitted to do so under applicable law and in compliance with our indebtedness. To the extent we are not permitted to pay in cash or deliver shares in respect of the Fundamental Change Dividend Make-whole Amount, in whole in part, due to limitations of applicable Delaware law, we will make an adjustment to the conversion rate subject to certain limitations; provided that, we will not have an obligation to pay shortfall in cash if these limitations to the adjustment of the conversion rate are reached, nor shall we have any obligation to deliver shares of our common stock in respect of such shortfall if these limitations to the adjustment of the conversion rate are reached.

Although this adjustment to the conversion rate and the payment of the Fundamental Change Dividend Make-whole Amount are generally designed to compensate you for the lost option value of the Mandatory Convertible Preferred Stock and lost dividends that you will suffer as a result of converting your Mandatory Convertible Preferred Stock upon a Fundamental Change, the Fundamental Change Conversion Rate and Fundamental Change Dividend Make-whole Amount are only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. In addition, if the price of our common stock is less than $        per share or more than $        per share, the feature of the Fundamental Change Conversion Rate will not compensate you for any loss suffered in connection with a Fundamental Change.

In addition, the agreements governing any of our and our subsidiaries’ existing or future indebtedness may limit our ability to pay cash or deliver shares of our common stock, as the case may be, to converting holders upon a Fundamental Change unless we can repay or refinance the amounts outstanding under such agreements.

Furthermore, our obligation to adjust the conversion rate in connection with a Fundamental Change and pay the Fundamental Change Dividend Make-whole Amount (whether paid or delivered, as the case may be, in cash or shares of our common stock) could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies and therefore may not be enforceable in whole or in part.

The Fixed Conversion Rates of the Mandatory Convertible Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Mandatory Convertible Preferred Stock or the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock.

The Fixed Conversion Rates of the Mandatory Convertible Preferred Stock are subject to adjustment only for the issuance of certain stock dividends on our common stock, subdivisions or combinations of our common stock, the issuance of certain rights, options or warrants to holders of our common stock, distributions of capital stock, indebtedness, or assets to holders of our common stock, cash dividends, and certain issuer tender or exchange offers as described under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” However, other events, such as employee stock option grants, offerings of our common stock or securities convertible into common stock for cash or in connection with acquisitions, or third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment, even though these other events may adversely affect the market price of our common stock and, therefore, the market price of the Mandatory Convertible Preferred Stock. In addition, the terms of our Mandatory Convertible Preferred Stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of our Mandatory Convertible Preferred Stock in engaging in any such offering or transaction.

The Mandatory Convertible Preferred Stock is subject to redemption in whole, but not in part, at our option if the TWG Acquisition is not consummated on or prior to the close of business on December 17, 2018 or if an Acquisition Termination Event occurs.

We will have the option to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, if (i) on or before the close of business on December 17, 2018, the consummation of the TWG Acquisition has not occurred, or (ii) an Acquisition Termination Event (as defined herein) occurs prior to such date, at a redemption amount equal to $100.00 per share of Mandatory Convertible Preferred Stock plus accumulated and unpaid dividends to, but excluding, the date of redemption (whether or not declared) or, in certain circumstances, at a redemption amount that includes a make-whole adjustment. Investors will not have any right to require us to redeem or repurchase the Mandatory Convertible Preferred Stock, whether or not an Acquisition Termination event occurs or the TWG Acquisition is not consummated by December 17, 2018. Further, investors will not have any right to require us to redeem or repurchase the Mandatory Convertible Preferred Stock if, subsequent to the completion of this offering, we or TWG experience any changes in our business or financial condition or if the terms of the TWG Acquisition or the financing thereof change.

Although the redemption amount is designed to compensate you, under certain circumstances, for the lost option value of your Mandatory Convertible Preferred Stock and lost dividends as a result of the acquisition termination redemption, it is only an approximation of such lost value and may not adequately compensate you for your actual loss. If we redeem the Mandatory Convertible Preferred Stock, you may not obtain your expected return and you may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return.

The proceeds of this offering will not be deposited into an escrow account in favor of holders of Mandatory Convertible Preferred Stock pending any acquisition termination redemption of the Mandatory Convertible Preferred Stock. Our ability to pay the redemption amount to holders of the Mandatory Convertible Preferred Stock in connection with an acquisition termination redemption may be limited by our then-existing financial resources, and following our election, if any, to redeem the Mandatory Convertible Preferred Stock, sufficient funds may not be available when necessary to pay the redemption amount.

Recent regulatory actions may adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.

Investors in, and potential purchasers of, the Mandatory Convertible Preferred Stock who employ, or seek to employ, a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, the Mandatory Convertible Preferred Stock to conduct a convertible arbitrage strategy with respect to the Mandatory

Convertible Preferred Stock. This could, in turn, adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.

You will have no rights with respect to our common stock until the Mandatory Convertible Preferred Stock is converted, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on shares of our common stock, if any (other than through a conversion rate adjustment), prior to the conversion date with respect to a conversion of the Mandatory Convertible Preferred Stock, but your investment in the Mandatory Convertible Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of shares of our common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment (subject to certain limited exceptions, unless it would adversely affect the special rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock), although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock, even if your Mandatory Convertible Preferred Stock has been converted into shares of our common stock prior to the effective date of such change. See “Description of Common Stock We May Offer” for further discussion of our common stock.

You will have no voting rights with respect to the Mandatory Convertible Preferred Stock except under limited circumstances.

You will have no voting rights with respect to the Mandatory Convertible Preferred Stock, except with respect to certain amendments to the terms of the Mandatory Convertible Preferred Stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by applicable Delaware law or by our amended and restated certificate of incorporation. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages.

If dividends on any Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date of the Mandatory Convertible Preferred Stock and ending on, but excluding, June 15, 2018), whether or not for consecutive dividend periods, the holders of such Mandatory Convertible Preferred Stock, voting together as a single class with holders of all other series of preferred stock ranking equally with the Mandatory Convertible Preferred Stock and having similar voting rights, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations described in “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

The Mandatory Convertible Preferred Stock will rank junior to all of our and our subsidiaries’ consolidated liabilities.

In the event of a bankruptcy, liquidation, dissolution or winding up, our assets will be available to pay obligations on the Mandatory Convertible Preferred Stock only after all of our consolidated liabilities have been paid. In addition, the Mandatory Convertible Preferred Stock will rank structurally junior to all existing and future liabilities of our subsidiaries. Your rights to participate in the assets of our subsidiaries upon any bankruptcy, liquidation, dissolution or winding up of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors. In the event of a bankruptcy, liquidation, dissolution or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Mandatory Convertible Preferred Stock then outstanding.

As of December 31, 2017, we had total outstanding indebtedness of approximately $1.07 billion, and no outstanding shares of preferred stock. On a pro forma basis after giving effect to the TWG Acquisition, including the incurrence of indebtedness to partially fund the acquisition, we would have had approximately $2.06 billion of outstanding indebtedness and an additional $441 million of available borrowing under our revolving credit facility, all of which would be unsecured indebtedness. See “Unaudited Pro Forma Condensed Combined Financial Data.” In addition, we have the ability to, and may incur, additional indebtedness in the future.

Our amended and restated certificate of incorporation authorizes our board of directors to issue one or more additional series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued will rank ahead of our common stock in terms of dividends and liquidation rights. If we issue additional preferred stock, it may adversely affect the market price of our common stock. Our board of directors also has the power, without stockholder approval, subject to applicable law, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue additional preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue additional preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of shares of the Mandatory Convertible Preferred Stock and our common stock or the market price of the Mandatory Convertible Preferred Stock and our common stock could be adversely affected. See “Description of Preferred Stock and Depositary Shares Representing Preferred Stock We May Offer” in the accompanying prospectus.

Our ability to declare and pay dividends on our capital stock, including the Mandatory Convertible Preferred Stock may be limited.

Our declaration and payment of dividends on our capital stock, including the shares of Mandatory Convertible Preferred Stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on our financial condition, earnings, growth prospects, other uses of cash, funding requirements, applicable law and other factors our board of directors deems relevant.

The agreements governing any of our and our subsidiaries’ existing or future indebtedness may limit our ability to declare and pay cash dividends on the shares of our capital stock, including the shares of Mandatory Convertible Preferred Stock. In the event that the agreements governing any such indebtedness restrict our ability to declare and pay dividends in cash on the shares of our capital stock, including the Mandatory Convertible Preferred Stock, we may be unable to declare and pay dividends in cash on the shares of the capital stock, including the Mandatory Convertible Preferred Stock unless we can repay or refinance the amounts outstanding under such agreements.

In addition, under applicable Delaware law, our board of directors (or an authorized committee thereof) may only declare and pay dividends on shares of our capital stock out of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to declare and pay cash dividends on the shares of our capital stock, including the Mandatory Convertible Preferred Stock, we may not have sufficient cash to declare and pay dividends in cash on the shares of our capital stock including the Mandatory Convertible Preferred Stock.

If upon mandatory conversion we have not declared all or any portion of the accumulated and unpaid dividends payable on the Mandatory Convertible Preferred Stock, the applicable conversion rate will be adjusted so that holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion”. As a result of such limitations, the market value of such additional number of shares of common stock may be less than the amount of such accumulated and unpaid dividends. To the extent that the amount of such accumulated and unpaid dividends exceeds the product of such number of additional shares and 97% of the Average Price (as defined herein), we will, if we are able to do so under applicable law and in compliance with our indebtedness, declare and pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock; however, to the extent we are not permitted to do so under applicable law or in compliance with our indebtedness, you will not receive such dividends or any other consideration in respect thereof.

If upon an early conversion at the option of a holder (other than during a Fundamental Change), we have not declared and paid all or any portion of the accumulated dividends payable on the Mandatory Convertible Preferred Stock for all full dividend periods ending on or before the dividend payment date prior to the related Early Conversion Date, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of our common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder”. As a result of such limitations, the market value of such additional number of shares of common stock may be less than the amount of such accumulated and unpaid dividends. To the extent that the amount of such accumulated and unpaid dividends exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash or to deliver shares of our common stock in respect of such shortfall.

If upon an early conversion during the Fundamental Change Conversion Period we have not declared all or any portion of the accumulated and unpaid dividends payable on the Mandatory Convertible Preferred Stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock (or units of exchange property) or any combination thereof, in our sole discretion, subject to the limitations described under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” If these limitations to the delivery in shares in payment of accumulated and unpaid dividends are reached, we will pay the shortfall in cash if we are permitted to do so under applicable law and in compliance with our indebtedness; however, to the extent we are not permitted to do so under applicable law or in compliance with our indebtedness, you will not receive such dividends or any other consideration in respect thereof.

You may be subject to tax upon an adjustment to the conversion rate of the Mandatory Convertible Preferred Stock or upon a distribution paid in shares of common stock even though you do not receive a corresponding cash distribution.

The conversion rate of the Mandatory Convertible Preferred Stock is subject to adjustment in certain circumstances. Refer to “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash or property. In addition, we may make distributions to holders of the Mandatory Convertible Preferred Stock that are paid in shares of our common stock and, although there is some uncertainty, we believe that any such distribution will be taxable to the same extent as a cash distribution of the same amount. In these circumstances and possibly others, a holder of Mandatory Convertible Preferred Stock may be subject to tax even though it has received no cash with which to pay that tax, thus giving rise to an out-of-pocket expense.

If you are a Non-U.S. Holder (as defined under “Certain U.S. Federal Income Tax Considerations”), any of these deemed dividends generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from subsequent payments on the Mandatory Convertible Preferred Stock, any common stock you receive or other amounts held or received on your behalf by the applicable withholding agent.

See “Certain U.S. Federal Income Tax Considerations” for a further discussion of the U.S. federal tax implications for U.S. Holders (as defined therein) and Non-U.S. Holders of the ownership of the Mandatory Convertible Preferred Stock and any common stock received in exchange therefor.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders of Mandatory Convertible Preferred Stock to exercise their rights associated with a potential Fundamental Change.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. For example, if a Fundamental Change were to occur on or prior to March 15, 2021, holders of the Mandatory Convertible Preferred Stock may have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a Fundamental Change Dividend Make-whole Amount equal to the present value of all remaining dividend payments on their Mandatory Convertible Preferred Stock. See “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” These features of the Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

In addition, provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. See “Description of Common Stock” and “Description of Preferred Stock” in the accompanying prospectus.

An active trading market for the Mandatory Convertible Preferred Stock does not exist and may not develop.

The Mandatory Convertible Preferred Stock is a new issue of securities with no established trading market. The liquidity of the trading market in the Mandatory Convertible Preferred Stock, and the market price quoted for the Mandatory Convertible Preferred Stock, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. We intend to apply to list the Mandatory Convertible Preferred Stock on NYSE under the symbol “AIZP.” Even if the Mandatory Convertible Preferred Stock is approved for listing on NYSE, such listing does not guarantee that a trading market for the Mandatory Convertible Preferred Stock will develop or, if a trading market for the Mandatory Convertible Preferred Stock does develop, the depth or liquidity of that market. If an active trading market does not develop or is not maintained, the market price and liquidity of the Mandatory Convertible Preferred Stock may be adversely affected. In that case you may not be able to sell your Mandatory Convertible Preferred Stock at a particular time or you may not be able to sell your Mandatory Convertible Preferred Stock at a favorable price. In addition, as shares of the Mandatory Convertible Preferred Stock are converted, the liquidity of the Mandatory Convertible Preferred Stock that remains outstanding may decrease.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, particularly those anticipating the TWG Acquisition, the benefits and synergies of the TWG Acquisition, including operating synergies, future opportunities for Assurant and any statements regarding Assurant’s financing plans, the combined company’s future results, financial condition and operations, the impact of recently enacted U.S. tax reform legislation, anticipated business levels and offerings, planned activities, anticipated growth, market presence and opportunities, strategies, competition and other expectations, targets and financial metrics for future periods, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “may,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately” or the negative versions of those words and terms with a similar meaning. Any forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the prospectus are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those indicated in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. We believe that these factors include but are not limited to those described under the section entitled “Risk Factors” in this prospectus supplement and under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. We undertake no obligation to update any forward-looking statements in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference in this prospectus supplement as a result of new information or future events or developments.

The following factors could cause our actual results to differ materially from those currently estimated by management:

•	the successful completion of the TWG Acquisition and the effective integration of TWG’s operations;

•	the impact of recently enacted tax reform legislation in the U.S.;

•	the loss of significant client relationships or business, distribution sources and contracts;

•	the impact of general economic, financial market and political conditions;

•	the adequacy of reserves established for future claims;

•	the impact of catastrophic losses, including human-made catastrophic losses;

•	a decline in our credit or financial strength ratings;

•	risks related to our international operations, including fluctuations in exchange rates;

•	an impairment of the Company’s goodwill or other intangible assets resulting from a sustained significant decline in the Company’s stock price, a decline in actual or expected future cash flows or income, a significant adverse change in the business climate or slower growth rate, among other circumstances;

•	a failure to effectively maintain and modernize our information technology systems;

•	the Company’s vulnerability to system security threats, data protection breaches, cyber-attacks and data breaches compromising client information and privacy;

•	significant competitive pressures in our businesses or changes in customer preferences;

•	the failure to find and integrate suitable acquisitions and new ventures;

•	a decline in the sales of our products and services resulting from an inability to develop and maintain distribution sources or attract and retain sales representatives;

•	a decline in the value of our investment portfolio;

•	the failure to successfully manage outsourcing activities, such as functions in our mortgage solution business and call center services;

•	a decline in the value of mobile devices in our inventory or those that are subject to guaranteed buyback provisions;

•	the unavailability or inadequacy of reinsurance coverage;

•	the insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

•	the credit risk of some of our agents that we are exposed to due to the structure of our commission program;

•	the inability of our subsidiaries to pay sufficient dividends to the holding company;

•	the failure to attract and retain key personnel and to provide for succession of senior management and key executives;

•	the extensive regulations we are subject to could increase our costs; restrict the conduct of our business and limit our growth; and

•	the impact of unfavorable outcomes in potential litigation and/or potential regulatory investigations.

For a more detailed discussion of the risks that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, as filed with the SEC.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $        million (or $        million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We intend to use the net proceeds of this offering, together with the net proceeds from the issuance of new indebtedness, available cash on hand and common stock consideration, to finance the TWG Acquisition, refinance our 2018 Notes and pay related fees and expenses.

The following table outlines the sources and uses of funds for the TWG Acquisition, the refinancing of our 2018 Notes and the payment of related fees and expenses. The table assumes that the TWG Acquisition, including the issuance of the common stock consideration, the issuance of the new indebtedness, the refinancing of our 2018 Notes and this offering are completed simultaneously, although this offering is expected to close prior to the consummation of the TWG Acquisition, including the issuance of the common stock consideration, the issuance of the new indebtedness and the refinancing of our 2018 Notes.

Uses		Sources
($ in millions)
Equity Consideration	$912	Common Stock to TPG(1)	$912
Cash Consideration(5)	989	New Indebtedness(2)	1,350

Total Equity Value	1,901	Mandatory Convertible Preferred Stock Issuance(3)	250

TWG Debt Refinanced	590	Available Cash on Hand(3)	396
2018 Notes Refinanced(3)	350

Transaction Expenses(4)	67

Total Uses	$2,908	Total Sources	$2,908

(1)	Based on Assurant’s 10-day average stock price of $87.66 as of March 2, 2018.
(2)	Consists of new senior and subordinated debt and does not include related issuance costs.
(3)	The 2018 Notes will be refinanced through the proceeds from the issuance of the Mandatory Convertible Preferred Stock offered hereby along with available cash on hand. The refinancing of the 2018 Notes is not related to the TWG Acquisition and is not reflected in the pro forma financial information presented in this prospectus supplement and incorporated by reference hereto.
(4)	Transaction expenses are presented on an after-tax basis and include debt issuance costs and costs associated with the issuance of the Mandatory Convertible Preferred Stock.
(5)	Represents the original $907 million cash consideration based on the $95.48 per share reference price in the TWG Agreement plus a $82 million adjustment based on the decrease in stock price (calculated as $95.48 less $87.66 multiplied by the 10.4 million shares). Such amount is subject to change based on the final 10-day average stock price determined as of the completion of the TWG Acquisition.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table presents (1) our historical ratio of earnings to fixed charges for the periods indicated and (2) the adjusted ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 2017, after giving effect to the TWG Acquisition and the refinancing of our 2018 Notes, including the assumed issuance of the Mandatory Convertible Preferred Stock offered hereby, of $1.35 billion aggregate principal amount of new indebtedness and the common stock consideration in connection with the TWG Acquisition, in each case as if they had been consummated as of the beginning of such period:

	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	8.74	13.76	4.06	11.86	10.10
Adjusted ratio of earnings to combined fixed charges and preferred stock dividends(1)	4.99	N/A	N/A	N/A	N/A

(1)	Includes the historical interest expense related to the 2018 Notes and the effect resulting from the refinancing of the 2018 Notes. The refinancing of the 2018 Notes is not related to the TWG Acquisition and is not reflected in the pro forma financial information presented in this prospectus supplement and incorporated by reference hereto.

Earnings represent:

•	Income from operations before income taxes; plus

•	Fixed charges.

Fixed charges include:

•	Interest expense;

•	Amortization of discounts related to indebtedness; and

•	The proportion of rental expense deemed representative of the interest factor by the management of Assurant.

PRICE RANGE OF OUR COMMON STOCK; DIVIDENDS

Our common stock began trading on February 4, 2004, on the NYSE under the trading symbol “AIZ.” On March 5, 2018, the last reported sale price of our common stock on the NYSE was $88.66 per share. The following table sets forth, for the periods indicated, the high and low prices for our shares of common stock traded on the NYSE.

	Price Range
	High	Low
Year Ending December 31, 2018
First Quarter (through March 5, 2018)	$101.48	$84.34
Year Ended December 31, 2017
Fourth Quarter	$101.80	$95.29
Third Quarter	$106.27	$87.74
Second Quarter	$105.30	$92.68
First Quarter	$100.85	$90.45
Year Ended December 31, 2016
Fourth Quarter	$93.74	$78.72
Third Quarter	$92.25	$83.01
Second Quarter	$88.67	$77.09
First Quarter	$81.31	$66.23

The following table sets forth the dividends declared on shares of our common stock for the periods indicated. On November 10, 2017, we increased our quarterly dividend to $0.56 per share commencing with respect to dividends payable on December 18, 2017, to stockholders of record on November 27, 2017. See “Market for Registrant’s Common Equity and Related Stockholder Matters—Dividend Policy” in our Annual Report on Form 10-K for the year ended December 31, 2017, for further discussion of our cash dividend policy.

Dividends Declared
Year Ending December 31, 2017
Fourth Quarter	$0.56
Third Quarter	$0.53
Second Quarter	$0.53
First Quarter	$0.53
Year Ended December 31, 2016
Fourth Quarter	$0.53
Third Quarter	$0.50
Second Quarter	$0.50
First Quarter	$0.50

CAPITALIZATION

The following table sets forth our consolidated capitalization at December 31, 2017:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the consummation of this offering, the TWG Acquisition, the refinancing of our 2018 Notes, the issuance of $1.35 billion aggregate principal amount of new indebtedness and the common stock consideration in connection with the TWG Acquisition.

	As of December 31, 2017
	Actual	As Adjusted
	(in millions, except per share amounts)
Cash and cash equivalents	$996.8	$1,024.9

Debt Outstanding
Long-term debt(1)(2)	1,068.2	2,056.6

Total Debt Outstanding	1,068.2	2,056.6
Stockholders’ equity
Preferred Stock, par value $1.00 per share 200,000,000 shares authorized for issuance, no shares issued and outstanding, actual, shares issued and outstanding, as adjusted	—	250.0
Common stock, par value $0.01 per share, 800,000,000 shares authorized, 52,417,812 shares outstanding, actual, 62,817,812 shares issued and outstanding, as adjusted	1.5	1.6
Additional paid-in capital	3,197.9	4,100.0
Retained earnings	5,697.3	5,658.3
Accumulated other comprehensive income	234.0	234.0
Treasury stock, at cost, 97,974,792 shares, actual and as adjusted	(4,860.1)	(4,860.1)

Total stockholders’ equity	4,270.6	5,383.8

Total capitalization	$5,338.8	$7,440.4

(1)	Includes both senior and subordinated debt net of unamortized debt issuance costs.
(2)	Includes $350 million aggregate principal amount of the 2018 Notes to be refinanced. The 2018 Notes will be refinanced through the proceeds from the issuance of the Mandatory Convertible Preferred Stock offered hereby along with available cash on hand. The refinancing of the 2018 Notes is not related to the TWG Acquisition and is not reflected in the pro forma financial information presented in this prospectus supplement and incorporated by reference hereto.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of Assurant, Inc. (“Assurant” or the “Company”) and TWG Holdings Limited (“TWG”) after giving effect to the acquisition of TWG by Assurant and the exchange of Assurant’s outstanding common shares and other cash consideration for TWG ordinary shares in connection therewith, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is presented as if the Merger (as defined herein) had occurred on December 31, 2017. The unaudited pro forma condensed combined income statement for the year ended December 31, 2017 is presented as if the Merger had occurred on January 1, 2017. The historical condensed combined financial information has been adjusted to reflect factually supportable items that are directly attributable to the Merger and, with respect to the pro forma condensed combined income statements only, expected to have a continuing impact on the combined results of operations. However, and as further described below, the resulting pro forma condensed combined financial statements do not include any adjustments related to cost savings, operating synergies, tax benefits or revenue enhancements (or the necessary costs to achieve such benefits) that are expected to result from the Merger.

The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Assurant’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in Assurant’s Annual Report on Form 10-K for the year ended December 31, 2017; and

•	TWG’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in Assurant’s Current Report on Form 8-K filed on March 6, 2018, which is incorporated by reference in this prospectus supplement.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America (U.S. GAAP). Accordingly, the assets, liabilities and commitments of TWG, the acquiree, are adjusted to their estimated fair values on the assumed acquisition date of December 31, 2017. The estimates of fair value are preliminary and are dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a definitive valuation. The unaudited pro forma adjustments, including the allocations of the acquisition consideration, have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are preliminary based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

A final determination of the acquisition consideration and fair values of TWG’s assets and liabilities will be based on the actual net tangible and intangible assets of TWG that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to the assets and liabilities, including goodwill and intangible assets could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could also result in a material change in amortization of acquired intangible assets.

The unaudited pro forma condensed combined financial statements have been prepared by Assurant management in accordance with Article 11 of Regulation S-X promulgated by the SEC. The pro forma adjustments are based on estimates using information available at this time and therefore are preliminary and subject to change. There can be no assurance that such changes will not be material. The pro forma condensed combined financial information are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the transaction been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the transaction. The unaudited pro forma condensed combined financial statements also do not reflect any cost savings, operating synergies, tax benefits or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Assurant or TWG, or the costs necessary to achieve such cost savings, operating synergies, tax benefits and revenue enhancements.

Article 11 requires that the income tax effects of pro forma adjustments be calculated based on the statutory rate in effect during the periods for which the pro forma income statement is being presented. For purposes of these condensed combined pro forma financial statements, we utilized the 35% statutory tax rates in effect for 2017 for the U.S. operations, and other applicable rates for the TWG international operations. As the U.S. Tax Cuts And Jobs Act was enacted in December 2017, all U.S. based deferred tax assets and liabilities established in connection with purchase accounting and other pro forma adjustments as of December 31, 2017 were determined utilizing the 21% U.S. statutory rates for 2018 and beyond (representing the periods when such deferred taxes will reverse).

Certain financial information of TWG, as presented in its historical consolidated financial statements, has been reclassified to conform to the historical presentation in Assurant’s consolidated financial statements, for purposes of preparing the unaudited pro forma condensed combined financial statements. Refer to Note 3 – TWG reclassification adjustments for an explanation of these reclassifications.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2017

(unaudited)

($ in millions except per share amounts)	Historical Assurant as of December 31, 2017	Historical TWG as of December 31, 2017 (after reclassification)[1]	Acquisition Adjustments	Ref.		Financing Adjustments	Ref.		Pro Forma As Adjusted as of December 31, 2017
Assets
Investments
Fixed maturity securities available for sale, at fair value	$9,662.6	$2,301.9	$—			$—			$11,964.5
Equity securities available for sale, at fair value	368.0	38.0							406.0
Commercial mortgage loans on real estate, at amortized cost	670.2	—							670.2
Short-term investments	284.1	227.3							511.4
Other investments and policy loans	568.6	137.5							706.1

Total investments	11,553.5	2,704.7							14,258.2

Cash and cash equivalents	996.8	377.7	(988.4)	(5a	)	638.8	(7a	)	1,024.9
Premiums and accounts receivable, net	1,237.3	247.4							1,484.7
Reinsurance recoverables	9,790.2	1,789.9							11,580.1
Accrued investment income	105.4	26.8							132.2
Deferred acquisition costs	3,484.5	384.4	(384.4)	(5b	)				3,484.5
Property and equipment, at cost less accumulated depreciation	347.6	61.4	(33.9)	(5c	)				375.1
Tax receivable	126.3	67.8	(49.8)	(5d	)				144.3
Goodwill	917.7	604.6	776.3	(5e	)				2,298.6
Value of business acquired	24.4	30.0	3,737.3	(5f	)				3,791.7
Other intangible assets, net	288.6	167.2	322.5	(5g	)				778.3
Other assets	387.1	107.5							494.6
Assets held in separate accounts	1,837.1	—							1,837.1
Assets of consolidated investment entities	746.5	—							746.5

Total assets	$31,843.0	$6,569.4	$3,379.6			$638.8			$42,430.8

($ in millions except per share amounts)	Historical Assurant as of December 31, 2017	Historical TWG as of December 31, 2017 (after reclassification)[1]	Acquisition Adjustments	Ref.		Financing Adjustments	Ref.		Pro Forma As Adjusted as of December 31, 2017
Liabilities
Future policy benefits and expenses	$10,397.4	$—	$—			$—			$10,397.4
Unearned premiums and contract fees	7,038.6	3,825.1	3,355.4	(5h	)				14,219.1
Claims and benefits payable	3,782.2	417.7	7.2	(5i	)				4,207.1
Commissions payable	365.1	—							365.1
Reinsurance balances payable	145.3	212.4							357.7
Funds held under reinsurance	179.8	141.7							321.5
Deferred gains on disposal of businesses	128.1	—							128.1
Accounts payable and other liabilities	2,046.3	458.8	66.1	(5j	)				2,571.2
Debt	1,068.2	590.2				398.2	(7b	)	2,056.6
Liabilities related to separate accounts	1,837.1	—							1,837.1
Liabilities of consolidated investment entities	573.4	—							573.4

Total liabilities	27,561.5	5,645.9	3,428.7			398.2			37,034.3

Commitments and contingencies

Stockholders’ equity
Preferred stock						250.0	(7c	)	250.0
Common stock	1.5	9.5	(9.4)	(5k	)				1.6
Additional paid-in capital	3,197.9	947.3	(35.8)	(5l	)	(9.4)	(7d	)	4,100.0
Retained earnings	5,697.3	110.6	(149.6)	(5m	)				5,658.3
Accumulated other comprehensive income	234.0	(145.7)	145.7	(5n	)				234.0
Treasury stock	(4,860.1)	—							(4,860.1)

Total stockholders’ equity	4,270.6	921.7	(49.1)			240.6			5,383.8

Non-controlling interest	10.9	1.8							12.7

Total equity	4,281.5	923.5	(49.1)			240.6			5,396.5

Total liabilities and stockholders’ equity	$31,843.0	$6,569.4	$3,379.6			$638.8			$42,430.8

1 – Historical TWG financial statement amounts after conforming reclassification adjustments. Refer to Note 3 – TWG reclassification adjustments.

(5a) to (5n) - refer to Note 5 - Unaudited pro forma condensed combined balance sheet adjustments.

(7a) to (7d) - refer to Note 7 - Financing adjustments for unaudited pro forma condensed combined balance sheet and statements of operations.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(unaudited)

($ in millions except number of shares and per share amounts)	Historical Assurant for the Year Ended December 31, 2017	Historical TWG for the Year Ended December 31, 2017 (after reclassfication)(1)	Acquisition Adjustments	Ref.		Financing Adjustments	Ref.		Pro Forma As Adjusted for the Year Ended December 31, 2017
Revenues
Net earned premiums	$4,404.1	$1,068.1	$969.5	(6a	)	$—			$6,441.7
Fees and other income	1,383.1	24.7							1,407.8
Net investment income	493.8	100.6	(5.5)	(6b	)				588.9
Net realized gains on investments, including other-than-temporary impairment losses	30.1	7.3							37.4
Amortization of deferred gains and gains on disposal of businesses	103.9								103.9

Total revenues	6,415.0	1,200.7	964.0						8,579.7

Benefits, losses and expenses
Policyholder benefits	1,870.6	532.9	(6.1)	(6c	)				2,397.4
Amortization of deferred acquisition costs, value of business acquired and intangible assets	1,340.0	209.3	960.0	(6d	)				2,509.3
Underwriting, general and administrative expenses	2,710.4	343.3	(22.6)	(6e	)				3,031.1
Interest expense	49.5	22.5				26.6	(7e	)	98.6

Total benefits, losses and expenses	5,970.5	1,108.0	931.3			26.6			8,036.4

Income before provision for income taxes	444.5	92.7	32.7			(26.6)			543.3
(Benefit) provision for income taxes	(75.1)	10.1	16.0	(6f	)	(9.3)	(7f	)	(58.3)

Net income	519.6	$82.6	$16.7			(17.3)			601.6

Less: Preferred stock dividends	$—					$(16.3)	(7g	)	(16.3)

Net income available to common stockholders									$585.3

Earnings Per Share
Basic	$9.45								$8.95

Diluted	$9.39								$8.77

Share Data
Weighted average shares outstanding used in basic per share calculations	54,986,654								65,386,654 (2)
Weighted average shares used in diluted per share calculations	55,311,032								68,563,123

(1)	Historical TWG financial statement amounts after conforming reclassification adjustments. Refer to Note 3 – TWG reclassification adjustments.
(2)	Total shares include 10,400,000 shares issued to equityholders of TWG to effect the Merger upon closing. Refer to Note 1.

(6a) to (6f) – refer to Note 6 - Unaudited pro forma condensed combined statements of operations adjustments.

(7e) to (7g) - refer to Note 7 - Financing adjustments for unaudited pro forma condensed combined financial statements.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

On January 8, 2018, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), with TWG Holdings Limited, a Bermuda limited company (“TWG Holdings,” and together with its subsidiaries, “TWG”), TWG Re, Ltd., a corporation incorporated in the Cayman Islands (“TWG Re”), Arbor Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of TWG Holdings (“TWG Merger Sub”) and Spartan Merger Sub, Ltd., a Bermuda exempted limited company and a direct wholly owned subsidiary of Assurant (“Merger Sub”). The A&R Merger Agreement amends and restates in its entirety that certain Agreement and Plan of Merger entered into by the Company, TWG, TWG Re and TWG Merger Sub on October 17, 2017 (the “Original Merger Agreement”). Under the terms of the A&R Merger Agreement and subject to the satisfaction or waiver of the conditions therein, in lieu of the transactions contemplated by the Original Merger Agreement, Assurant will acquire TWG through a transaction in which Merger Sub will merge with and into TWG, with TWG continuing as the surviving corporation and as a wholly owned subsidiary of Assurant (the “Merger”). TWG is a global provider of protection plans and related programs and a portfolio company of TPG Capital, a private equity company.

As a result of the proposed acquisition, the equityholders of TWG will receive consideration of 10,400,000 shares of Assurant common stock, which represents approximately 19.8% of Assurant’s currently outstanding shares of common stock, and cash. The cash consideration is subject to a collar mechanism based on the change between Assurant’s 10-day volume weighted average stock price at the time of closing (the “closing price”) and $95.4762, the reference price as set forth in the A&R Merger Agreement. Pursuant to the collar mechanism, the cash consideration may increase or decrease by the value of the difference between the closing price and the reference price if the percentage change is no more than 10% (in either direction). There is no further adjustment to the cash consideration if the percentage change between the two prices is within 10% to 20% (in either direction). In the event that the percentage change is greater than 20% (in either direction), the disadvantaged party may terminate the agreement unless the other party elects to cure by adjusting the consideration to be received by the TWG Holdings equityholders. Assuming an increase or decrease with respect to the reference price of not more than 10%, the total cash consideration would range from approximately $800.0 million to $1.0 billion, depending on Assurant’s stock price at closing.

The Company currently expects to finance the cash consideration and repayment of $590.2 million of TWG’s existing debt through a combination of external financing and available cash at the holding company at the time of close. Refer to Note 16 to the Assurant consolidated financial statements included in Assurant’s Annual Report on Form 10-K for the year ended December 31, 2017 for more information related to debt agreements.

The transaction is expected to close in the second quarter of 2018, subject to the receipt of regulatory approvals and other customary closing conditions.

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is presented as if the Merger with TWG had occurred on December 31, 2017 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 is presented as if the Merger had occurred on January 1, 2017 (and are based on the historical financial statements of Assurant and TWG after giving effect to the completion of the Merger and the assumptions and adjustments described in the accompanying notes). Such pro forma adjustments are (1) factually supportable, (2) directly attributable to the Merger, and (3) with respect to the unaudited pro forma condensed combined statements of operations expected to have a continuing impact on the results of operations of the combined company.

The transaction will be accounted for under the acquisition method of accounting. In business combination transactions in which the consideration given is not in the form of cash, measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

All of the TWG assets acquired and liabilities assumed in this business combination will be recognized at their acquisition-date fair value, while transaction costs and integration costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. TWG existing goodwill, acquisition related intangible assets and deferred taxes will be eliminated and replaced by newly established amounts in connection with this business combination. Changes in deferred tax asset valuation allowances and income tax uncertainties, if any, after the acquisition date will generally affect income tax expense. Subsequent to the completion of the Merger, Assurant and TWG will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company.

Upon consummation of the Merger and the completion of a valuation, the acquisition consideration as well as estimated fair value of the assets and liabilities will be updated, including the estimated fair value and useful lives of the identifiable intangible assets, the acquisition consideration and allocation of the excess purchase price to goodwill.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

2. Accounting Policies

As part of preparing the unaudited pro forma condensed combined financial statements, Assurant conducted a review of the accounting policies of TWG to determine if differences in accounting policies require pro forma adjustments to conform to Assurant’s accounting policies.

The pro forma condensed combined financial statements have been adjusted to conform to Assurant’s accounting for certain revenues. Specifically, TWG’s historical accounting for a portion of their revenues is presented net of certain costs paid by the consumer to the selling dealer or retailer acting as TWG’s agent as compared to Assurant’s accounting, which generally recognizes revenues for such contracts based on the actual amount paid by the consumer. Assurant’s accounting is based on the nature of the insurance products distributed to the end consumer, the role of wholly-owned insurance entities insuring the obligations as primary obligor, as well as consideration of the performance obligations and transaction prices specified within each contract. The difference in recording increased revenues and costs, and the related effect on assets and liabilities, does not affect net income. The conforming adjustments are reflected in the Value of business acquired and Unearned premiums and contract fees in the pro forma condensed combined balance sheet and in Net earned premiums and Amortization of deferred acquisition costs, value of business acquired and intangible assets in the pro forma combined statement of operations.

Upon consummation of the Merger, a more comprehensive review of the accounting policies of TWG will be performed, which may identify other differences among the accounting policies of Assurant and TWG that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

3. TWG Reclassification Adjustments

Financial information of TWG in the “Historical TWG as of December 31, 2017 (after reclassification)” column of the unaudited pro forma condensed combined financial statements represents the historical reported balances of TWG reclassified to conform to the presentation in Assurant’s financial statements. Unless otherwise indicated, defined line items included in the notes to these pro forma financial statements have the meanings given to them in the historical financial statements of TWG.

Reclassification and classification of the unaudited pro forma balance sheet as of December 31, 2017

($ in millions)	Historical TWG as of December 31, 2017 (before reclassification)	Reclassification Amount	Ref.		Historical TWG as of December 31, 2017 (after reclassification)
Assets
Invested assets:
Fixed-maturity securities available-for-sale, at fair value	$2,301.9	$—			$2,301.9
Equity securities available-for-sale, at fair value	38.0	—			38.0
Short-term investments	227.3	—			227.3
Other investments and policy loans	—	137.5	(a	)	137.5
Dealer loans (net of allowance of $1.5)	31.5	(31.5)	(a	)	—
Equity method investments	88.2	(88.2)	(a	)	—
Other invested assets (including assets valued using the fair value option, $14.0)	17.8	(17.8)	(a	)	—

Total invested assets	2,704.7				2,704.7

Cash and cash equivalents	377.7	—			377.7
Receivables:
Reinsurance recoverable	—	1,789.9	(b	)	1,789.9
Reinsurance balances recoverable	23.3	(23.3)	(b	)	—
Ceded service contract benefits and claims recoverable	293.6	(293.6)	(b	)	—
Premiums and accounts receivable, net	—	247.4	(c	)	247.4
Service contract revenue and insurance premiums receivable (net of allowance of $2.6)	247.4	(247.4)	(c	)	—

Total receivables	564.3				2,037.3
Tax receivable	—	67.8	(d	)	67.8
Accrued investment income	26.8	—			26.8
Current income taxes receivable	17.2	(17.2)	(d	)	—
Deferred income taxes	55.3	(55.3)	(d	)	—
Deferred acquisition costs	422.6	(38.2)	(e	)	384.4
Prepaid reinsurance premiums	1,473.0	(1,473.0)	(b	)	—
Property and equipment, at cost less accumulated depreciation	—	61.4	(f	)	61.4
Property and equipment, net	61.4	(61.4)	(f	)	—
Goodwill	604.6	—			604.6
Value of business acquired	30.0	—			30.0
Other intangible assets	129.0	38.2	(e	)	167.2
Other assets	107.5	—			107.5

Total Assets	6,574.1	(4.7)	(g	)	6,569.4

($ in millions)	Historical TWG as of December 31, 2017 (before reclassification)	Reclassification Amount	Ref.		Historical TWG as of December 31, 2017 (after reclassification)
Liabilities and shareholders’ equity
Reserves:
Unearned premiums and contract fees	—	3,825.1	(h	)	3,825.1
Unearned service contract revenue	2,469.1	(2,469.1)	(h	)	—
Unearned insurance premiums	1,356.0	(1,356.0)	(h	)	—
Claims and benefits payable	—	417.7	(i	)	417.7
Service contract benefits and claims payable	417.7	(417.7)	(i	)	—

Total reserves	4,242.8				4,242.8

Deferred income taxes	4.7	(4.7)	(d	)	—
Reinsurance balances payable	—	212.4	(j	)	212.4
Ceded service contract revenue and insurance premiums payable	212.4	(212.4)	(j	)	—
Funds held under reinsurance	—	141.7	(k	)	141.7
Funds held under reinsurance treaties	141.7	(141.7)	(k	)	—
Debt	590.2	—			590.2
Accounts payable and other liabilities	—	458.8	(l	)	458.8
Accounts payable and accrued expenses	192.1	(192.1)	(l	)	—
Other liabilities	266.7	(266.7)	(l	)	—

Total liabilities	5,650.6	(4.7)	(g	)	5,645.9

Shareholders’ equity:
Common Stock	—	9.5	(m	)	9.5
Class A common stock, par value $0.0001 per share; 9,477,627 authorized, issued, and outstanding	—	—			—
Class B common stock, par value $1 per share; 15,000,000 shares issued and outstanding	9.5	(9.5)	(m	)	—
Additional paid-in capital	947.3	—			947.3
Retained earnings	110.6	—			110.6
Accumulated other comprehensive income	—	(145.7)	(n	)	(145.7)
Accumulated other comprehensive loss, net of tax	(145.7)	145.7	(n	)	—

Total shareholders’ equity before minority interest	921.7	—			921.7
Non-controlling interest	—	1.8	(o	)	1.8
Minority interest	1.8	(1.8)	(o	)	—

Total liabilities and stockholders’ equity	$6,574.1	$(4.7)	(g	)	$6,569.4

(a)	To reclassify TWG’s separate presentation of certain invested assets to conform to Assurant’s presentation of Other investments.
(b)	To reclassify TWG’s Reinsurance balances recoverable, Ceded claims recoverable and Prepaid reinsurance premiums to conform to Assurant’s presentation of Reinsurance recoverable.
(c)	To reclassify TWG’s Service contract revenue and insurance premiums receivable to conform to Assurant’s presentation of Premiums and accounts receivable, net.
(d)	To reclassify TWG’s gross Current income tax receivable and Deferred income tax asset and liability to conform to Assurant’s net presentation of Tax receivable.

(e)	To reclassify customer related intangibles from TWG’s Deferred acquisition costs to conform to Assurant’s presentation of Other intangible assets, net.
(f)	To reclassify TWG’s Property and equipment, net to conform to Assurant’s presentation of Property and equipment, at cost less accumulated depreciation.
(g)	The Total assets, Total liabilities and Total liabilities and stockholders’ equity reflect the reclassification of Deferred income tax (liabilities) of $4.7 million in Current income tax receivable to conform to Assurant’s presentation.
(h)	To reclassify TWG’s Unearned service contract revenue and Unearned insurance premiums to conform to Assurant’s presentation of Unearned premiums and contract fees.
(i)	To reclassify TWG’s Service contract benefits and claims payable to conform to Assurant’s presentation of Claims and benefits payable.
(j)	To reclassify TWG’s Ceded service contract revenue and insurance premiums payable to conform to Assurant’s presentation of Reinsurance balances payable.
(k)	To reclassify TWG’s Funds held under reinsurance treaties to conform to Assurant’s presentation of Funds held under reinsurance.
(l)	To reclassify TWG’s Accounts payable and accrued expenses and Other liabilities to conform to Assurant’s presentation of Other liabilities.
(m)	To reclassify TWG’s Class B common stock to conform to Assurant’s presentation of Common Stock.
(n)	To reclassify TWG’s Accumulated other comprehensive loss, net of tax to conform to Assurant’s presentation of Accumulated other comprehensive income.
(o)	To reclassify TWG’s Minority interest to conform to Assurant’s presentation of Non-controlling interest.

Reclassifications and classification in the unaudited pro forma statement of operations for the year ended December 31, 2017

($ in millions)	Historical TWG for the Year Ended December 31, 2017 (before reclassification)	Reclassification	Ref.		Historical TWG for the Year Ended December 31, 2017 (after reclassification)
Revenues:
Net earned premiums	$—	$1,068.1	(p	)	$1,068.1
Fees and other income	—	24.7	(p	)	24.7
Insurance premiums	437.9	(437.9)	(p	)	—
Service contract revenue	654.9	(654.9)	(p	)	—
Net investment income	100.6	—			100.6
Net realized gains on investments, including other-than-temporary impairment losses	—	7.3	(q	)	7.3
Net realized available-for-sale investment gains	0.1	(0.1)	(q	)	—
Other-than-temporary impairment losses	(0.6)	0.6	(q	)	—
Net realized other gains	7.8	(7.8)	(q	)	—

Net realized gains on investments	7.3	—			7.3

Total revenue	1,200.7	—			1,200.7

Expenses:
Policyholder benefits	—	532.9	(r	)	532.9
Service contract benefits and claims incurred	532.9	(532.9)	(r	)	—
Amortization of deferred acquisition costs, value of business acquired and intangible assets	—	209.3	(s	)	209.3
Amortization of deferred acquisition costs	151.6	(151.6)	(s	)	—
Amortization of value of business acquired	34.3	(34.3)	(s	)	—
Amortization of other intangible assets	23.4	(23.4)	(s	)	—
Underwriting, general and administrative expenses	—	343.3	(t	)	343.3
Profit commissions	63.8	(63.8)	(t	)	—
Interest expense	22.5	—			22.5
Salaries and employee benefits	147.5	(147.5)	(t	)	—
Other operating expenses	132.0	(132.0)	(t	)	—

Total expenses	1,108	—			1,108

Income before income tax expense and minority interest	92.7	—			92.7

Income tax expense	10.1	—			10.1

Minority interest	—	—			—

Net income	$82.6	$—			$82.6

(p)	To reclassify TWG’s Insurance premiums of $437.9 million and warranty fees included in Service contract revenue of $630.2 million to conform to Assurant’s presentation of Net earned premiums. Conforming adjustment to reclassify remaining $24.7 million of TWG’s Service contract revenue to Assurant’s presentation of Fees and other income.
(q)	To reclassify TWG’s Net realized available-for-sale investment gains, Other-than-temporary impairment losses on investments recognized in income and Net realized other gains on investments to conform to Assurant’s presentation of Net realized gains on investments, including other-than-temporary impairment losses.
(r)	To reclassify TWG’s Service contract benefits and claims incurred to conform to Assurant’s presentation of Policyholder benefits.

(s)	To reclassify TWG’s Amortization of deferred acquisition costs, Amortization of value of business acquired and Amortization of other intangible assets to conform to Assurant’s presentation of Amortization of deferred acquisition costs, value of business acquired and intangible assets.
(t)	To reclassify TWG’s Profit commissions, Other operating expenses and Salaries and employee benefits to conform to Assurant’s presentation of Underwriting, general and administrative expenses.

4. Preliminary Acquisition Consideration and Allocation to Assets and Liabilities

The calculation of the acquisition consideration and allocation to assets acquired and liabilities assumed is preliminary because the Merger has not yet been completed. The preliminary allocation to assets and liabilities is based on estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive calculation. Accordingly, the acquisition consideration allocation reflected in the unaudited pro forma adjustments will remain preliminary until Assurant management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration and related allocation is anticipated to be completed as soon as practicable after the completion of the Merger and will be based on the value of the Assurant stock price at the closing of the transaction subject to adjustments described in Note 1.

The following charts below set forth the impact of 10% and 20% movements in Assurant’s closing stock price on the Merger consideration and goodwill.

Estimated consideration of approximately $2.49 billion is based on Assurant’s 10-day average stock price as of March 2, 2018. The preliminary acquisition consideration is calculated as follows:

Calculation of acquisition consideration

($ in millions except number of shares and per share amounts)
Share issuance to TPG	10,400,000
10-day average stock price	$87.6550
Share issuance consideration	$911.6
Cash consideration after adjustments for changes in share issuance consideration(1)	988.4
Debt refinancing	590.2

Total acquisition consideration	$2,490.2

(1) - Represents the original $907.0 million cash consideration based on the $95.4762 per share reference price in the A&R Merger Agreement plus a $81.4 million adjustment based on the decrease in stock price (calculated as $95.4762 less $87.6550 multiplied by the 10.4 million shares). Such amount is subject to change based on the final 10-day average stock price determined as of the completion of the Merger.

The actual cash consideration payment will vary until the consummation of the Merger and the final valuation of the share issuance consideration could differ significantly from the current estimate. The effect of using stock price sensitivity of 10% from the $95.4762 per share reference price would have the following impact on the cash consideration and the share issuance consideration. While the stock price changes within the 10% band impact the components of the purchase consideration, it will not have any impact on the total consideration and resulting goodwill.

($ in millions except number of shares and per share amounts)
Share issuance to TPG	10,400,000	10,400,000
Change of 10% from the reference price (+10% and -10%, respectively)	$105.0238	$85.9286
Share issuance consideration	$1,092.2	$893.7
Cash consideration after adjustments for changes in share issuance consideration	807.8	1,006.3
Debt refinancing	590.2	590.2

Total acquisition consideration	$2,490.2	$2,490.2

Goodwill	$1,380.9	$1,380.9

The effect of using stock price sensitivity of 20% from the $95.4762 per share reference price would have the following impact on the purchase consideration, including the cash consideration and the share issuance consideration, as well as goodwill.

($ in millions except number of shares and per share amounts)
Share issuance to TPG	10,400,000	10,400,000
Change of 20% from the reference price (+20% and -20%, respectively)	$114.5714	$76.3810
Share issuance consideration	$1,191.5	$794.4
Cash consideration after adjustments for changes in share issuance consideration (no impact for changes in share value above 10%)	807.8	1,006.3
Debt refinancing	590.2	590.2

Total acquisition consideration	$2,589.5	$2,390.9

Goodwill	$1,480.2	$1,281.6

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and identifiable intangible assets and assumed liabilities of TWG based on their estimated fair values as of the closing of the Merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The total preliminary acquisition consideration is allocated to TWG’s tangible and identifiable intangible assets and liabilities as of December 31, 2017 based on their preliminary fair values as follows:

Preliminary estimate of assets acquired and liabilities assumed	Amount ($ in millions)
Fixed maturity securities available for sale	$2,301.9
Equity securities available for sale	38.0
Short-term investments	227.3
Other investments and policy loans	137.5
Cash and cash equivalents	377.7
Premiums and accounts receivable, net	247.4
Reinsurance recoverable	1,789.9
Accrued investment income	26.8
Property and equipment	27.5
Tax receivable	10.6
Value of business acquired (VOBA)	3,767.3
Other intangible assets	489.7
Other assets	107.5
Unearned premiums and contract fees	7,180.5
Claims and benefits payable	424.9
Reinsurance balances payable	212.4
Funds held under reinsurance	141.7
Accounts payable and other liabilities	478.5
Non-controlling interest	1.8

Total identifiable net assets acquired	1,109.3
Goodwill	1,380.9

Estimated purchase price	$2,490.2

VOBA and other intangible assets, excluding goodwill. The preliminary fair values of VOBA and other intangible assets were determined under the acquisition method of accounting and fair value determined based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For VOBA and the intangible asset related to TWG’s distribution network, the fair value was estimated using the income approach. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion under the acquisition method of accounting.

Other intangible assets, net. The table below reflects the preliminary fair value of the acquired other intangible assets as well as expected amortization of finite lived intangible assets for the five years following the acquisition. The intangible asset related to TWG’s distribution network is amortized using projected operating income pattern representing management’s best estimate of the pattern in which the economic benefits will be consumed.

(in millions)	Amount at December 31, 2017	Estimated remaining useful life (years)	Expected pre-tax amortization expense for year following the acquisition
			Year 1	Year 2	Year 3	Year 4	Year 5
Other intangible assets:
Distribution network	$400.0	15	$8.8	$14.8	$21.2	$26.3	$29.7
Information technology	38.5	7	5.5	5.5	5.5	5.5	5.5
Customer related intangibles	38.2	5	6.5	13.8	7.5	8.2	2.2
Trade name	0.7	2	0.4	0.3	—	—	—
Licenses (indefinite life)	12.3	N/A

Total	$489.7		$21.2	$34.4	$34.2	$40.0	$37.4

Goodwill. Goodwill represents the excess of the preliminary acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the identifiable net tangible and intangible assets are the skill sets, operations and synergies that can be leveraged to enable the combined company to build a stronger enterprise. Goodwill is not amortized, but instead is required to be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur a charge to earnings for the amount of the impairment during the period in which the determination is made.

The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

5. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following preliminary unaudited pro forma adjustments result from accounting for the Merger, including the determination of fair value of the assets, liabilities, and commitments which Assurant will acquire and assume from TWG. The descriptions below are related to these preliminary adjustments.

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2017 are as follows:

($ in millions)				Increase (decrease) as of December 31, 2017
Assets
	(5a	)	Adjustments to Cash and cash equivalents:
			To reflect the cash consideration paid by Assurant to TWG equityholders to effect the Merger funded by available cash resources	$(988.4)
	(5b)		Adjustments to Deferred acquisition costs:
			To eliminate TWG’s deferred acquisition costs	(384.4)
	(5c)		Adjustments to Property and equipment, at cost less accumulated depreciation:
			To eliminate TWG’s historical software assets in property and equipment as such assets were included within intangible assets subject to fair value determination	(33.9)
	(5d)		Adjustments to tax receivables:
			To eliminate TWG’s historical net deferred tax liability, as such deferred taxes are subject to recalculation following application of all purchase accounting adjustments	134.9
			To record net deferred tax liabilities associated with the acquisition	(184.7)

				(49.8)

	(5e)		Adjustments to goodwill:
			To eliminate TWG’s historical goodwill	(604.6)
			To record goodwill based on the preliminary acquisition consideration paid in excess of the estimated fair value of the net assets acquired	1,380.9

				776.3

	(5f)		Adjustments to Value of business acquired:
			To eliminate TWG’s historical value of business acquired	(30.0)
			To reflect fair value of unearned premium and contract fees (fair value of value of business acquired)	411.9
			To reflect adjustments related to revenue accounting policy alignment (refer to Note 2)	3,355.4

				3,737.3

	(5g)		Adjustments to other intangible assets:
			To eliminate TWG’s historical intangible assets	(167.2)
			To record fair value of other intangible assets	489.7

				322.5

			Total adjustments to assets	$3,379.6

($ in millions)				Increase (decrease) as of December 31, 2017
Liabilities
	(5h	)	Adjustments to Unearned premiums and contract fees:
			To reflect adjustments made due to revenue accounting policy alignment (refer to Note 2)	$3,355.4
	(5i	)	Adjustments to Claims and benefits payable:
			To reflect fair value of claims and benefits payable	7.2
	(5j	)	Adjustments to accounts payable and other liabilities:
			To reflect estimated transaction costs and bridge facility fees to be paid by Assurant	46.4
			To reflect estimated transaction costs to be paid by TWG	19.7

				66.1

			Total adjustments to liabilities	$3,428.7

Stockholders’ equity
	(5k	)	Adjustments to common shares:
			To reflect elimination of the par value of TWG’s common shares outstanding	$(9.5)
			To record par value of new shares issued as part of the consideration to effect the Merger	0.1

				(9.4)

	(5l	)	Adjustments to Additional paid-in capital:
			To eliminate TWG’s historical additional paid-in-capital	(947.3)
			To record additional paid-in-capital of common stock shares issued as part of the consideration to effect the Merger	911.5

				(35.8)
	(5m	)	Adjustments to retained earnings:
			To eliminate TWG’s historical retained earnings	(110.6)
			To reflect estimated transaction costs to be paid by Assurant	(39.0)

				(149.6)

	(5n	)	Adjustments to Accumulated other comprehensive income:
			To eliminate TWG’s accumulated other comprehensive income	145.7

			Total adjustments to stockholders’ equity	$(49.1)

			Total adjustments to liabilities and stockholders’ equity	$3,379.6

Assurant’s total costs and expenses relating to the Merger are estimated to be $58.1 million, pre-tax, of which $11.7 million, pre-tax, was incurred through December 31, 2017. Our estimate includes costs and expenses related to the bridge loan financing as well as various professional fees and other costs associated with the Merger such as advisory, legal, accounting, tax and printing fees. The $58.1 million total costs and expenses do not include debt issuance costs of $11.6 million, which are netted against the new senior debt and subordinated debt balance, and the mandatory convertible preferred stock issuance costs of $9.4 million reflected in accumulated paid-in capital. The estimate involves a degree of judgment which Assurant management believes to be reasonable as of the date of this proxy statement/prospectus. There can be no assurance that these estimates will not change, even materially, as the transaction progresses to the closing date of the Merger. These transaction related costs are one-time in nature and are not expected to have a continuing impact on Assurant’s ongoing results of operations. Thus, they are not reflected in the pro forma unaudited combined statement of operations.

6. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

($ in millions)				Increase (decrease) for the year ended December 31, 2017
Revenues
	(6a	)	To reflect adjustments made due to revenue accounting policy alignment (refer to Note 2)	$969.5
	(6b	)	To adjust net investment income for the amortization of the fair value adjustment to TWG’s Investments	(5.5)

			Total adjustments to revenues	$964.0

Benefits, losses and expenses
	(6c	)	To record the amortization of fair value adjustments of claims and benefits payable	$(6.1)
	(6d	)	Adjustments to amortization of deferred acquisition costs, value of business acquired and intangible assets:
			To eliminate TWG’s historical amortization of deferred acquisition costs	(127.5)
			To eliminate TWG’s historical amortization of value of business acquired	(34.3)
			To eliminate TWG’s historical amortization of other intangible assets	(23.4)
			To record amortization of other intangible assets	21.2
			To record amortization of value of business acquired related to revenue accounting policy alignment (refer to Note 2)	969.5
			To record amortization of additional value of business acquired	154.5

				960.0

	(6e	)	Adjustments to Underwriting, general and administrative expenses
			To exclude transaction costs that have been incurred by Assurant and TWG in connection with the Merger through December 31, 2017	(18.3)
			To eliminate TWG historical amortization related to software assets, which is included as a component of amortization of intangible assets on revaluation of such software assets	(4.3)

				(22.6)

			Total adjustments to expenses	$931.3

	(6f	)	To reflect the income tax impact on the unaudited pro forma adjustments	16.0

			Total adjustments to net income	$16.7

7. Financing Adjustments for Condensed Combined Balance Sheet and Condensed Combined Statement of Operations

In connection with the Merger, Assurant expects to issue mandatory convertible preferred stock of $250 million. Additionally, Assurant expects to issue debt of $1.35 billion of which $1.0 billion will be used to finance a portion of the Merger and the remaining $350 million will be used to repay maturing senior notes (the issuance of the $350 million of debt and repayment of the senior notes is not included in the pro forma financial statements). The mandatory convertible preferred stock is expected to be mandatorily converted to common stock using a rate of exchange based on the market price of Assurant common stock at the three year anniversary of issuance subject to a minimum and maximum exchange ratio. Assurant expects that the most likely outcome will be settlement of the mandatory convertible preferred stock with a fixed amount of common shares under the maximum exchange ratio as the projected stock price is expected to be in excess of the Threshold Appreciation Price (as defined in the prospectus supplement). The adjustments below are related to these financing activities, including the associated issuance costs and estimated interest expenses.

Financing adjustments for condensed combined balance sheet

Adjustments included in the “Financing adjustments” column in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2017 are as follows:

($ in millions)			Increase (decrease) as of December 31, 2017
Assets
(7a	)	Adjustment to cash and cash equivalents
		To reflect the cash inflow from the mandatory convertible preferred stock, net of issuance costs	$240.6
		To reflect the cash inflow from issuance of senior debt and subordinated debt, net of issuance costs	988.4
		To reflect the extinguishment of TWG’s existing debt	(590.2)

			638.8

		Total adjustments to assets	$638.8

Liabilities
(7b	)	To record issuance of senior debt and subordinated debt , net of issuance costs	$988.4
		To reflect the extinguishment of TWG’s existing debt	(590.2)

			398.2

		Total adjustments to liabilities	$398.2

Stockholders’ equity
(7c	)	To reflect mandatory convertible preferred stock issued	250.0
(7d	)	To record the estimated cost related to issuance of mandatory convertible preferred stock to be paid by Assurant	(9.4)

		Total adjustments to stockholders’ equity	240.6

		Total adjustments to liabilities and shareholders’ equity	$638.8

Financing Adjustments for condensed combined statement of operations

Adjustments included in the “Financing adjustments” column in the accompanying unaudited pro forma condensed combined statement of operations are as follows:

($ in millions)		Increase (decrease) for the year ended December 31, 2017
Benefits, losses and expenses:
(7e)	Adjustments to interest expense:
	To record the estimated interest expense on the new senior debt and subordinated debt	$49.1
	To eliminate TWG’s historical interest expense	(22.5)

	Total adjustments to expenses	$26.6

(7f)	Adjustment to reflect the income tax impact on the related financing pro forma adjustments using the US statutory tax rate of 35%	(9.3)

	Total adjustments to net income	$(17.3)

(7g)	To establish preferred stock dividends	16.3

	Total adjustment to net income available to common stockholders	$(1.0)

8. Earnings per Share

The preliminary pro forma basic and diluted earnings per share calculations are based on Assurant’s historical weighted average common shares adjusted for the elimination of TWG’s historical shares, the issuance of 10,400,000 shares to the historic TWG shareholders, and the issuance of Mandatory Convertible Preferred Stock assuming Merger occurred on January 1, 2017.

Year ended December 31, 2017:

($ in millions except share and per share data)	Historical Assurant	Shares issued to effect the Merger	Common stock converted from mandatory convertible preferred stock	Pro Forma
Numerator:
Net income	$519.6			$601.6
Less: Preferred stock dividends				(16.3)

Net income available to common stockholders				585.3
Denominator:
Weighted-average shares outstanding	54,986,654	10,400,000		65,386,654
Denominator for diluted earnings per share:
Weighted-average shares outstanding and assumed conversions	55,311,032	10,400,000	2,852,091	68,563,123
Basic earnings per share	9.45			8.95
Diluted earnings per share	$9.39			$8.77

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following description is a summary of certain provisions of our    % Series D Mandatory Convertible Preferred Stock, par value $1.00 per share, or the “Mandatory Convertible Preferred Stock”. The following summary supplements and, to the extent that it is inconsistent therewith, replaces the description of our preferred stock in the accompanying prospectus.

A copy of the certificate of designations setting forth the terms of the Mandatory Convertible Preferred Stock, which we refer to as the “Certificate of Designations,” as well as our amended and restated certificate of incorporation, which we refer to as our “Charter,” is available upon request from us at the address set forth in the section of this prospectus supplement entitled “Incorporation of Certain Documents by Reference.” This description of the terms of the Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Charter and the Certificate of Designations.

For purposes of this description, references to:

•	“the Company,” “us,” “we” or “our” refer to Assurant, Inc. and not any of its subsidiaries;

•	“Business Day” refer to any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close; and

•	“close of business” refer to 5:00 p.m., New York City time, and “open of business” refer to 9:00 a.m., New York City time.

General

Under our Charter, our board of directors is authorized to provide, without further stockholder action, for the issuance of up to 200,000,000 shares of preferred stock, par value of $1.00 per share, and the designation of each series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and fix the voting power, full or limited or no voting power, the powers, preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of each series. As of the date of this prospectus supplement, no shares of preferred stock are outstanding.

At the closing of this offering, we will issue 2,500,000 shares of Mandatory Convertible Preferred Stock. In addition, we have granted the underwriters an option to purchase up to 375,000 additional shares of the Mandatory Convertible Preferred Stock, solely to cover over-allotments, as described under “Underwriting.”

When issued, the Mandatory Convertible Preferred Stock and our common stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock will have no preemptive or preferential rights to purchase or subscribe for any class of our stock, obligations, warrants or other securities.

Ranking

The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon our liquidation, winding-up or dissolution, as applicable, will rank:

•	senior to (i) our common stock and (ii) each other class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock (which we refer to as the “Initial Issue Date”), the terms of which do not expressly provide that such class or series ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution or (y) on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Junior Stock”);

•	on parity with any class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Parity Stock”);

•	junior to each class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Senior Stock”); and

•	junior to our existing and future indebtedness.

In addition, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, the Mandatory Convertible Preferred Stock will be structurally subordinated to existing and future indebtedness and other obligations of each of our subsidiaries. See “Risk Factors—Risks Relating to the Mandatory Convertible Preferred Stock and Our Common Stock—The Mandatory Convertible Preferred Stock will rank junior to all of our consolidated liabilities.”

As of December 31, 2017, we had total outstanding indebtedness of approximately $1.07 billion, and no outstanding shares of preferred stock. On a pro forma basis after giving effect to the TWG Acquisition, including the incurrence of indebtedness to partially fund the acquisition, we would have had approximately $2.06 billion of outstanding indebtedness and an additional $441 million of available borrowing under our revolving credit facility, all of which would be unsecured indebtedness. See “Unaudited Pro Forma Condensed Combined Financial Data.”

Listing

We intend to apply to list the Mandatory Convertible Preferred Stock on The New York Stock Exchange, or “NYSE”, under the symbol “AIZP” and, if approved, we expect trading to commence within 30 days of the Initial Issue Date. In addition, upon listing, we have agreed to use our commercially reasonable efforts to keep the Mandatory Convertible Preferred Stock listed on NYSE. However, there can be no assurance that the Mandatory Convertible Preferred Stock will be listed, and if listed, that it will continue to be listed. Listing the Mandatory Convertible Preferred Stock on NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their Mandatory Convertible Preferred Stock easily.

Dividends

Subject to the rights of holders of any class or series of any Senior Stock, holders of the Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, in the case of dividends paid in cash, and shares of common stock legally permitted to be issued, in the case of dividends paid in shares of common stock, cumulative dividends at the rate per annum of    % of the Liquidation Preference of $100.00 per share of the Mandatory Convertible Preferred Stock (equivalent to $        per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends.”

If declared, dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on March 15, June 15, September 15 and December 15 of each year to, and including, March 15, 2021 commencing on June 15, 2018 (each, a “Dividend Payment Date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available or shares of common stock legally permitted for the payment of such dividends.

If declared, dividends will be payable on the relevant Dividend Payment Date to holders of record of the Mandatory Convertible Preferred Stock as they appear on our stock register at the close of business on the March 1, June 1, September 1 and December 1, as the case may be, immediately preceding the relevant Dividend Payment Date (each, a “Regular Record Date”), whether or not such holders early convert their shares, or such shares are automatically converted, after a Regular Record Date and on or prior to the immediately succeeding Dividend Payment Date. These Regular Record Dates will apply regardless of whether a particular Regular Record Date is a Business Day. If a Dividend Payment Date is not a Business Day, payment will be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial dividend period will commence on, and include, the Initial Issue Date of the Mandatory Convertible Preferred Stock and will end on, and exclude, the June 15, 2018 Dividend Payment Date. The amount of dividends payable on each share of the Mandatory Convertible Preferred Stock for each full dividend period (subsequent to the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for the initial dividend period and any other partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the initial dividend period, assuming the Initial Issue Date is                , 2018 will be $        per share of Mandatory Convertible Preferred Stock (based on the annual dividend rate of    % and a Liquidation Preference of $100.00 per share) and will be payable, when, as and if declared, on June 15, 2018 to the holders of record thereof on June 1, 2018. The dividend on the Mandatory Convertible Preferred Stock for each subsequent full dividend period, when, as and if declared, will be $        per share of Mandatory Convertible Preferred Stock (based on the annual dividend rate of    % and a Liquidation Preference of $100.00 per share). Accumulated dividends on shares of the Mandatory Convertible Preferred Stock will not bear interest, nor shall additional dividends by payable there-on, if they are paid subsequent to the applicable Dividend Payment Date.

No dividend will be paid unless and until our board of directors, or an authorized committee of our board of directors, declares a dividend payable with respect to the Mandatory Convertible Preferred Stock. No dividend will be declared or paid upon, or any sum of cash or number of shares of our common stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

Our ability to declare and pay cash dividends and to make other distributions with respect to our capital stock may be limited by the terms of our and our subsidiaries’ existing and any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors—Risks Relating to the Mandatory Convertible Preferred Stock and Our Common Stock—Our ability to declare and pay dividends on the Mandatory Convertible Preferred Stock may be limited.”

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the shares of Mandatory Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period) determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

We will make each payment of a declared dividend on the shares of Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in shares of our common stock no later than 10 Scheduled Trading Days (as defined under “—Mandatory Conversion—Definitions”) prior to the Dividend Payment Date for such dividend; provided that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash.

All cash payments to which a holder of the Mandatory Convertible Preferred Stock is entitled in connection with a declared dividend on the shares of Mandatory Convertible Preferred Stock will be computed to the nearest cent. If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the Average VWAP (as defined under “—Mandatory Conversion—Definitions”) per share of our common stock over the five consecutive Trading Day (as defined under “—Mandatory Conversion—Definitions”) period ending on, and including, the Trading Day prior to the applicable Dividend Payment Date, or the “Average Price”.

No fractional shares of our common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in payment or partial payment of dividends. We will instead pay a cash adjustment (computed to the nearest cent) to each holder that would otherwise be entitled to a fraction of a share of our common stock based on the Average Price with respect to such dividend.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of shares of our common stock issued as payment of a dividend on the shares of Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not, and have not been within the three months preceding, “affiliates” of ours for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of our common stock approved for listing on NYSE (or if our common stock is not listed on NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed), and qualified or registered under applicable state securities laws, if required; provided that we will not be required to qualify as a foreign corporation or to take any action that would subject us to general service of process in any such jurisdiction where we are not presently qualified or where we are not presently subject to taxation as a foreign corporation and such qualification or action would subject us to such taxation.

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to:

•	the declared dividend divided by

•	$ , which amount represents approximately 35% of the Initial Price (as defined under “—Mandatory Conversion—Definitions”), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as set forth below in “—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “Floor Price”).

To the extent that the amount of the declared dividend exceeds the product of (x) the number of shares of our common stock delivered in connection with such declared dividend and (y) 97% of the Average Price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, notwithstanding any notice by us to the contrary, pay such excess amount in cash (computed to the nearest cent). Any such payment in cash may not be permitted by our then existing debt instruments. To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount.

Dividend Stopper

So long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other class or series of Junior Stock, and no common stock or any other class or series of Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid in full in cash, shares of our common stock or a combination thereof upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

The foregoing limitation shall not apply to:

•	any dividend or distribution payable in shares of common stock or other Junior Stock;

•	purchases, redemptions or other acquisitions of common stock, other Junior Stock or Parity Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business (including purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan, or acquisitions of shares of common stock surrendered, deemed surrendered or withheld in connection with the exercise of stock options or the vesting of restricted stock or restricted stock units); provided that the number of shares purchased to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount;

•	purchases of common stock or other Junior Stock pursuant to a contractually binding agreement to buy such securities that existed prior to the date of this prospectus supplement;

•	any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

•	the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or Junior Stock and, in each case, the payment of cash solely in lieu of fractional shares; and

•	the deemed purchase or acquisition of fractional interests in shares of our common stock, other Junior Stock or Parity Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged.

The phrase “Share Dilution Amount” means the increase in the number of diluted shares of our common stock outstanding (determined in accordance with U.S. GAAP, and as measured from the Initial Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been paid in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from such Dividend Payment Dates, on a dividend payment date falling within a regular dividend period related to such Dividend Payment Date), or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable Regular Record Date, no dividends may be declared or paid on any shares of Parity Stock unless dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such shares of Parity Stock shall be allocated pro rata among the holders of the shares of Mandatory Convertible Preferred Stock and the holders of any shares of Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Company shall allocate those payments so that the respective amounts of those payments for the declared dividend bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock and such shares of Parity Stock bear to each other (subject to their having been declared by our board of directors, or an authorized committee thereof, out of legally available funds); provided that any unpaid dividends on the Mandatory Convertible Preferred Stock will continue to accumulate. For purposes of this calculation, with respect to non-cumulative Parity Stock, we will use the full amount of dividends that would be payable for the most recent dividend period if dividends were declared in full on such non-cumulative Parity Stock.

Subject to the foregoing, and not otherwise, such dividends as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid (payable in cash or other property or securities) on any securities, including our common stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.

Redemption

Other than pursuant to the acquisition termination redemption described below, the Mandatory Convertible Preferred Stock will not be redeemable. However, at our option, we may purchase or exchange the Mandatory Convertible Preferred Stock from time to time in the open market, by tender or exchange offer or otherwise, without the consent of, or notice to, holders.

Acquisition Termination Redemption

We expect to use the net proceeds from this offering in connection with the TWG Acquisition (as such term is defined on the cover page to this prospectus supplement), as described under the heading “Use of Proceeds.” Within 10 Business Days following the earlier of (a) the close of business on December 17, 2018, if the consummation of the TWG Acquisition has not occurred on or prior to such time on such date, and (b) the date on which an Acquisition Termination Event (as defined below) occurs we may, at our option, give notice of an acquisition termination redemption to the holders of the Mandatory Convertible Preferred Stock (provided that, to the extent the shares of Mandatory Convertible Preferred Stock are held in book-entry form through The Depository Trust Company, or “DTC”, we may give such notice in any manner permitted by DTC). If we provide notice of acquisition termination redemption to holders of the Mandatory Convertible Preferred Stock, then, on the Acquisition Termination Redemption Date (as defined below), we will redeem the shares of Mandatory Convertible Preferred Stock, in whole but not in part, at a redemption amount per share of Mandatory Convertible Preferred Stock equal to the Acquisition Termination Make-whole Amount (as defined below).

“Acquisition Termination Event” means either (1) the merger agreement to acquire TWG is terminated or (2) we determine in our reasonable judgment that the TWG Acquisition will not occur.

“Acquisition Termination Redemption Date” means the date specified by us in our notice of acquisition termination redemption that is not less than 30 nor more than 60 days following the date on which we provide notice of such acquisition termination redemption; provided that such date shall be a Business Day; provided, further, that, if the Acquisition Termination Share Price is greater than the Initial Price (as defined under “—Mandatory Conversion”) and we elect to:

•	pay cash in lieu of delivering all or any portion of the shares of common stock equal to the Acquisition Termination Conversion Rate (as defined below), or

•	deliver shares of common stock in lieu of all or any portion of the Acquisition Termination Dividend Amount (as defined below),

the Acquisition Termination Redemption Date will be the second Business Day following the last Trading Day of the 20 consecutive Trading Day period used to determine the Acquisition Termination Market Value (as defined below).

“Acquisition Termination Make-whole Amount” means, for each share of Mandatory Convertible Preferred Stock, an amount payable in cash equal to $100.00 plus accumulated and unpaid dividends to, but excluding, the Acquisition Termination Redemption Date (whether or not declared); provided, however, that if the Acquisition Termination Share Price exceeds the Initial Price, the Acquisition Termination Make-whole Amount will equal the Reference Amount (as defined below), which may be paid in cash, shares of common stock or combination thereof, as described below.

The “Acquisition Termination Share Price” means the Average VWAP per share of common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date on which we provide notice of acquisition termination redemption.

The “Reference Amount” means, for each share of Mandatory Convertible Preferred Stock, an amount equal to the sum of the following amounts:

(i)	a number of shares of common stock equal to the Acquisition Termination Conversion Rate; plus

(ii)	cash in an amount equal to the Acquisition Termination Dividend Amount;

provided that we may deliver cash in lieu of all or any portion of the shares of common stock set forth in clause (i) above, and we may deliver shares of common stock in lieu of all or any portion of the cash amount set forth in clause (ii) above, in each case, as described below.

“Acquisition Termination Conversion Rate” means a rate equal to the Fundamental Change Conversion Rate (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), assuming for such purpose that the date on which we provide notice of acquisition termination redemption is the Fundamental Change Effective Date (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), and that the Acquisition Termination Share Price is the Fundamental Change Share Price (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”).

“Acquisition Termination Dividend Amount” means an amount of cash equal to the sum of:

•	the Fundamental Change Dividend Make-whole Amount (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”); and

•	the Accumulated Dividend Amount (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”),

assuming in each case, for such purpose that the date on which we provide notice of acquisition termination redemption is the Fundamental Change Effective Date.

If the Acquisition Termination Share Price exceeds the Initial Price:

•	we may elect to pay cash in lieu of delivering all or any portion of the number of shares of common stock equal to the Acquisition Termination Conversion Rate. If we make such an election, we will deliver cash (computed to the nearest cent) in an amount equal to such number of shares of common stock in respect of which we have made this election multiplied by the Acquisition Termination Market Value; and

•	we may elect to deliver shares of common stock in lieu of paying cash for some or all of the Acquisition Termination Dividend Amount. If we make such an election, we will deliver a number of shares of common stock equal to such portion of the Acquisition Termination Dividend Amount to be paid in shares of common stock divided by the greater of (x) the Floor Price and (y) 97% of the Acquisition Termination Market Value; provided that, if the Acquisition Termination Dividend Amount or portion thereof in respect of which shares of common stock are delivered exceeds the product of such number of shares of common stock multiplied by 97% of the Acquisition Termination Market Value, we will, if we are legally able to do so, declare and pay such excess amount in cash (computed to the nearest cent); provided further that to the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount.

“Acquisition Termination Market Value” means the Average VWAP per share of common stock over the 20 consecutive Trading Day period commencing on, and including, the second Trading Day following the date on which we provide notice of acquisition termination redemption.

If any portion of the Acquisition Termination Make-whole Amount is to be paid in shares of common stock, no fractional shares of common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the Average VWAP per share of common stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Acquisition Termination Redemption Date. If more than one share of Mandatory Convertible Preferred Stock is to be redeemed from a holder, the number of our shares of common stock issuable in connection with the payment of the Reference Amount shall be computed on the basis of the aggregate number of shares of Mandatory Convertible Preferred Stock so redeemed.

The notice of acquisition termination redemption will specify, among other things:

•	the Acquisition Termination Make-whole Amount;

•	if the Acquisition Termination Share Price exceeds the Initial Price, the number of shares of common stock and the amount of cash comprising the Reference Amount per share of Mandatory Convertible Preferred Stock (before giving effect to any election to pay or deliver, with respect to each share of Mandatory Convertible Preferred Stock, cash in lieu of all or a portion of a number of shares of common stock equal to the Acquisition Termination Conversion Rate or shares of common stock in lieu of some or all of the cash in respect of the Acquisition Termination Dividend Amount);

•	if the Acquisition Termination Share Price exceeds the Initial Price, whether we will pay cash in lieu of delivering all or any portion of the number of shares of common stock equal to the Acquisition Termination Conversion Rate comprising a portion of the Reference Amount (specifying, if applicable, the number of such shares of common stock in respect of which cash will be paid);

•	if the Acquisition Termination Share Price exceeds the Initial Price, whether we will deliver shares of common stock in lieu of paying cash for all or any portion of the Acquisition Termination Dividend Amount comprising a portion of the Reference Amount (specifying, if applicable, the percentage of the Acquisition Termination Dividend Amount in respect of which shares of common stock will be delivered in lieu of cash); and

•	the Acquisition Termination Redemption Date (specifying, as applicable, a fixed date or that the Acquisition Termination Redemption Date will be the second Business Day following the last Trading Day of the 20 consecutive Trading Day period used to determine the Acquisition Termination Market Value).

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued in payment of the Acquisition Termination Make-whole

Amount, we will, to the extent such a registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not, and have not been within the three months preceding, “affiliates” of ours for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of common stock approved for listing on NYSE (or if our common stock is not listed on NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed) and qualified or registered under applicable state securities laws, if required; provided that we will not be required to qualify as a foreign corporation or to take any action that would subject us to general service of process in any such jurisdiction where we are not presently qualified or where we are not presently subject to taxation as a foreign corporation and such qualification or action would subject us to such taxation.

The proceeds of this offering will not be deposited into an escrow account pending any acquisition termination redemption of the Mandatory Convertible Preferred Stock. Our ability to pay the Acquisition Termination Make-whole Amount to holders of the Mandatory Convertible Preferred Stock in connection with an acquisition termination redemption may be limited by our then-existing financial resources, and following our election, if any, to redeem the Mandatory Convertible Preferred Stock, sufficient funds may not be available when necessary to pay the Acquisition Termination Make-whole Amount.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Stock will be entitled to receive a Liquidation Preference in the amount of $100.00 per share of the Mandatory Convertible Preferred Stock, or the “Liquidation Preference”, plus an amount equal to accumulated and unpaid dividends on the shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of shares of any Senior Stock and before any payment or distribution is made to holders of Junior Stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the Liquidation Preference, plus an amount equal to accumulated and unpaid dividends, whether or not declared, on the shares of Mandatory Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Mandatory Convertible Preferred Stock and any other such Parity Stock will share equally and ratably in any distribution of our assets in proportion to their respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the Liquidation Preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The Certificate of Designations will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Mandatory Convertible Preferred Stock will not have voting rights other than those described below, except as specifically required by Delaware corporate law or by our Charter from time to time.

Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the Initial Issue Date and ending on, but excluding, June 15, 2018), whether or not for consecutive dividend periods (a “Nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the holders of such shares of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock (as defined below) then outstanding, will be entitled, at our next annual meeting of stockholders or at a special meeting of stockholders as provided below, to vote for the election of a total of two additional members of our board of directors, or the “Preferred Stock Directors”; provided that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall, at no time, include more than two Preferred Stock Directors.

In the event of a Nonpayment, the holders of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock may request that a special meeting of stockholders be called to elect such Preferred Stock Directors (provided, however, that if our next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors will be included in the agenda for, and will be held at, such scheduled annual or special meeting of stockholders). The Preferred Stock Directors will stand for reelection annually, at each subsequent annual meeting of the stockholders, so long as the holders of the Mandatory Convertible Preferred Stock continue to have such voting rights.

At any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to elect Preferred Stock Directors, the holders of a majority of the then outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such shares of the Mandatory Convertible Preferred Stock and other Voting Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors.

As used in this prospectus supplement, “Voting Preferred Stock” means any other class or series of our preferred stock, ranking equally with the Mandatory Convertible Preferred Stock as to dividends and to the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Mandatory Convertible Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other Voting Preferred Stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum or number of shares of our common stock sufficient for such payment shall have been set aside (a “Nonpayment Remedy”), the holders of the Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the holders of the Mandatory Convertible Preferred Stock and all other holders of Voting Preferred Stock have terminated, the term of office of each Preferred Stock Director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.

Any Preferred Stock Director may be removed at any time, with or without cause, by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, except in the event that such vacancy is created as a result of such Preferred Stock Director being removed or if no Preferred Stock Director remains in office, such vacancy may be filled by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above; provided that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The Preferred Stock Directors will each be entitled to one vote per director on any matter.

So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds in voting power of the outstanding shares of Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at an annual or special meeting of such stockholders:

•	amend or alter the provisions of our Charter so as to authorize or create, or increase the authorized amount of, any Senior Stock;

•	amend, alter or repeal the provisions of our Charter or the Certificate of Designations so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or

•	consummate a binding share exchange or reclassification involving the Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity, unless in each case: (i) the Mandatory Convertible Preferred Stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such Mandatory Convertible Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that in the event that a transaction would trigger voting rights under both the second and third bullet point above, the third bullet point will govern; provided, further, however, that:

•	any increase in the amount of our authorized but unissued shares of preferred stock;

•	any increase in the authorized or issued shares of Mandatory Convertible Preferred Stock; and

•	the creation and issuance, or an increase in the authorized or issued amount, of any other series of Parity Stock or Junior Stock,

will be deemed not to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote or consent of holders of the Mandatory Convertible Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would affect one or more but not all series of Voting Preferred Stock (including the Mandatory Convertible Preferred Stock for this purpose), then only the series of Voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

Without the consent of the holders of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock to (i) conform the terms of the Mandatory Convertible Preferred Stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Mandatory Convertible Preferred Stock” section of the preliminary prospectus supplement for the Mandatory Convertible Preferred Stock, as supplemented by the related pricing term sheet or (ii) file a certificate of correction with respect to the Certificate of Designations to the extent permitted by Section 103(f) of the Delaware General Corporation Law.

Mandatory Conversion

Each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted or redeemed as described under “—Acquisition Termination Redemption,” will automatically convert on the Mandatory Conversion Date (as defined below), into a number of shares of our common stock equal to the conversion rate described below.

The conversion rate, which is the number of shares of our common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date (excluding any shares of our common stock issued in respect of accrued and unpaid dividends, as described below), will be as follows:

•	if the Applicable Market Value of our common stock is greater than the Threshold Appreciation Price, which is approximately $ , then the conversion rate will be shares of our common stock per share of Mandatory Convertible Preferred Stock, or the “Minimum Conversion Rate”;

•	if the Applicable Market Value of our common stock is less than or equal to the Threshold Appreciation Price but equal to or greater than the Initial Price, which is approximately $ , then the conversion rate will be equal to $100.00 divided by the Applicable Market Value of our common stock, rounded to the nearest ten-thousandth of a share; or

•	if the Applicable Market Value of our common stock is less than the Initial Price, then the conversion rate will be shares of our common stock per share of Mandatory Convertible Preferred Stock, or the “Maximum Conversion Rate”.

We refer to the Minimum Conversion Rate and the Maximum Conversion Rate collectively as the “Fixed Conversion Rates”. The “Threshold Appreciation Price” is calculated by dividing $100.00 by the Minimum Conversion Rate, and represents an approximately    % appreciation over the Initial Price. The “Initial Price” is calculated by dividing $100.00 by the Maximum Conversion Rate and initially equals approximately $        . The Fixed Conversion Rates are subject to adjustment as described in “—Anti-dilution Adjustments” below.

If we declare a dividend for the dividend period ending on, but excluding, March 15, 2021, we will pay such dividend to the holders of record as of the immediately preceding Regular Record Date, as described above under “—Dividends.” If on or prior to March 15, 2021 we have not declared all or any portion of the accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to:

•	the amount of such accumulated and unpaid dividends that have not been declared, or the “Mandatory Conversion Additional Conversion Amount”, divided by

•	the greater of (i) the Floor Price and (ii) 97% of the Average Price (calculated using March 15, 2021 as the applicable Dividend Payment Date).

To the extent that the Mandatory Conversion Additional Conversion Amount exceeds the product of the number of additional shares and 97% of the Average Price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, declare and pay such excess amount in cash (computed to the nearest cent) pro rata to the holders of the Mandatory Convertible Preferred Stock. Any such payment in cash may not be permitted by our then existing debt instruments. To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount.

Hypothetical conversion values upon mandatory conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of the Mandatory Convertible Preferred Stock would receive upon mandatory conversion of one share of Mandatory Convertible Preferred Stock at various Applicable Market Values for our common stock. The table assumes that there will be no conversion adjustments as described below in “—Anti-dilution Adjustments” and that dividends on the Mandatory Convertible Preferred Stock will be declared and paid in cash (and not in additional shares of our common stock). The actual Applicable Market Value of our common stock may differ from those set forth in the table below. Given an Initial Price of approximately $        and a Threshold Appreciation Price of approximately $        , a holder of Mandatory Convertible Preferred Stock would receive on the Mandatory Conversion Date the number of shares of our common stock per share of Mandatory Convertible Preferred Stock set forth below:

Assumed Applicable Market Value of our common stock	Number of shares of our common stock to be received upon mandatory conversion	Assumed conversion value (calculated as Applicable Market Value multiplied by the number of shares of our common stock to be received upon mandatory conversion)
$		$
$		$
$		$
$		$
$		$
$		$
$		$

Accordingly, assuming that the market price of our common stock on the Mandatory Conversion Date is the same as the Applicable Market Value of our common stock, the aggregate market value of our common stock you receive upon mandatory conversion of a share of Mandatory Convertible Preferred Stock (excluding any shares of our common stock you receive in respect of accrued and unpaid dividends) will be:

•	greater than the $100.00 liquidation preference of the share of Mandatory Convertible Preferred Stock, if the Applicable Market Value is greater than the Threshold Appreciation Price;

•	equal to the $100.00 liquidation preference of the share of Mandatory Convertible Preferred Stock, if the Applicable Market Value is less than or equal to the Threshold Appreciation Price and greater than or equal to the Initial Price; and

•	less than the $100.00 liquidation preference of the share of Mandatory Convertible Preferred Stock, if the Applicable Market Value is less than the Initial Price.

Definitions

“Applicable Market Value” means the Average VWAP per share of our common stock over the Settlement Period.

“Settlement Period” means the 20 consecutive Trading Day period commencing on, and including, the 21st Scheduled Trading Day immediately preceding March 15, 2021.

“Mandatory Conversion Date” means the second Business Day immediately following the last Trading Day of the Settlement Period. The Mandatory Conversion Date is expected to be March 15, 2021.

A “Trading Day” means a day on which:

•	there is no Market Disruption Event; and

•	trading in our common stock generally occurs on the Relevant Stock Exchange;

provided, that if our common stock is not listed or admitted for trading, “Trading Day” means a “Business Day.”

A “Scheduled Trading Day” is any day that is scheduled to be a Trading Day.

“Market Disruption Event” means:

•	a failure by the Relevant Stock Exchange to open for trading during its regular trading session; or

•	the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in our common stock.

“Relevant Stock Exchange” means NYSE or, if our common stock is not then listed on NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading.

“VWAP” per share of our common stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “AIZ <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is not available, the market value per share of our common stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose). The “Average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each Trading Day in such period.

Early Conversion at the Option of the Holder

Other than during a Fundamental Change Conversion Period (as defined below in “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of shares of Mandatory Convertible Preferred Stock have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at any time prior to March 15, 2021 (an “Early Conversion”), into shares of our common stock at the Minimum Conversion Rate of shares of our common stock per share of Mandatory Convertible Preferred Stock.

If, as of the conversion date (as defined below under “—Conversion Procedures—Upon Early Conversion or Upon a Conversion in Connection with a Fundamental Change”) of any Early Conversion, or the “Early Conversion Date”, we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or before a Dividend Payment Date prior to such Early Conversion Date, the conversion rate for such Early Conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to:

•	such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods, or the “Early Conversion Additional Conversion Amount”, divided by

•	the greater of (i) the Floor Price and (ii) the Average VWAP per share of our common stock over the 20 consecutive Trading Day period, or the “Early Conversion Settlement Period”, commencing on, and including, the 21st Scheduled Trading Day immediately preceding the Early Conversion Date, or the “Early Conversion Average Price”.

To the extent that the Early Conversion Additional Conversion Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash or deliver shares of our common stock in respect of such shortfall.

Except as described above, upon any Early Conversion of any Mandatory Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such Early Conversion Date occurs after the Regular Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case such dividend will be paid on such Dividend Payment Date to the holder of record of the converted shares of the Mandatory Convertible Preferred Stock as of such Regular Record Date, as described under “—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

General

If a “Fundamental Change” (as defined below) occurs on or prior to March 15, 2021, holders of the Mandatory Convertible Preferred Stock will have the right, or the “Fundamental Change Conversion Right”, during the Fundamental Change Conversion Period (as defined below) to:

(i)	convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), into shares of our common stock (or Units of Exchange Property as described below) at the conversion rate specified in the table below, or the “Fundamental Change Conversion Rate”;

(ii)	with respect to such converted shares, receive a Fundamental Change Dividend Make-whole Amount (as defined below) payable in cash or shares of our common stock; and

(iii)	with respect to such converted shares, receive the Accumulated Dividend Amount (as defined below) payable in cash or shares of our common stock,

subject in the case of clauses (ii) and (iii) to certain limitations with respect to the number of shares of our common stock that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the Fundamental Change Effective Date (as defined below) or the Fundamental Change Conversion Date (as defined below) falls after the Regular Record Date for a declared dividend and prior to the next Dividend Payment Date, such dividend will be paid on such Dividend Payment Date to the holders as of such Regular Record Date, as described under “—Dividends” and will not be included in the Accumulated Dividend Amount, and the Fundamental Change Dividend Make-whole Amount will not include the present value of the payment of such dividend.

To exercise this Fundamental Change Conversion Right, holders must submit their shares of the Mandatory Convertible Preferred Stock for conversion at any time during the period, which we call the “Fundamental Change Conversion Period”, beginning on, and including, the Fundamental Change Effective Date and ending at the close of business on the date that is 20 calendar days after the Fundamental Change Effective Date (or, if later, the date that is 20 calendar days after the date of notice of such Fundamental Change), but in no event later than March 15, 2021. Holders of the Mandatory Convertible Preferred Stock that submit the shares for conversion during the Fundamental Change Conversion Period shall be deemed to have exercised their Fundamental Change Conversion Right. Holders of the Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the Fundamental Change Conversion Period will not be entitled to convert their Mandatory Convertible Preferred Stock at the relevant Fundamental Change Conversion Rate or to receive the relevant Fundamental Change Dividend Make-whole Amount or the relevant Accumulated Dividend Amount. The “Fundamental Change Conversion Date” refers to the conversion date (as defined below under “—Conversion Procedures—Upon Early Conversion or Upon a Conversion in Connection with a Fundamental Change”) during the Fundamental Change Conversion Period.

We will notify holders of the Fundamental Change Effective Date as soon as reasonably practicable and in any event no later than the second Business Day immediately following the Fundamental Change Effective Date.

A “Fundamental Change” will be deemed to have occurred, at any time after the Initial Issue Date of the Mandatory Convertible Preferred Stock, if any of the following occurs:

(i)	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than us, any of our wholly-owned subsidiaries or any of our or our wholly-owned subsidiaries’ employee benefit plans, filing a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors;

(ii)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or a combination thereof); (B) any consolidation, merger or other combination of us or binding share exchange pursuant to which our common stock will be converted into, or exchanged for, stock, other securities or other property or assets (including cash or a combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of ours and our subsidiaries taken as a whole, to any person other than one or more of our wholly-owned subsidiaries; or

(iii)	our common stock (or other Exchange Property (as defined below)) ceases to be listed or quoted for trading on any of NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or another United States national securities exchange or any of their respective successors).

However, a transaction or transactions described in clause (i) or clause (ii) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) becomes the Exchange Property.

Fundamental Change Conversion Rate

The Fundamental Change Conversion Rate will be determined by reference to the table below and is based on the effective date of the Fundamental Change, or the “Fundamental Change Effective Date”, and the price, or the “Fundamental Change Share Price”, paid (or deemed paid) per share of our common stock in such Fundamental Change. If all holders of our common stock receive only cash in exchange for their common stock in the Fundamental Change, the Fundamental Change Share Price shall be the cash amount paid per share. Otherwise, the Fundamental Change Share Price shall be the Average VWAP per share of our common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the relevant Fundamental Change Effective Date.

The Fundamental Change Share Prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock are adjusted. The adjusted Fundamental Change Share Prices will equal (i) the Fundamental Change Share Prices applicable immediately prior to such adjustment, multiplied by (ii) a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Share Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the Fundamental Change Conversion Rates in the table will be subject to adjustment in the same manner and at the same time as each Fixed Conversion Rate as set forth in “—Anti-dilution Adjustments”.

The following table sets forth the Fundamental Change Conversion Rate per share of the Mandatory Convertible Preferred Stock for each Fundamental Change Share Price and Fundamental Change Effective Date set forth below.

Fundamental Change Share Price
Fundamental Change Effective Date	$	$	$	$	$	$	$	$	$
March , 2018
March 15, 2019
March 15, 2020
March 15, 2021

The exact Fundamental Change Share Price and Fundamental Change Effective Date may not be set forth in the table, in which case:

•	if the Fundamental Change Share Price is between two Fundamental Change Share Price amounts in the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table, the Fundamental Change Conversion Rate will be determined by a straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Fundamental Change Share Price amounts and the earlier and later Fundamental Change Effective Dates, as applicable, based on a 365 or 366-day year, as applicable;

•	if the Fundamental Change Share Price is in excess of $ per share (subject to adjustment in the same manner as the Fundamental Change Share Prices above), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate; and

•	if the Fundamental Change Share Price is less than $ per share (subject to adjustment in the same manner as the Fundamental Change Share Prices above), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate.

Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount

For any shares of Mandatory Convertible Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the common stock issued upon conversion at the Fundamental Change Conversion Rate, we will at our option (subject to satisfaction of the requirements described below):

(a)	pay in cash (computed to the nearest cent), to the extent we are legally permitted to do so, the present value, computed using a discount rate of % per annum, of all dividend payments on the Mandatory Convertible Preferred Stock (excluding any Accumulated Dividend Amount) for (i) the partial dividend period, if any, from, and including, the Fundamental Change Effective Date to, but excluding, the next Dividend Payment Date and (ii) all the remaining full dividend periods from, and including, the Dividend Payment Date following the Fundamental Change Effective Date to, but excluding, March 15, 2021, or the “Fundamental Change Dividend Make-whole Amount”;

(b)	increase the number of shares of our common stock (or Units of Exchange Property) to be issued on conversion by a number equal to (x) the Fundamental Change Dividend Make-whole Amount divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Share Price; or

(c)	pay the Fundamental Change Dividend Make-whole Amount in a combination of cash and shares of our common stock (or Units of Exchange Property as described below) in accordance with the provisions of clauses (a) and (b) above.

In addition, to the extent that the Accumulated Dividend Amount exists as of the Fundamental Change Effective Date, holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive such Accumulated Dividend Amount upon conversion. As used herein, the term “Accumulated Dividend Amount” means, in connection with a Fundamental Change, the aggregate amount of accumulated and unpaid dividends, if any, for dividend periods prior to the relevant Fundamental Change Effective Date, including for the partial dividend period, if any, from, and including, the Dividend Payment Date immediately preceding such Fundamental Change Effective Date to, but excluding, such Fundamental Change Effective Date. The Accumulated Dividend Amount will be payable at our election (subject to satisfaction of the requirements described below):

•	in cash (computed to the nearest cent), to the extent we are legally permitted to do so,

•	in an additional number of shares of our common stock (or Units of Exchange Property as described below) equal to (x) the Accumulated Dividend Amount divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Share Price, or

•	through any combination of cash and shares of our common stock (or Units of Exchange Property as described below) in accordance with the provisions of the preceding two bullets.

We will pay the Fundamental Change Dividend Make-whole Amount and the Accumulated Dividend Amount in cash, except to the extent we elect on or prior to the second Business Day following the Fundamental Change Effective Date to make all or any portion of such payments in shares of our common stock (or Units of Exchange Property as described below).

If we elect to deliver common stock (or Units of Exchange Property as described below) in respect of all or any portion of the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount, to the extent that the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount or the dollar amount of any portion thereof paid in common stock (or Units of Exchange Property as described below) exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the Fundamental Change Share Price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, pay such excess amount in cash (computed to the nearest cent). Any such payment in cash may not be permitted by our then existing debt instruments. To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount.

No fractional shares of our common stock (or to the extent applicable, Units of Exchange Property) will be delivered to converting holders of the Mandatory Convertible Preferred Stock in respect of the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount. We will instead pay a cash adjustment (computed to the nearest cent) to each converting holder that would otherwise be entitled to a fraction of a share of our common stock (or to the extent applicable, Units of Exchange Property) based on the Average VWAP per share of our common stock (or to the extent applicable, Units of Exchange Property) over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the conversion date.

However, if we are prohibited from paying or delivering, as the case may be, the Fundamental Change Dividend Make-whole Amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the Fundamental Change Conversion Rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount, divided by the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Share Price. To the extent that the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount exceeds the product of such number of additional shares and 97% of the Fundamental Change Share Price, we will not have any obligation to pay the shortfall in cash or deliver additional shares of our common stock in respect of such amount.

As soon as reasonably practical and in any event not later than the second Business Day following the Fundamental Change Effective Date, we will notify holders of:

•	the Fundamental Change Conversion Rate (if we provide notice to holders prior to the anticipated Fundamental Change Effective Date, specifying how the Fundamental Change Conversion Rate will be determined);

•	the Fundamental Change Dividend Make-whole Amount and whether we will pay such amount in cash, shares of our common stock (or to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable; and

•	the Accumulated Dividend Amount as of the Fundamental Change Effective Date and whether we will pay such amount in cash, shares of our common stock (or to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable.

Our obligation to deliver shares at the Fundamental Change Conversion Rate and pay the Fundamental Change Dividend Make-whole Amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies and therefore may not be enforceable in whole or in part.

Conversion Procedures

Upon Mandatory Conversion

Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of common stock on the Mandatory Conversion Date.

If more than one share of the Mandatory Convertible Preferred Stock held by the same holder is automatically converted on the Mandatory Conversion Date, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our Mandatory Convertible Preferred Stock so converted.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock upon conversion, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own.

So long as the shares of the Mandatory Convertible Preferred Stock being converted are in global form, the shares of common stock issuable upon conversion will be delivered to the converting holder through the facilities of DTC, in each case together with delivery by the Company to the converting holder of any cash to which the converting holder is entitled, on the later of (i) the Mandatory Conversion Date and (ii) the Business Day after you have paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the Mandatory Conversion Date. Except as provided in “—Anti-dilution Adjustments,” prior to the close of business on the Mandatory Conversion Date, the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Upon Early Conversion or Upon a Conversion in Connection with a Fundamental Change

If a holder elects to convert the Mandatory Convertible Preferred Stock prior to March 15, 2021, in the manner described in “—Early Conversion at the Option of the Holder” or “—Conversion at the Option of the

Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” you must observe the following conversion procedures:

•	if such holder holds a beneficial interest in a global share of Mandatory Convertible Preferred Stock, such holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program; and

•	if such holder holds shares of the Mandatory Convertible Preferred Stock in certificated form, such holder must comply with certain procedures set forth in the Certificate of Designations.

In either case, if required, you must pay all transfer or similar taxes or duties.

The “conversion date” will be the date on which you have satisfied the foregoing requirements, to the extent applicable.

If more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock upon conversion, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own.

So long as the shares of the Mandatory Convertible Preferred Stock being converted are in global form, the shares of common stock will be issued and delivered to the converting holder through the facilities of DTC on the latest of (i) the second Business Day immediately succeeding the conversion date, (ii) the second Business Day immediately succeeding the last day of the Early Conversion Settlement Period and (iii) the Business Day after you have paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable Early Conversion Date or Fundamental Change Conversion Date. Except as provided in “—Anti-dilution Adjustments,” prior to the close of business on the applicable Early Conversion Date or Fundamental Change Conversion Date, the common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will not be outstanding for any purpose and you will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the Average VWAP of our common stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the relevant conversion date.

Anti-dilution Adjustments

Each Fixed Conversion Rate will be adjusted as described below, except that we will not make any adjustments to the Fixed Conversion Rates if holders of the Mandatory Convertible Preferred Stock participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the Mandatory Convertible Preferred Stock, in any of the transactions described below without having to convert their Mandatory Convertible Preferred Stock as if they held a number of shares of common stock equal to (i) the Maximum Conversion Rate as of the record date for such transaction, multiplied by (ii) the number of shares of Mandatory Convertible Preferred Stock held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1 OS0

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date (as defined below) of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as applicable;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of our common stock outstanding immediately prior to the close of business on the record date and the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination shall, in each case, not include shares that we hold in treasury. We will not pay any dividend or make any distribution on shares of our common stock that we hold in treasury.

“Effective date” as used in this clause (1) means the first date on which the shares of our common stock trade on the Relevant Stock Exchange, regular way, reflecting the relevant share split or share combination, as applicable.

“Record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

(2)

If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the Average VWAP per share of our common stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, each Fixed Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	OS0 + X OS0 + Y

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date for such issuance;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such record date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the Average VWAP per share of our common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered after the exercise of such rights, options or warrants, each Fixed Conversion Rate shall be decreased to such Fixed Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered, if any. If such rights, options or warrants are not so issued, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such record date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders of our common stock to subscribe for or purchase shares of our common stock at less than such Average VWAP per share for the 10 consecutive trading day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which the provisions set forth in in clause (1) or (2) shall apply;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;

•	any dividends and distributions upon conversion of, or in exchange for, our common stock in connection with a recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described below under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”;

•	except as otherwise described below, rights issued pursuant to a shareholder rights plan adopted by us; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then each Fixed Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	SP0 SP0 – FMV

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date for such distribution;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such record date;

SP0 =	the Average VWAP per share of our common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-date (as defined below) for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants so distributed, expressed as an amount per share of our common stock on the ex-date for such distribution.

“Ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, each fixed conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to be such fixed conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder shall receive, in respect of each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the Maximum Conversion Rate in effect on the record date for the distribution.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the Fixed Conversion Rates pursuant to the foregoing in this clause (3) until the earliest of these triggering events occurs; and

•	we will readjust the Fixed Conversion Rates to the extent any of these rights, options or warrants are not exercised before they expire; provided that the rights, options or warrants trade together with our common stock and will be issued in respect of future issuances of the shares of our common stock.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” each Fixed Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	FMV0 + MP0 MP0

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the open of business on the ex-date for the spin-off;

CR1 =	such Fixed Conversion Rate in effect immediately after the open of business on the ex-date for the spin-off;

FMV0 =	the Average VWAP per share of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive Trading Day period commencing on, and including, the ex-date for the spin-off, or the “valuation period”; and

MP0 =	the Average VWAP per share of our common stock over the valuation period.

The increase to each Fixed Conversion Rate under the preceding paragraph will be calculated as of the close of business on the last Trading Day of the valuation period but will be given effect as of immediately after the open of business on the ex-date of the spin-off. Because we will make the adjustment to each Fixed Conversion Rate with retroactive effect, we will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of our common stock issuable to a holder occurs during the valuation period until the second Business Day after the last date for determining the number of shares of our common stock issuable to a holder with respect to such conversion occurs. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock other than a regular, quarterly cash dividend that does not exceed $0.56 per share, or the “Initial Dividend Threshold”, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 – T SP0 – C

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0 =	the Average VWAP per share of our common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-date for such distribution; and

T =	the Initial Dividend Threshold; provided that if the dividend or distribution is not a regularly quarterly cash dividend, the Initial Dividend Threshold will be deemed to be zero; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

The Initial Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the Initial Dividend Threshold for any adjustment to the conversion rate under this clause (4).

Any increase made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder shall receive, for each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the Maximum Conversion Rate on the record date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the Average VWAP per share of our common stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, or the “expiration date”, each Fixed Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	AC + (SP1 × OS1) OS0 × SP1

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the expiration date;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the Average VWAP of our common stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the expiration date (the “averaging period”).

The increase to each Fixed Conversion Rate under the preceding paragraph will be calculated at the close of business on the last Trading Day of the averaging period but will be given effect as of immediately after the close of business on the expiration date. Because we will make the adjustment to each Fixed Conversion Rate with retroactive effect, we will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of our common stock issuable to a holder occurs during the averaging period until the second Business Day after the last date for determining the number of shares of our common stock issuable to a holder with respect to such conversion occurs. For the avoidance of doubt, no adjustment under this clause (5) will be made if such adjustment would result in a decrease in any Fixed Conversion Rate.

In the event that we or one of our subsidiaries is obligated to purchase shares of common stock pursuant to any such tender offer or exchange offer, but we or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall again be adjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

We may, to the extent permitted by law and the rules of NYSE or any other securities exchange on which our common stock or the Mandatory Convertible Preferred Stock is then listed, increase each Fixed Conversion Rate by any amount for a period of at least 20 Business Days if such increase is irrevocable during such 20 Business Days and our board of directors (or a committee thereof) determines that such increase would be in our best interest. In addition, we may make such increases in each Fixed Conversion Rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each Fixed Conversion Rate.

Holders of the Mandatory Convertible Preferred Stock may, in certain circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. Federal income tax as a dividend as a result of an adjustment or the nonoccurrence of an adjustment to the Fixed Conversion Rates. See “Material U.S. Federal Income Tax Consequences.”

If we have a rights plan in effect upon conversion of the Mandatory Convertible Preferred Stock into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, each Fixed Conversion Rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We do not currently have a stockholder rights plan in effect.

Adjustments to the Fixed Conversion Rates will be calculated to the nearest 1/10,000th of a share of our common stock. No adjustment to any Fixed Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Fixed Conversion Rate; provided, however, that if an adjustment is not made because the adjustment does not change the Fixed Conversion Rates by at least 1%, then such adjustment will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, on each date for determining the number of shares of our common stock issuable to a holder upon any conversion of the Mandatory Convertible Preferred Stock we will give effect to all adjustments that we have otherwise deferred pursuant to this sentence, and those adjustments will no longer be carried forward and taken into account in any future adjustment.

The Fixed Conversion Rates will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

•	upon the issuance of any shares of our common stock or rights or warrants to purchase those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Mandatory Convertible Preferred Stock was first issued;

•	for a change in the par value of our common stock;

•	for stock repurchases that are not tender offers referred to in clause (5) of the adjustments above, including structured or derivative transactions or pursuant to a stock repurchase program approved by our board of directors; or

•	for accumulated dividends on the Mandatory Convertible Preferred Stock, except as described above under “—Mandatory Conversion,” “—Early Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

Except as otherwise provided above, we will be responsible for making all calculations called for under the Mandatory Convertible Preferred Stock. These calculations include, but are not limited to, determinations of the Fundamental Change Share Price, the VWAPs, the Average VWAPs and the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock.

We will be required, within 10 Business Days after the Fixed Conversion Rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of the Mandatory Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each Fixed Conversion Rate was determined and setting forth each adjusted Fixed Conversion Rate.

For the avoidance of doubt, if an adjustment is made to the Fixed Conversion Rates, no separate inversely proportionate adjustment will be made to the Initial Price or the Threshold Appreciation Price because the Initial Price is equal to $100.00 divided by the Maximum Conversion Rate (as adjusted in the manner described herein) and the Threshold Appreciation Price is equal to $100.00 divided by the Minimum Conversion Rate (as adjusted in the manner described herein).

Whenever the terms of the Mandatory Convertible Preferred Stock require us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors or an authorized committee thereof will make appropriate adjustments (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, the Fundamental Change Share Price and the Average Price (as the case may be)) to account for any adjustments to the Fixed Conversion Rates (as the case may be) that become effective, or any event that would require such an adjustment if the ex-date, effective date or Expiration Date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

If:

•	the record date for a dividend or distribution on shares of our common stock occurs after the end of the 20 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date; and

•	that dividend or distribution would have resulted in an adjustment of the number of shares issuable to the holders of the Mandatory Convertible Preferred Stock had such record date occurred on or before the last Trading Day of such 20-Trading Day period, then we will deem the holders of the Mandatory Convertible Preferred Stock to be holders of record of our common stock for purposes of that dividend or distribution. In this case, the holders of the Mandatory

Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•	any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share of the Mandatory Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of stock, other securities or other property or assets (including cash or any combination thereof) that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Stock into common stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property”, with each “Unit of Exchange Property” meaning the kind and amount of Exchange Property that a holder of one share of common stock is entitled to receive).

If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Exchange Property into which the Mandatory Convertible Preferred Stock will be convertible will be deemed to be:

•	the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election; and

•	if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock.

We will notify holders of the Mandatory Convertible Preferred Stock of the weighted average referred to in the first bullet point in the preceding sentence as soon as practicable after such determination is made.

The number of Units of Exchange Property we will deliver for each share of the Mandatory Convertible Preferred Stock converted or subject to acquisition termination redemption following the effective date of such Reorganization Event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder and conversion at the option of the holder upon a Fundamental Change were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such Mandatory Convertible Preferred Stock is actually converted). For the purpose of determining which bullet of the definition of conversion rate in the second paragraph under “—Mandatory Conversion” will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet is applicable, the value of a Unit of Exchange Property will be determined in good faith by our board of directors or an authorized committee thereof (which determination will be final), except that if a Unit of Exchange Property includes common stock or American Depositary Receipts, or “ADRs”, that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the 20 consecutive Trading Day period used for calculating the Applicable Market Value of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors or an authorized committee thereof (which determination will be final)); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The provisions of this paragraph will apply to successive Reorganization Events, and the provisions summarized under “—Anti-dilution Adjustments” will apply to any shares of common equity or ADRs of us or any successor received by the holders of shares of our common stock in any such Reorganization Event. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event provide written notice to the holders of the Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

In connection with any adjustment to the conversion rate described above, we will also adjust the Initial Dividend Threshold (as defined under “—Anti-dilution Adjustments”) based on the number of shares of common stock comprising the Exchange Property and (if applicable) the value of any non-stock consideration comprising the Exchange Property. If the Exchange Property is composed solely of non-stock consideration, the Initial Dividend Threshold will be zero.

It is possible that certain consolidations, mergers, combinations or other transactions could result in tax gains or losses to the holders either as a result of the transaction or the conversion thereafter. Holders are encouraged to consult with their own tax advisors regarding the tax consequences of the ownership, disposition and conversion of the Mandatory Convertible Preferred Stock.

Reservation of Shares

We will at all times reserve and keep available out of the authorized and unissued shares of common stock, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, the maximum number of shares of our common stock as shall be issuable from time to time upon the conversion of all the shares of the Mandatory Convertible Preferred Stock then outstanding.

Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent

Computershare Trust Company, N.A. is the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

Book-Entry, Delivery and Form

The Mandatory Convertible Preferred Stock will be issued in global form. DTC or its nominee will be the sole registered holder of the Mandatory Convertible Preferred Stock. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be limited to persons who have accounts with DTC, or “participants”, or persons who hold interests through such participants. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Mandatory Convertible Preferred Stock represented by such global certificate for all purposes under the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock. No beneficial owner of an interest in the shares of the Mandatory Convertible Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock.

Payments of dividends on the global certificate representing the shares of the Mandatory Convertible Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Mandatory Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate Liquidation Preference of such global certificate representing the shares of the Mandatory Convertible Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Mandatory Convertible Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks and trust companies; and

clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the shares of the Mandatory Convertible Preferred Stock in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities. Holders of an interest in the Mandatory Convertible Preferred Stock in global form may receive certificated shares, at our option, in accordance with the rules and procedures of DTC in addition to those provided for under the Certificate of Designations. Beneficial interests in Mandatory Convertible Preferred Stock in global form held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax consequences of ownership, disposition, and conversion of the Mandatory Convertible Preferred Stock and any common stock received in respect thereof. The discussion is limited to beneficial owners who will hold the Mandatory Convertible Preferred Stock or common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to beneficial owners in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or to beneficial owners subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding Mandatory Convertible Preferred Stock or common stock as part of a hedge, “straddle” or integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes (or investors in such entities);

•	U.S. expatriates;

•	tax-exempt organizations;

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the Mandatory Convertible Preferred Stock or the common stock to their financial statements under Section 451 of the Code ; or

•	real estate investment trusts or regulated investment companies.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Mandatory Convertible Preferred Stock or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding Mandatory Convertible Preferred Stock or common stock and partners in such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This summary is based Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, changes to any of which may affect the tax consequences described herein (possibly with retroactive effect).

This summary addresses only U.S. federal income tax consequences. Persons considering the purchase of Mandatory Convertible Preferred Stock are urged to consult their tax advisors with regard to the application of the U.S. federal income or other federal tax laws (including estate and gift tax laws) to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of Mandatory Convertible Preferred Stock or common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Taxation of Distributions

Distributions paid on the Mandatory Convertible Preferred Stock or the common stock will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s adjusted tax basis, in the Mandatory Convertible Preferred Stock or the common stock. Any remaining excess will be treated as capital gain. Although we believe that we presently have accumulated earnings and profits, it is possible that we may not have sufficient current or accumulated earnings and profits during future years for such distributions to be treated as dividends. Subject to applicable limitations and restrictions, dividends paid to non-corporate U.S. Holders will be treated as “qualified dividend income” (as defined in the Code) taxable at favorable rates applicable to long-term capital gains. Subject to applicable limitations and restrictions, dividends paid to corporate U.S. Holders will be eligible for the dividends-received deduction. U.S. Holders should consult their own tax advisors regarding the application of reduced tax rates and the dividends-received deduction in their particular circumstances.

If we make a distribution on our Mandatory Convertible Preferred Stock in the form of our common stock, although there is some uncertainty, we believe that such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. Holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. Holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from shares of common stock or current or subsequent payments of cash to such U.S. Holder.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a U.S. Holder’s tax basis in the Mandatory Convertible Preferred Stock or common stock could be characterized as “extraordinary dividends” under the Code. A corporate U.S. Holder that has held our Mandatory Convertible Preferred Stock or common stock for two years or less before the dividend announcement date and that receives an extraordinary dividend will generally be required to reduce its tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the U.S. Holder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other disposition of the Mandatory Convertible Preferred Stock or common stock and will be treated as described under “—Sale or Other Disposition of Our Stock” below. A non-corporate U.S. Holder that receives an extraordinary dividend will generally be required to treat any loss on the sale of our Mandatory Convertible Preferred Stock or common stock as long-term capital loss to the extent of the extraordinary dividends the U.S. Holder receives that qualify for taxation at the special rates discussed above under “—Taxation of Distributions.”

Adjustments to Conversion Rate

The conversion rate of our Mandatory Convertible Preferred Stock is subject to adjustment under specified circumstances. In such circumstances, a U.S. Holder that holds our Mandatory Convertible Preferred Stock may be deemed to have received a constructive distribution if the adjustment has the effect of increasing the U.S.

Holder’s proportionate interest in our assets or earnings and profits. In addition, the failure to make certain adjustments on the Mandatory Convertible Preferred Stock may cause a U.S. Holder of our common stock to be deemed to have received a constructive distribution from us, even though the U.S. Holder has not received any cash or property as a result of such adjustments. Such U.S. Holder would be subject to the rules discussed above under “—Taxation of Distributions.” Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Mandatory Convertible Preferred Stock generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments (including, without limitation, adjustments in respect of taxable dividends to our common stockholders) will not qualify as being made pursuant to a bona fide reasonable adjustment formula.

If an adjustment that does not qualify as being pursuant to a bona fide reasonable adjustment formula is made, a U.S. Holder of Mandatory Convertible Preferred Stock will be deemed to have received a constructive distribution from us, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “—Taxation of Distributions.” Because constructive distributions deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because the U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to the U.S. Holder.

Sale or Other Disposition of Our Stock

Upon the sale or the other disposition of shares of Mandatory Convertible Preferred Stock (other than pursuant to a conversion or an acquisition termination redemption described below) or common stock, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition and the holder’s adjusted tax basis in such shares. Gain or loss realized on the sale or other disposition generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other disposition the Mandatory Convertible Preferred Stock or the common stock has been held for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses may be subject to limitations.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

A U.S. Holder generally will not recognize gain or loss upon the conversion of our Mandatory Convertible Preferred Stock into our common stock, except that any cash or common stock received in respect of accrued and unpaid dividends that have been declared will be taxable as described above under “—Taxation of Distributions,” with any common stock received in respect of such dividends treated as if the U.S. Holder had received cash equal to the fair market value of any such common stock determined as of the date of conversion.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Mandatory Convertible Preferred Stock for more than one year at the time of conversion.

The tax treatment of a U.S. Holder’s receipt of any cash or common stock paid upon conversion in respect of accrued and unpaid dividends that have not been declared, or paid in respect of any make-whole dividend, is uncertain. Although not free from doubt, we believe the receipt of such cash or common stock should be treated as additional consideration received by the U.S. Holder upon conversion of the Mandatory Convertible Preferred Stock into common stock. Accordingly, the receipt of cash should be taxable to the extent of any gain realized by the U.S. Holder. For this purpose, gain generally would equal the excess, if any, of (i) the sum of the fair market value of our common stock received upon conversion (including any fractional common share for which cash is received) and the cash received (other than amounts of cash or common stock received in respect of accrued and unpaid dividends that have been declared) over (ii) the U.S. Holder’s tax basis in our Mandatory Convertible Preferred Stock immediately prior to conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the receipt of the cash attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends is considered to have the effect of a dividend, such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, such gain could be capital gain. To the extent the amount of cash received in respect of accrued but unpaid dividends that have not been declared, or in respect of any make-whole dividend, exceeded the gain realized by a U.S. Holder, the excess amount would not be taxable to such U.S. Holder but would reduce its adjusted tax basis in our common stock.

U.S. Holders should be aware that the tax treatment described above in respect of the payments of cash or common stock made in respect of accrued and unpaid dividends that have not been declared and any make-whole dividends is not certain and may be challenged by the Internal Revenue Service (“IRS”), including on grounds that the amount received attributable to the accrued and unpaid dividends that have not been declared and any make-whole dividends represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “—Taxation of Distributions.”

Because payments of common stock that are treated as dividends will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from shares of common stock or current or subsequent payments of cash to such U.S. Holder.

Except as discussed in the last sentence of this paragraph, a U.S. Holder’s basis in shares of common stock received upon conversion of the Mandatory Convertible Preferred Stock (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the basis of the converted shares of the Mandatory Convertible Preferred Stock, increased by any gain recognized on the conversion and reduced by any cash received that was treated as additional consideration received in the conversion as discussed above, and the holding period of such shares of common stock will include the holding period of the converted shares of Mandatory Convertible Preferred Stock. A U.S. Holder’s tax basis in common stock received may be further reduced under the rules described above under “—Extraordinary Dividends.” Common stock received in payment of accrued but unpaid dividends that have been declared and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.

In the event a U.S. Holder’s Mandatory Convertible Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. Holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Acquisition Termination Redemption

If, as a result of an acquisition termination redemption, a U.S. Holder receives from us a combination of cash and shares of our common stock pursuant to the payment of the Acquisition Termination Make-whole Amount, we intend to treat the acquisition termination redemption as a recapitalization for U.S. federal income tax purposes. As a result, no loss would be recognized upon such acquisition termination redemption, but the U.S. Holder would be required to recognize any gain in an amount equal to the lesser of (1) the cash payment (excluding cash received in lieu of a fractional share of Mandatory Convertible Preferred Stock and cash received attributable to accrued but unpaid dividends that have been declared) and (2) the excess of (i) the fair market value of shares of our common stock and cash received in the acquisition termination redemption (excluding shares of common stock or cash received attributable to accrued but unpaid dividends that have been declared) over (ii) the U.S. Holder’s adjusted tax basis in the Mandatory Convertible Preferred Stock at the time of redemption. Any gain recognized will be taxed as capital gain as long as it is “not essentially equivalent to a dividend” with respect to the U.S. Holder, and otherwise the acquisition termination redemption will be taxed in the same manner as a distribution as described above under “—Taxation of Distributions.” If a U.S. Holder owns none or only an insubstantial amount of our voting stock (actually or constructively, based on certain attribution rules), and does not exercise any control or management over our affairs, it is likely that the gain recognized from an acquisition termination redemption would be considered “not essentially equivalent to a dividend” and would be treated as capital gain as described above under “—Sale or Other Disposition of Our Stock.” The U.S. Holder’s tax basis in shares of our common stock received upon redemption of Mandatory Convertible Preferred Stock would be the same as its tax basis in the Mandatory Convertible Preferred Stock, increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment (other than any cash attributable to accrued but unpaid dividends that have been declared). A U.S. Holder’s holding period for the shares of our common stock received upon redemption of a Mandatory Convertible Preferred Stock would include the holding period for such Mandatory Convertible Preferred Stock. Cash received in lieu of a fractional share of our common stock generally would be treated as a payment in exchange for the fractional share. Accordingly, assuming the acquisition termination redemption is not “essentially equivalent to a dividend,” the receipt of cash in lieu of a fractional share generally would result in capital gain or loss measured by the difference between the cash received for the fractional share and the adjusted tax basis in the fractional share. Shares of common stock and cash received that are attributable to accrued but unpaid dividends that have been declared will be taxable as described under “—Taxation of Distributions” above as if the U.S. Holder had received cash in respect of such dividends equal to the fair market value of such common stock on the date of the acquisition termination redemption. It is also possible that the receipt of the cash or common stock attributable to accrued but unpaid dividends that have not been declared, or to any make-whole dividend, may be considered to represent a dividend and would be taxable as described above under “Taxation of Distributions.” If a U.S. Holder receives solely cash pursuant to the payment of the Acquisition Termination Make-whole Amount, assuming the acquisition termination redemption is not “essentially equivalent to a dividend,” such payment will be treated as described above under “—Sale or Other Disposition of Our Stock.”

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with distributions on our Mandatory Convertible Preferred Stock or our common stock and the proceeds from a sale or other disposition of such stock, unless a U.S. Holder is an exempt recipient. A U.S. Holder may also be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Tax Consequences to Non-U.S. Holders

The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of our Mandatory Convertible Preferred Stock or our common stock acquired in this offering by a “Non-U.S. Holder” that does not own, and has not owned, actually or constructively, more than 5% of our Mandatory Convertible Preferred Stock or our common stock. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of our Mandatory Convertible Preferred Stock or our common stock that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes. If you are or may become such a person, you should consult your tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of our Mandatory Convertible Preferred Stock or our common stock.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities.

Taxation of Distributions

Distributions or other payments that are treated as dividends (see “—Tax Consequences to U.S. Holders—Taxation of Distributions,” “—Conversion of Mandatory Convertible Preferred Stock into Common Stock,” and “—Acquisition Termination Redemption”), including deemed distributions described above under “—Tax Consequences to U.S. Holders—Adjustments to Conversion Rate,” generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed applicable IRS Form W-8 certifying your entitlement to benefits under a treaty.

If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of our Mandatory Convertible Preferred Stock or our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Because deemed distributions or distributions made in common stock to a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we (or an applicable withholding agent) will withhold the U.S. federal tax on such dividend from any cash, shares of common stock, or sales proceeds otherwise payable to the Non-U.S. Holder.

Gain on Disposition of Our Mandatory Convertible Preferred Stock or Our Common Stock

Subject to the discussions above under “—Taxation of Distributions,” and below under “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our Mandatory Convertible Preferred Stock or our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

•	we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our Mandatory Convertible Preferred Stock or our common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of our Mandatory Convertible Preferred Stock or our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Conversion of Mandatory Convertible Preferred Stock into Common Stock and Acquisition Termination Redemption

A Non-U.S. Holder generally will not recognize gain or loss upon the conversion of Mandatory Convertible Preferred Stock into our common stock or upon an acquisition termination redemption, except that (1) cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share and will be subject to the treatment described above under “—Gain on Disposition of Our Mandatory Convertible Preferred Stock and Common Stock,” (2) cash or common stock received in respect of accrued and unpaid dividends that have been declared should be treated in the manner described above under “Tax Consequences to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock,” (3) cash or common stock received in respect of accrued and unpaid dividends or make-whole dividends that have not been declared should be treated in the manner described above under “Tax Consequences to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock,” and (4) cash and common stock received upon an acquisition termination redemption should be treated in the manner described above under “Tax Consequences to U.S. Holders—Acquisition Termination Redemption.” In the case of payments described in (2), a Non-U.S. Holder should expect a withholding agent to withhold tax from such amounts, as described above under “—Taxation of Distributions.” In the case of payments described in (3) and (4), the tax treatment of such amounts is uncertain, and therefore a withholding agent may withhold 30% of such amount as described under “—Taxation of Distributions.”

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments of dividends on our Mandatory Convertible Preferred Stock and our common stock. Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our Mandatory Convertible Preferred Stock or our common stock. A Non-U.S. Holder may be subject to backup withholding on payments on our Mandatory Convertible Preferred Stock or our common stock or on the proceeds from a sale or other disposition of our common stock unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person or otherwise establishes an exemption. The provision of a properly executed applicable IRS Form W-8 certifying non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our Mandatory Convertible Preferred Stock and our common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our Mandatory Convertible Preferred Stock and our common stock, as well as of gross proceeds of dispositions occurring after December 31, 2018 of our Mandatory Convertible Preferred Stock and our common stock, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable non-U.S. country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Beneficial owners should consult their tax advisors regarding the effects of FATCA on their investment in our Mandatory Convertible Preferred Stock or our common stock.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of shares of our Mandatory Convertible Preferred Stock by (i) “employee benefit plans” subject to Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts (“IRAs” and each, an “IRA”) and other arrangements subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”) and (iii) entities whose underlying assets include “plan assets” of any such plans, accounts or arrangements therein (each of plans, accounts, arrangements and entities described in this section are referred to herein as a “Plan”).

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and certain persons (referred to as “parties in interest” or “disqualified persons” under ERISA and the Code) having certain relationships to such Covered Plans, unless an exemption is applicable to the transaction. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under Title I of ERISA and/or Section 4975 of the Code. A prohibited transaction within the meaning of ERISA and the Code could arise if shares of our Mandatory Convertible Preferred Stock are acquired by a Covered Plan to which we, the underwriters or any of our or their respective affiliates (the “Transaction Parties”) is a party in interest or disqualified person, and such acquisition is not entitled to an applicable exemption. Fiduciaries of Covered Plans considering acquiring shares of our Mandatory Convertible Preferred Stock in reliance on an exemption should carefully review the exemption to assure it is applicable.

Any Plan fiduciary (the “Fiduciary”) which proposes to cause a Covered Plan to purchase shares of our Mandatory Convertible Preferred Stock should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction. Each Fiduciary should consult with its legal advisor concerning the potential consequences to the Covered Plan under Title I of ERISA or Section 4975 of the Code of an investment in shares of our Mandatory Convertible Preferred Stock. In addition, any purchaser who is a Plan such as a governmental plan, church plan or non-U.S. plan should note that while these plans are generally not subject to Title I of ERISA or Section 4975 of the Code, they may be subject to Similar Laws, and, accordingly, fiduciaries of such Plans should consult with their legal advisors to confirm that the purchase and holding of shares of our Mandatory Convertible Preferred Stock by such Plans will not constitute or result in a violation of any applicable Similar Law.

By its purchase, each purchaser and holder of shares of our Mandatory Convertible Preferred Stock will be deemed to have represented that either (a) it is not, and is not acquiring shares of our Mandatory Convertible Preferred Stock on behalf of, a Plan or (b) its acquisition, holding and subsequent disposition of shares of our Mandatory Convertible Preferred Stock will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws. In addition, each purchaser of shares of our Mandatory Convertible Preferred Stock in this offering that is a Covered Plan will be deemed to represent that a Fiduciary, independent of the Transaction Parties, is acting on the Covered Plan’s behalf, is responsible for the Covered Plan’s decision to acquire shares of our Mandatory Convertible Preferred Stock in this offering and that such Fiduciary: (i) is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time; (ii) in the case of a Covered Plan that is an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary; (iii) is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in shares of our Mandatory Convertible Preferred Stock; (iv) is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire shares of our Mandatory Convertible Preferred Stock;

(v) has exercised independent judgment in evaluating whether to invest the assets of the Covered Plan in shares of our Mandatory Convertible Preferred Stock; (vi) understands and has been fairly informed of the existence and the nature of the financial interests of the Transaction Parties in connection with the Covered Plan’s acquisition of shares of our Mandatory Convertible Preferred Stock; (vii) understands that the Transaction Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Covered Plan, in connection with the Covered Plan’s acquisition of shares of our Mandatory Convertible Preferred Stock; and (viii) understands that no fee or other compensation will be paid directly to any of the Transaction Parties by the Covered Plan, or any fiduciary, participant or beneficiary of the Covered Plan, for the provision of investment advice (as opposed to other services) in connection with the Covered Plan’s acquisition of shares of our Mandatory Convertible Preferred Stock.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring, holding or disposing of shares of our Mandatory Convertible Preferred Stock on behalf of, or with the assets of, any Plan (or plan subject to Similar Laws), consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be available. Purchasers of shares of our Mandatory Convertible Preferred Stock have exclusive responsibility for ensuring that their purchase, holding and disposition of the Mandatory Convertible Preferred Stock does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any shares of our Mandatory Convertible Preferred Stock to a Plan (or plan subject to Similar Laws) is in no respect a representation by the Company that such an investment meets all relevant legal requirements with respect to investments by any such plan generally or any particular plan, or that such investment is appropriate for such plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential plan purchasers or at plan purchasers generally and such purchasers of shares of our Mandatory Convertible Preferred Stock should consult and rely on their own counsel and advisers as to whether an investment of shares in our Mandatory Convertible Preferred Stock is suitable.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Mandatory Convertible Preferred Stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Mandatory Convertible Preferred Stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Mandatory Convertible Preferred Stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of Mandatory Convertible Preferred Stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $        per share under the public offering price. After the initial offering of the shares of Mandatory Convertible Preferred Stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 375,000 additional shares of Mandatory Convertible Preferred Stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions, solely to cover over-allotments. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Mandatory Convertible Preferred Stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Mandatory Convertible Preferred Stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds to Assurant before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 375,000 shares of Mandatory Convertible Preferred Stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds to Assurant Inc., before expenses	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $         . Prior to this offering, there has been no public market for our Mandatory Convertible

Preferred Stock. We intend to apply to list the Mandatory Convertible Preferred Stock on NYSE under the symbol “AIZP.” Our common stock is listed on NYSE under the trading symbol “AIZ.”

We and all directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Mandatory Convertible Preferred Stock, common stock or any securities convertible into or exercisable or exchangeable for shares of common stock or, with respect to the Company only, publicly disclose the intention to make any offer, pledge, sale or disposition;

•	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of Mandatory Convertible Preferred Stock, common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Mandatory Convertible Stock or common stock.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Mandatory Convertible Preferred Stock, common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by the Company of shares of common stock to TPG Capital, L.P. in equity consideration in connection with the closing of the TWG Acquisition;

•	any stock options, restricted stock awards or other awards or grants to be issued by the Company pursuant to the stock incentive plans disclosed in this prospectus supplement and the documents incorporated herein;

•	any shares of common stock or other securities issued or realized by the Company upon the exercise, vesting or settlement of awards or grants issued pursuant to stock incentive plans disclosed in this prospectus supplement and the documents incorporated herein;

•	any shares of common stock or other securities issued by the Company to participants in the Company’s employee stock purchase plan any shares of common stock or other securities issued to participants in the Company’s employee stock purchase plan;

•	the issuance by the Company of shares of common stock issuable upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

•	the issuance, if any, of common stock pursuant to the terms of the Mandatory Convertible Preferred Stock;

•	transactions by any person other than us relating to shares of Mandatory Convertible Preferred Stock, common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Mandatory Convertible Preferred Stock, common stock or other securities acquired in such open market transactions;

•	transfers of shares of common stock to us solely for the purpose of satisfying tax withholding amounts that become due in connection with the vesting of awards granted under one of our equity incentive plans; or

•	transfers by any person other than us of shares of Mandatory Convertible Preferred Stock, common stock or any security convertible into common stock as a bona fide gift, provided that (i) each donee shall sign and deliver a lock-up letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Mandatory Convertible Preferred Stock or common stock, shall be required or shall be voluntarily made during the restricted period.

Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, in their sole discretion, may release the Mandatory Convertible Preferred Stock, common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the Mandatory Convertible Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Mandatory Convertible Preferred Stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Mandatory Convertible Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of the Mandatory Convertible Preferred Stock in the open market to stabilize the price of the Mandatory Convertible Preferred Stock. These activities may raise or maintain the market price of the Mandatory Convertible Preferred Stock above independent market levels or prevent or retard a decline in the market price of the Mandatory Convertible Preferred Stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, and if such indemnification is unavailable or insufficient, we and the underwriters have agreed to damage contribution arrangements based upon relative benefits received from this offering and relative fault resulting in such damage.

This prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Mandatory Convertible Preferred Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, certain of the underwriters or their affiliates have agreed to provide us with the commitments under the Bridge Loan Facility and/or are lenders under our Term Loan Facility and 2017 Credit Facility. Each of these parties have received or will receive customary fees in connection therewith.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our Mandatory Convertible Preferred Stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Mandatory Convertible Preferred Stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Mandatory Convertible Preferred Stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Mandatory Convertible Preferred Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Mandatory Convertible Preferred Stock to be offered so as to enable an investor to decide to purchase any shares of our Mandatory Convertible Preferred Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Shares of our Mandatory Convertible Preferred Stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European

Economic Area. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling shares of our Mandatory Convertible Preferred Stock or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling shares of our Mandatory Convertible Preferred Stock or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of shares of our Mandatory Convertible Preferred Stock in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of our Mandatory Convertible Preferred Stock. This prospectus supplement is not a prospectus for the purposes of the Prospectus

Directive.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares of our Mandatory Convertible Preferred Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Mandatory Convertible preferred Stock in, from or otherwise involving the United Kingdom.

Canada

The shares of our Mandatory Convertible Preferred Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our Mandatory Convertible Preferred Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The shares of our Mandatory Convertible Preferred Stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our Mandatory Convertible Preferred Stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares of our Mandatory Convertible Preferred Stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of our

Mandatory Convertible Preferred Stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of our Mandatory Convertible Preferred Stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our Mandatory Convertible Preferred Stock.

United Arab Emirates

The shares of our Mandatory Convertible Preferred Stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares of our Mandatory Convertible preferred Stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of our Mandatory Convertible Preferred Stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of our Mandatory Convertible Preferred Stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of our Mandatory Convertible Preferred Stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of our Mandatory Convertible Preferred Stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of our Mandatory Convertible Preferred Stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of our Mandatory Convertible Preferred Stock, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Japan

The shares of our Mandatory Convertible Preferred Stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of our Mandatory Convertible Preferred Stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Hong Kong

The shares of our Mandatory Convertible Preferred Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our Mandatory Convertible Preferred Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our Mandatory Convertible preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Mandatory Convertible Preferred Stock may not be circulated or distributed, nor may the shares of our Mandatory Convertible preferred stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our Mandatory Convertible Preferred Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our Mandatory Convertible Preferred Stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore

Bermuda

Shares of our Mandatory Convertible Preferred Stock may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

British Virgin Islands

The shares of our Mandatory Convertible preferred Stock are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares of our Mandatory Convertible preferred Stock may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands),(“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the shares of our Mandatory Convertible Preferred Stock for the purposes of the Securities and Investment Business Act, 2010 (“SIBA”) or the Public Issuers Code of the British Virgin Islands.

China

This prospectus supplement does not constitute a public offer of shares of our Mandatory Convertible Preferred Stock, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares of our Mandatory Convertible Preferred Stock are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares of our Mandatory Convertible Preferred Stock or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Korea

The shares of our Mandatory Convertible Preferred Stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares of our Mandatory Convertible Preferred Stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of our Mandatory Convertible Preferred Stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The shares of our Mandatory Convertible Preferred Stock have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares of our Mandatory Convertible Preferred Stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of our Mandatory Convertible Preferred Stock. By the purchase of the shares of our Mandatory Convertible Preferred Stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares of our Mandatory Convertible Preferred Stock pursuant to the applicable laws and regulations of Korea.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares of our Mandatory Convertible Preferred Stock has been or will be registered with the Securities Commission of Malaysia (“Malaysia Commission”) for the Malaysia Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our Mandatory Convertible Preferred Stock may not be circulated or distributed, nor may the shares of our Mandatory Convertible Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Malaysia Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares of our Mandatory Convertible Preferred Stock, as principal, if the offer is on terms that the shares of our Mandatory Convertible Preferred Stock may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Malaysia Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares of our Mandatory Convertible Preferred Stock is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Malaysia Commission under the Capital Markets and Services Act 2007.

Taiwan

The shares of our Mandatory Convertible Preferred Stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of our Mandatory Convertible Preferred Stock in Taiwan.

South Africa

Due to restrictions under the securities laws of South Africa, the shares of our Mandatory Convertible Preferred Stock are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

i	the offer, transfer, sale, renunciation or delivery is to:

(a)	persons whose ordinary business is to deal in securities, as principal or agent;

(b)	the South African Public Investment Corporation;

(c)	persons or entities regulated by the Reserve Bank of South Africa;

(d)	authorised financial service providers under South African law;

(e)	financial institutions recognised as such under South African law;

(f)	a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g)	any combination of the person in (a) to (f); or

ii	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) in South Africa is being made in connection with the issue of the shares of our Mandatory Convertible Preferred Stock. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares of our Mandatory Convertible Preferred Stock in South Africa constitutes an offer of the shares of our Mandatory Convertible Stock in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

VALIDITY OF THE SECURITIES

Certain matters pertaining to the securities will be passed upon for the Company by Jessica M. Olich, Esq. The validity of the securities will be passed upon for the Company by Davis Polk & Wardwell LLP, New York, New York, and the validity of such securities will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of TWG Holdings Limited as of and for the year ended December 31, 2017, incorporated in this prospectus supplement by reference to the Current Report on Form 8-K filed with the SEC on March 6, 2018, have been so incorporated in reliance on the report of Ernst & Young LLP, independent auditors given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

ASSURANT, INC.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Units

We may offer these securities or a combination of these securities from time to time on terms to be determined at the time of the offering. We may sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continued or delayed basis. We will provide the specific terms of the securities and describe the manner in which they may be offered in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our shares of common stock are listed on the New York Stock Exchange under the trading symbol “AIZ”.

This prospectus and any applicable prospectus supplement may be used in the initial sale of the securities or in resales by selling securityholders. In addition, Assurant, Inc. or any of its affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

You should consider carefully the risk factors beginning on page 4 of this prospectus and included in our reports filed with the Securities and Exchange Commission and in any applicable prospectus supplement before purchasing any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer and the manner in which they may be offered. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, that will describe the specific terms of the offering and the specific manner in which the securities will be offered. We and any underwriter or agent that we may from time to time retain may also provide you with other information relating to the offering, which we refer to as “other offering material”. The prospectus supplement, pricing supplement and any other offering material may add to, update or change the information contained in this prospectus. Throughout this prospectus, where we indicate that material may be supplemented in a prospectus supplement, that information may also be supplemented in other offering material provided to you. If there is any inconsistency between the information in this prospectus and any prospectus supplement or other offering material, you should rely on the information in the prospectus supplement or other offering material. Please carefully read this prospectus, the prospectus supplement, the pricing supplement and any other offering material together with the information contained in the documents we refer to under the heading “Where You Can Find More Information”.

We are responsible for the information contained in or incorporated by reference in this prospectus, the applicable prospectus supplement and any pricing supplement or other offering material, if any, provided by us or any underwriter or agent that we may from time to time retain. We have not authorized anyone to provide you with different information and we take no responsibility for any other information that others may give you. You should assume that the information appearing in or incorporated by reference into this prospectus, any prospectus supplement and any pricing supplement or other offering material is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates. Neither we nor any underwriters or agent whom we may from time to time retain is making or will make an offer of the securities in any jurisdiction where the offer or sale is not permitted.

i

FORWARD-LOOKING INFORMATION

Some of the statements included in this prospectus and the documents incorporated by reference in this prospectus, particularly those anticipating future financial performance, business prospectus, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “may,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately” or the negative versions of those words and terms with a similar meaning. Any forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those indicated in this prospectus and the documents incorporated by reference in this prospectus. We believe that these factors include but are not limited to those described under the subsections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly report on Form 10-Q. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and the documents incorporated by reference in this prospectus. We undertake no obligation to update any forward-looking statements in this prospectus as a result of new information or future events or developments.

The following factors could cause our actual results to differ materially from those currently estimated by management:

•	the successful completion of the pending transaction with The Warranty Group and the effective integration of its operations;

•	the impact of recently enacted tax reform legislation in the U.S.;

•	the loss of significant client relationships or business, distribution sources and contracts;

•	the impact of general economic, financial market and political conditions;

•	the adequacy of reserves established for future claims;

•	the impact of catastrophic losses, including human-made catastrophic losses;

•	a decline in our credit or financial strength ratings;

•	risks related to our international operations, including fluctuations in exchange rates;

•	an impairment of the Company’s goodwill or other intangible assets resulting from a sustained significant decline in the Company’s stock price, a decline in actual or expected future cash flows or income, a significant adverse change in the business climate or slower growth rate, among other circumstances;

•	a failure to effectively maintain and modernize our information technology systems;

•	the Company’s vulnerability to system security threats, data protection breaches, cyber attacks and data breaches compromising client information and privacy;

•	significant competitive pressures in our businesses or changes in customer preferences;

•	the failure to find and integrate suitable acquisitions and new ventures;

•	a decline in the sales of our products and services resulting from an inability to develop and maintain distribution sources or attract and retain sales representatives;

•	a decline in the value of our investment portfolio;

ii

•	the failure to successfully manage outsourcing activities, such as functions in our mortgage solution business and call center services;

•	a decline in the value of mobile devices in our inventory or those that are subject to guaranteed buyback provisions;

•	the unavailability or inadequacy of reinsurance coverage;

•	the insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

•	the credit risk of some of our agents that we are exposed to due to the structure of our commission program;

•	the inability of our subsidiaries to pay sufficient dividends to the holding company;

•	the failure to attract and retain key personnel and to provide for succession of senior management and key executives;

•	the extensive regulations we are subject to could increase our costs; restrict the conduct of our business and limit our growth; and

•	the impact of unfavorable outcomes in potential litigation and/or potential regulatory investigations.

For a more detailed discussion of the risks that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, as filed with the SEC.

iii

ABOUT ASSURANT, INC.

Assurant is a global provider of risk management solutions in the housing and lifestyle markets in North America, Latin America, Europe and Asia. As used in this prospectus, unless we state otherwise or the context indicates otherwise, “Assurant,” the “Company,” “ we,” “our” and similar terms mean Assurant, Inc., and its subsidiaries.

We currently are comprised of three operating segments: Global Housing, Global Lifestyle, and Global Preneed. We partner with clients who are leaders in their industries to provide consumers a diverse range of protection products and services. Through our Global Housing segment, we provide lender-placed homeowners, manufactured housing and flood insurance; renters insurance and related products (also referred to as our “multi-family housing” business); and field services, valuation services and other property risk management services (also referred to as our “mortgage solutions” business). Through our Global Lifestyle segment, we provide mobile device protection products and related services and extended service products and related services for consumer electronics and appliances (also referred to as our “global connected living” business); vehicle protection services; and credit insurance. Global Preneed provides pre-funded funeral insurance and annuity products.

Assurant’s vision is to be the premier provider of risk management solutions in our addressable markets within the housing and lifestyle markets globally. To achieve this vision, we are focused on maintaining an attractive portfolio of market-leading businesses in the housing and lifestyle markets with integrated risk offerings to drive distinct competitive advantage and attractive economics within a more efficient operating structure. We recently underwent a multi-year transformation including the implementation of a more agile operating model, reorganizing our global business operating structure to increase competitive agility and deliver superior customer experience as well as centralizing key support functions to benefit from economies of scale. We expect to profitably grow over time by investing in niche capabilities, further expanding our offerings beyond our risk-based businesses to fee-based services along the lifecycle of our core products and diversifying our distribution channels. In addition, we look to deploy capital strategically – both to invest in our businesses and return capital to shareholders via share repurchase and dividends.

Assurant, Inc. was incorporated in Delaware in 2004. Our predecessor, Fortis, Inc., was incorporated in Nevada in April 1969. Fortis, Inc. was merged with and into Assurant, Inc. in February 2004. Our principal executive offices are located at 28 Liberty Street, 41st Floor, New York, New York 10005. Our telephone number is (212) 859-7000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and on our website at http://www.assurant.com.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and its exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and until all of the offered securities are sold other than the information that is deemed to be furnished and not filed in accordance with SEC rules. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	our Current Reports on Form 8-K filed with the SEC on January 17, 2017, May 12, 2017, May 15, 2017, August 7, 2017, August 15, 2017, October 18, 2017 (only with respect to Items 1.01 and 9.01 and Exhibits 2.1, 4.1, 4.2, 10.1 and 10.2 thereto), December 21, 2017 and January 9, 2018 (only with respect to Items 1.01, 3.02 and 9.01 and Exhibits 2.1, 4.1, 4.2 and 10.1 thereto);

•	our definitive proxy statement filed on March 24, 2017 pursuant to Section 14 of the Exchange Act; and

•	the description of our common stock contained in the section captioned “Description of Share Capital” in our prospectus included in the registration statement on Form S-1 (Registration No. 333-121820) originally filed with the SEC on January 3, 2005 and amended on January 10, 2005.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or calling:

Assurant, Inc.

28 Liberty Street

41st Floor

New York, New York 10005

Attn: Investor Relations

(212) 859-7000

We are responsible for the information contained or incorporated by reference in this prospectus and the prospectus supplement and any pricing supplement or other offering material. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement, pricing supplement or other offering material. We have not authorized anyone to provide you with different information and we take no responsibility for any other information that others may give you. Neither we nor any underwriters or agents whom we may from time to time retain is making or will make an offer of the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, the prospectus supplement, any pricing supplement and any other offering material is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risk factors set forth in our most recent Annual Report on Form 10-K filed with the SEC, in each case as those risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale or resale of the securities referenced in this prospectus for (a) general corporate purposes, which may include, among other things, working capital, contributions of capital to our insurance underwriting and other subsidiaries, capital expenditures, the repurchase of shares of common stock, the repayment of short-term borrowings or other debt or acquisitions, or (b) any other purpose disclosed in the applicable prospectus supplement.

RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

The following table presents our historical ratio of consolidated earnings to fixed charges for the nine-month period ended September 30, 2017 and for each of the years in the five-year period ended December 31, 2016.

	Nine months ended September 30,	Year ended December 31,
	2017	2016	2015	2014	2013	2012
Historical ratio of consolidated earnings to fixed charges	7.83	13.76	4.06	11.86	10.10	11.79

Earnings represent:

•	Income from operations before income taxes

plus

•	Fixed charges

Fixed charges include:

•	Interest expense

•	Amortization of discounts related to indebtedness

•	The proportion of rental expense deemed representative of the interest factor by the management of Assurant.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

References to “Assurant,” the “Company,” “ us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. Owners of beneficial interests in the debt securities should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

Debt Securities May Be Senior or Subordinated

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets or the property or assets of our subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities and, in the case of senior debt securities in bearer form, any related interest coupons, will be issued under our senior debt indentures described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities and, in the case of subordinated debt securities in bearer form, any related interest coupons, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness,” as defined in the subordinated debt indenture. Neither indenture limits our ability to incur additional unsecured indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities issued under the indentures (as defined below).

The Senior and Subordinated Debt Indentures

The senior debt securities are governed by documents called the “senior debt indentures” (the Senior Debt Indenture dated as of February 18, 2004 between us and U.S. Bank National Association, as successor to SunTrust Bank, as trustee, which we refer to as the “2004 senior debt indenture”, and the Indenture, dated as of March 28, 2013, between us and U.S. Bank National Association, as trustee, which we refer to as the “2013 senior debt indenture”), and the subordinated debt securities are governed by the “subordinated debt indenture” (the Indenture, to be dated as of a date on or prior to the initial issuance of subordinated debt securities under such Indenture, between us and U.S. Bank National Association, as trustee, and together with the senior debt indentures, the “indentures”). A number of provisions of our three indentures are identical; however, the provisions relating to subordination are included only in the subordinated debt indenture and certain provisions described below under “—Notices”, “—Modification and Waiver of the Debt Securities”, “—Reports”, “—Restrictive Covenants” and “—Events of Default” vary substantially among the indentures.

Reference to the indenture or the trustee with respect to any debt securities, means the indenture under which those debt securities are issued and the trustee under that indenture. See “––Our Relationship with the Trustee”.

The trustee has two main roles:

1. The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the indentures or the debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, described below under “—Events of Default —Remedies If an Event of Default Occurs”.

2. The trustee performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder’s debt securities to a new buyer if a holder sells.

The indentures and their associated documents contain the full legal text of the matters described in this section. The indentures and the debt securities are governed by New York law. A copy of each indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

We may issue as many distinct series of debt securities under any of the indentures as we wish. The provisions of the senior debt indentures and the subordinated debt indenture allow us not only to issue debt securities with terms different from those previously issued under the applicable indenture, but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you. In addition we may offer debt securities, together with other debt securities, warrants, stock purchase contracts, preferred stock or common stock in the form of units, as described below under “Description of Units We May Offer”.

This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences from the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, we describe the meaning of only some of the more important terms. For your convenience, we also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description in the prospectus supplement of the particular terms of the series of debt securities you are offered. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

Under the 2013 senior debt indenture and the subordinated debt indenture (but not the 2004 senior debt indenture), we may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. (Section 101 of the 2013 senior debt indenture and the subordinated debt indenture) The prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe the risks and certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and, if applicable, a pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum, at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of, premium, if any, and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of the issuer or the holder;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock or other of our securities or the debt or equity securities of third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities or the debt or equity securities of third parties issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $1,000 and any integral multiples thereof, the denominations in which the series of debt securities will be issuable;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities;

•	if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our election or that of a holder, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, or interest on the series of debt securities;

•	the applicability of the provisions described under “––Restrictive Covenants” and “—Defeasance” below;

•	any event of default under the series of debt securities if different from those described under “—Events of Default” below;

•	if the debt securities will be issued in bearer form, any special provisions relating to bearer securities that are not addressed in this prospectus;

•	if the series of debt securities will be issuable only in the form of a global security, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities.

In addition to the items above, the prospectus supplement relating to a series of debt securities issued under the 2004 senior debt indenture will also describe the following terms of the series:

•	the provisions of the indenture, if any, that shall not apply to the series of debt securities;

•	the right, if any, to defer payment of interest on the debt securities and the maximum length of any deferral period; and

•	whether the Company shall enter into an exchange and registration rights agreement with respect to the debt securities.

An investment in debt securities may involve special risks, including risks associated with indexed securities and currency-related risks if the debt security is linked to an index or is payable in or otherwise linked to a non-U.S. dollar currency. We will describe these risks in the prospectus supplement relating to specific debt securities.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how holders transfer ownership and where we make payments;

•	Holders’ rights in several Special Situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	Subordination Provisions in the subordinated debt indenture that may prohibit us from making payment on those securities;

•	Our right to release ourselves from all or some of our obligations under the debt securities and the indenture by a process called Defeasance; and

•	Holders’ rights if we Default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

Unless we specify otherwise in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000 (Section 302 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.2 of the 2004 senior debt indenture)

If a debt security is issued as a registered global debt security, only the depositary—e.g., DTC, Euroclear and Clearstream, each as defined below under “Legal Ownership and Book-Entry Issuance”—will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security. Those who own beneficial interests in a global security do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry procedures below under “Legal Ownership and Book-Entry Issuance”.

Holders may have their debt securities broken into more debt securities of smaller denominations of not less than $1,000 or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.5 of the 2004 senior debt indenture) This is called an exchange.

Holders may exchange or transfer debt securities at the office of the trustee. They may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform this service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. (Section 305 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.5 of the 2004 senior debt indenture) The trustee’s agent may require an indemnity against any loss, liability or expense incurred without negligence or bad faith on its part arising out of or in connection with the acceptance or administration of the trust or trusts before replacing any debt securities.

Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002 of the 2013 senior debt indenture and the subordinated debt indenture, Section 10.2 of the 2004 senior debt indenture)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.5 of the 2004 senior debt indenture)

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the prospectus supplement.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and will be stated in the prospectus supplement. (Section 307 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.10 of the 2004 senior debt indenture) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to pro-rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in the Borough of Manhattan, the City of New York. That office is currently located at U.S. Bank National Association, ATTN: Global Corporate Trust Services, 100 Wall Street, 16th Floor, New York, New York 10005. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify holders of changes in the paying agents for any particular series of debt securities. (Section 1002 of the 2013 senior debt indenture and the subordinated debt indenture, Section 10.2 of the 2004 senior debt indenture)

Notices

We and the trustee will send notices regarding the debt securities only to holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106 of the 2013 senior debt indenture and the subordinated debt indenture, Sections 1.1 and 1.6 of the 2004 senior debt indenture) With respect to who is a legal “holder” for this purpose, see “Legal Ownership and Book-Entry Issuance”.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders, in the case of the 2013 senior debt indenture and the subordinated debt indenture, or at the end of three years after the amount is due to holders in the case of the 2004 senior debt indenture, will be repaid to us. After that two- or three-year period, holders may look only to us for payment and not to the trustee or any other paying agent. (Section 1003 of the 2013 senior debt indenture and the subordinated debt indenture, Section 10.5 of the 2004 senior debt indenture)

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm, or to buy or lease substantially all of the assets of another company or firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•	If we merge with or into another company or firm or sell or lease substantially all our assets to another company or firm, the other company or firm must be a corporation, partnership or trust organized under the laws of a State of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities.

•	The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded.

•	It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to certain liens or other preferential rights in that property over other lenders, including the holders of the senior debt securities. We have promised in our senior debt indentures to limit these preferential rights on voting stock of any Restricted Subsidiary (as defined in the 2013 senior debt indenture) or Principal Subsidiary (as defined in the 2004 senior debt indenture) as discussed under “—Restrictive Covenants—Limitation on Liens on Stock of Restricted and Principal Subsidiaries and on Issuance or Disposition of Stock of Restricted and Principal Subsidiaries”. If a merger or other transaction would create any liens on the voting stock of our Restricted Subsidiaries (as defined in the 2013 senior debt indenture) or Principal Subsidiaries (as defined in the 2004 senior debt indenture), as applicable, we must comply with that restrictive covenant. Either the liens will be permitted under the covenant, or we would be required to grant an equivalent or higher-ranking lien on the same voting stock to the holders of the senior debt securities.

Modification and Waiver of the Debt Securities

There are four types of changes we can make to the indenture and the debt securities issued under that indenture.

Changes Requiring Approval of All Holders. First, there are changes that cannot be made to the indenture or the debt securities without specific approval of each holder of a debt security affected in any material respect by the change under a particular debt indenture. Affected debt securities may be all or less than all of the debt securities issued under that debt indenture or all or less than all of the debt securities of a series.

Following is a list of those types of changes under the 2004 senior debt indenture:

•	changing the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or changing the time of payment of interest, reducing any premium payable upon the redemption or changing the time at which the debt security may be redeemed or purchased;

•	reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment, supplement or waiver;

•	waiving a default or event of default in the payment of principal of or interest or additional interest, if any, on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of a series of debt securities and a waiver of the payment default that resulted from such acceleration);

•	making any debt security payable in money other than that stated in the indenture and the debt securities;

•	making any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of or interest or additional interest, if any, on the debt securities;

•	making any change to the abilities of holders of debt securities to enforce their rights under the indenture or the provisions of the clauses above; or

•	except as permitted under the 2004 senior debt indenture, increasing the conversion price with regard to any series of debt securities or modifying any provision of the 2004 senior debt indenture relating to conversion of any debt securities in a manner adverse to the holders thereof. (Section 9.2)

Following is a list of those types of changes under the 2013 senior debt indenture and the subordinated debt indenture:

•	changing the stated maturity of the principal, any installment of principal or interest on a debt security, or reducing the principal amount or the rate of interest or any premium payable upon the redemption;

•	reducing any amounts due on a debt security;

•	reducing the amount of principal payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount debt security) following a default;

•	changing the place or currency of payment on a debt security;

•	impairing a holder’s right to sue for payment;

•	impairing any right that a holder of a debt security may have to exchange or convert the debt security for or into other property;

•	reducing the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reducing the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	modifying any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning not less than a majority of the principal amount of the particular series affected or, if so provided and to the extent permitted by the Trust Indenture Act, of particular debt securities affected thereby. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 902 of the 2013 senior debt indenture and the subordinated debt indenture, Section 9.2 of the 2004 senior debt indenture) We may also obtain a waiver of a past default from the holders of debt securities owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described above under “—Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver. (Section 513 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.13 of the 2004 senior debt indenture)

Changes Not Requiring Approval. The third type of change to the indenture and the debt securities does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 901 of the 2013 senior debt indenture and the subordinated debt indenture, Section 9.1 of the 2004 senior debt indenture)

We may also make changes or obtain waivers that do not adversely affect in any material respect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Modification of Subordination Provisions. We may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect in any material respect the outstanding subordinated debt securities without the consent of the holders of a majority of the principal amount of the particular series affected or, if so provided and to the extent permitted by the Trust Indenture Act, of particular subordinated debt securities affected thereby. Also, we may not modify the subordination provisions of any outstanding subordinated debt securities without the consent of each holder of our senior indebtedness that would be adversely affected thereby. The term “senior indebtedness” is defined below under “—Subordination Provisions”.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have given a notice of redemption and deposited or set aside in trust for the holders money for the payment or redemption of the debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “—Defeasance—Full Defeasance”. (Section 1302 of the 2013 senior debt indenture and the subordinated debt indenture, Section 4.2 of the 2004 senior debt indenture)

Under the 2013 senior debt indenture and the subordinated debt indenture, we will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. (Section 104 of the 2013 senior debt indenture and the subordinated debt indenture)

Under the 2004 senior debt indenture, the Company may set a day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture that is not more than 90 days prior to the date of such vote or other action. (Section 3.10 of the 2004 senior debt indenture)

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Reports

The 2004 senior debt indenture provides that any documents or reports that we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 30 days after we have filed those documents or reports with the SEC.

The 2013 senior debt indenture and the subordinated debt indenture provide that any documents or reports that we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after we have filed those documents or reports with the SEC (the “Filing Obligation”). Under the Trust Indenture Act, we may have a separate obligation to file with the trustee documents or reports that we are required to file with the SEC. Under the 2013 senior debt indenture and the subordinated debt indenture (but not under the 2004 senior debt indenture), our failure to comply with the requirements of Section 314(a) of the Trust Indenture Act or our Filing Obligation or to file a report with the SEC as contemplated in the indenture or otherwise will not constitute an event of default under the 2013 senior debt indenture or the subordinated debt indenture. Accordingly, acceleration of our obligations under the debt securities will not be a remedy for our failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action for damages.

Restrictive Covenants

General

We have made certain promises in each indenture called covenants where, among other things, we promise to maintain our corporate existence and all licenses and material permits necessary for our business. In addition, in the senior debt indentures, but not in the subordinated debt indenture, we have made the promises described below.

Limitation on Liens on Stock of Restricted and Principal Subsidiaries and on Issuance or Disposition of Stock of Restricted and Principal Subsidiaries

The 2013 senior debt indenture provides that we will not, nor will we permit any Restricted Subsidiary to, directly or indirectly, issue, assume, incur or guarantee any indebtedness for borrowed money (which we refer to in this prospectus as “Debt”) secured by a mortgage, security interest, pledge, lien or other encumbrance upon any shares of stock of any Restricted Subsidiary without effectively providing that the senior debt securities (together with, if we shall so determine, any other indebtedness of or guarantee by us ranking equally with the senior debt securities and then existing or thereafter created) will be secured equally and ratably with that Debt. (Section 1006 of the 2013 senior debt indenture)

For purposes of the 2013 senior debt indenture, “Restricted Subsidiary” means each of Interfinancial Inc., Union Security Insurance Company and American Security Insurance Company so long as each remains a subsidiary, as well as any successor to all or a principal part of the business of that subsidiary and any other subsidiary which our board of directors designates as a Restricted Subsidiary. (Section 101 of the 2013 senior debt indenture)

The 2004 senior debt indenture provides that we will not, nor will we permit any of our Principal Subsidiaries to, directly or indirectly, create, issue, assume, incur, guarantee or permit to exist any Indebtedness that is secured by a mortgage, pledge, lien, security interest or other encumbrance on any of the common stock of a Principal Subsidiary owned by us or by any of our Principal Subsidiaries, unless our obligations under the debt securities and, if we so elect, any other of our Indebtedness ranking on a parity with, or prior to, the debt securities, shall be secured equally and ratably with, or prior to, such secured Indebtedness so long as it is outstanding and is so secured. (Section 10.3 of the 2004 senior debt indenture)

For the purposes of the 2004 senior debt indenture, “Indebtedness” is defined as the principal of and interest due on indebtedness of a Person, whether outstanding on the original date of issuance of the debt securities or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, (i) “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof and (ii) “indebtedness for money borrowed” means (1) any obligation of, or any obligation guaranteed by, such Person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) any obligation of, or any such obligation guaranteed by, such Person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that (x) the deferred purchase price of any business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created and (y) trade accounts payable and accrued liabilities arising in the ordinary course of business shall not be considered Indebtedness) and (3) any obligations of such Person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such Person is a party. (Section 1.1 of the 2004 senior debt indenture)

Furthermore, for the purposes of the 2004 senior debt indenture, “Principal Subsidiary” means a consolidated subsidiary of Assurant that, as of the time of the determination of whether such consolidated subsidiary is a “Principal Subsidiary,” accounted, in each case, for 10% or more of the total assets of Assurant and its consolidated subsidiaries, as set forth in the most recent balance sheet filed by Assurant with the SEC. (Section 1.1 of the 2004 senior debt indenture)

We will not, nor will we permit any Restricted Subsidiary (under the 2013 senior debt indenture) or Principal Subsidiary (under the 2004 senior debt indenture) to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any capital stock, other than nonvoting preferred stock, of any Restricted Subsidiary or Principal Subsidiary, as applicable, except for:

•	the purpose of qualifying directors;

•	sales or other dispositions to us or one or more Restricted Subsidiaries (under the 2013 senior debt indenture) or Principal Subsidiaries (under the 2004 senior debt indenture);

•	the disposition of all or any part of the capital stock of any Restricted Subsidiary (under the 2013 senior debt indenture) or Principal Subsidiary (under the 2004 senior debt indenture) for consideration which is at least equal to the fair value of that capital stock as determined by our board of directors acting in good faith; or

•	an issuance, sale, assignment, transfer or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at our request or the request of any Restricted Subsidiary (under the 2013 senior debt indenture) or Principal Subsidiary (under the 2004 senior debt indenture). (Section 1006 of the 2013 senior debt indenture and Section 10.4 of the 2004 senior debt indenture)

For the purposes of the senior debt indentures, “capital stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in corporate stock. (Section 101 of the 2013 senior debt indenture and the subordinated debt indenture, Section 1.1 of the 2004 senior debt indenture)

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indentures.

The subordinated debt indenture defines “senior indebtedness” as all indebtedness and obligations of, or guaranteed or assumed by, us for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing now or in the future and all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind. Senior debt excludes the subordinated debt securities and any other indebtedness or obligations that would otherwise constitute indebtedness if it is specifically designated as being subordinate in right of payment or equal in rank and right of payment to the subordinated debt securities.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior indebtedness beyond any applicable grace period, (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceases to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

The subordinated debt indenture allows the holders of senior indebtedness to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to each series of debt securities that is denominated in U.S. dollars and has a fixed rate of interest and will apply to other series of debt securities if we so specify in the prospectus supplement. (Section 1301 of the 2013 senior debt indenture and the subordinated debt indenture, Section 4.1 of the 2004 senior debt indenture)

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following other arrangements for holders to be repaid:

•	We must deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates as certified by a nationally recognized firm of independent public accountants.

•	There must be a change in current U.S. federal tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the obligations pursuant to the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

•	We must deliver to the trustee a legal opinion of counsel confirming the tax law change described above. (Sections 1302 and 1304 of the 2013 senior debt indenture and the subordinated debt indenture, Sections 4.2 and 4.4 of the 2004 senior debt indenture)

•	In the case of the subordinated debt securities, the following requirements must also be met:

•	No event or condition may exist that, under the provisions described under “—Subordination Provisions” above, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•	We must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of direct holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the direct holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

If we ever did accomplish full defeasance, as described above, a holder would have to rely solely on the trust deposit for repayment on the debt securities. In addition, in the case of subordinated debt securities, the provisions described above under “—Subordination Provisions” would not apply. A holder could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from the restrictive covenants under the debt securities that are described above under “—Restrictive Covenants” and that may be described in the prospectus supplement. This is called covenant defeasance. In that event, the holder would lose the protection of these covenants but would gain the protection of having money and U.S. government or U.S. government agency notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government sponsored-entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates as certified by a nationally recognized firm of independent public accountants; and

•	We must deliver to the trustee a legal opinion of counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, certain provisions of the indenture and the debt securities would no longer apply:

•	Covenants applicable to the series of debt securities that are described above under “—Restrictive Covenants” and described in the prospectus supplement.

•	Any events of default relating to breach of those covenants.

In addition, in the case of subordinated securities, the provisions described above under “—Subordination Provisions” will not apply if we accomplish covenant defeasance.

If we accomplish covenant defeasance, a holder can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. (Sections 1303 and 1304 of the 2013 senior debt indenture and the subordinated debt indenture, Sections 4.3 and 4.4 of the 2004 senior debt indenture)

Events of Default

A holder will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is An Event of Default? The term “Event of Default” means any of the following:

•	We do not pay the principal of or any premium on a debt security on its due date;

•	We do not pay interest on a debt security within 30 days of its due date;

•	We do not deposit money in a separate account, known as a sinking fund, on its due date, if we agree to maintain any sinking fund;

•	We remain in breach of the restrictive covenant described above under “—Restrictive Covenants—Limitation on Liens on Stock of Restricted and Principal Subsidiaries and on Issuance or Disposition of Stock of Restricted and Principal Subsidiaries” or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach; provided that under the 2013 senior debt indenture and the subordinated indenture our failure to comply with the requirements of Section 314(a) of the Trust Indenture Act or our Filing Obligation, as defined above, or to file a report with the SEC as contemplated in the indenture or otherwise will not constitute an event of default. The notice must be sent by either the trustee or holders of at least 10% of the principal amount of debt securities of the affected series under the 2013 senior debt indenture or the subordinated debt indenture or 25% of the principal amount of debt securities of the affected series under the 2004 senior debt indenture.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur;

•	Under the 2004 senior debt indenture, a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of us or any of our subsidiaries (other than Indebtedness owed to us or one of our subsidiaries) where such Indebtedness exists as of the date of the 2004 senior debt indenture, or is created after the date of the 2004 senior debt indenture, if such default (i) is caused by a failure to pay principal of or interest on such Indebtedness after final maturity prior to the expiration of the grace period provided by such Indebtedness on the date of such default; or (ii) results in the acceleration of such Indebtedness prior to its express maturity; and, in the case of clause (i) and (ii), the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates to $50 million or more and such acceleration is not rescinded or annulled within 30 days of notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series; or

•	Any other event of default described in the prospectus supplement occurs. (Section 501 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.1 of the 2004 senior debt indenture)

Remedies If an Event of Default Occurs. If you are the holder of a subordinated debt security, all remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions”. If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series. (Section 502 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.2 of the 2004 senior debt indenture) If we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, then the principal amount of all the securities of that series (or, if any securities of that series are original issue discount securities, such portion of the principal amount of such securities as may be specified by the terms thereof) shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

You should read carefully the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has the special duties described above, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability called an indemnity. (Section 603 of the 2013 senior debt indenture and the subordinated debt indenture, Section 6.3 of the 2004 senior debt indenture) If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the indenture;

•	the trustee may take any other action deemed proper by it that is not inconsistent with directions from the holders of the debt securities of the affected series; and

•	under the 2004 senior debt indenture, unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders of the debt securities of the affected series not involved in the proceeding. (Section 512 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.12 of the 2004 senior debt indenture)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	The holder of the debt security must give the trustee written notice that an event of default has occurred and remains uncured;

•	The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and they must offer reasonable indemnity to the trustee against the costs, expenses and liabilities of taking that action;

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	No direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding securities of that series. (Section 507 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.7 of the 2004 senior debt indenture)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.8 of the 2004 senior debt indenture)

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will give to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default. (Section 1004 of the 2013 senior debt indenture and the subordinated debt indenture, Section 10.6 of the 2004 senior debt indenture)

Governing Law

The indentures are, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.

Our Relationship with the Trustee

U.S. Bank National Association is one of our lenders and from time to time provides other banking customary services to us and our subsidiaries.

U.S. Bank National Association is initially serving as the trustee for our senior debt securities issued under the 2004 senior debt indenture and the 2013 senior debt indenture, and subordinated debt securities issued under the subordinated debt indenture. If an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee must eliminate the conflict or may be required to resign under one or more of the indentures and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

The recitals contained in this prospectus and in the debt securities shall be taken as statements of the Company and the trustee assumes no responsibility for their correctness. U.S. Bank National Association makes no representations or warranties regarding the debt securities or the adequacy or accuracy of this prospectus.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

References to “Assurant,” the “Company,” “us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own shares of common stock registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. Owners of beneficial interests in shares of common stock should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

The certificate of incorporation of Assurant, Inc. authorizes 800,000,000 shares of common stock, par value $0.01 per share. The following summary of the terms and provisions of our capital stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and applicable law. See “Where You Can Find More Information” for information about where you can obtain a copy of these documents.

General. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully-paid and nonassessable. As of January 16, 2018, we had 52,432,603 shares of common stock outstanding.

Dividends. Subject to any preferential rights of any outstanding series of preferred stock that our board of directors may create from time to time, including the Series C Preferred Stock, the holders of our common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor.

Voting Rights. Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of the shares of our common stock will possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority of the votes cast, subject to state law and any voting rights granted to any of the holders of preferred stock.

Preemptive Rights. The holders of common stock do not have any preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to the common stock.

Liquidation Rights. Upon dissolution, liquidation or winding-up of Assurant, subject to the rights of holders of any preferred stock outstanding or any other class or series of stock having preferential rights, the holders of shares of common stock will be entitled to receive our assets available for distribution proportionate to their pro rata ownership of the outstanding shares of common stock.

Anti-takeover Effects of Certain Provisions of the Certificate of Incorporation, By-Laws and Delaware General Corporation Law

The provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws summarized below may have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in control or management of our Company.

Certificate of Incorporation and By-Laws

Our certificate of incorporation, which provides for the issuance of preferred stock, may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of shares of common stock. Further, our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by a consent in writing. Special meetings of our stockholders may be called only by our Chief Executive Officer or by our board of directors pursuant to a resolution approved by the board of directors. In addition, our by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. These provisions may have the effect of delaying, deferring or preventing a change in control.

Issuance of Preferred Stock. Our board of directors has the authority, without further action of our stockholders, to issue up to 200,000,000 shares of preferred stock, par value $1.00 per share, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof. The issuance of preferred stock on various terms could adversely affect the holders of common stock. The potential issuance of preferred stock may discourage bids for shares of our common stock at a premium over the market price of our common stock, may adversely affect the market price of shares of our common stock and may discourage, delay or prevent a change of control of Assurant.

The anti-takeover and other provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which we refer to as “Section 203”. In general, Section 203 prevents a person who owns 15% or more of our outstanding voting stock, an “interested stockholder,” from engaging in some business combinations, as described below, with us for three years following the time that that person becomes an interested stockholder unless one of the following occurs:

•	the board of directors either approves the business combination or the transaction in which the person became an interested stockholder before that person became an interested stockholder;

•	upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by:

•	directors who are also officers of our Company; and

•	employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time that the transaction in which the person became an interested stockholder, the business combination is:

•	approved by the board of directors; and

•	authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, the term “business combinations” includes mergers, consolidations, asset sales or other transactions that result in a financial benefit to the interested stockholder and transactions that would increase the interested stockholder’s proportionate share ownership of our Company.

Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with us for a period of three years after the stockholder becomes an interested stockholder. Although our stockholders have the right to exclude us from the restrictions imposed by Section 203, they have not done so. Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors, because the requirement stated above regarding stockholder approval would be avoided if a majority of the directors approves, prior to the time the party became an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “AIZ”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, P.O. Box 505000, Louisville, KY 40233.

DESCRIPTION OF PREFERRED STOCK AND

DEPOSITARY SHARES REPRESENTING PREFERRED STOCK WE MAY OFFER

References to “Assurant,” the “Company,” “us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own shares of preferred stock or depositary shares, as the case may be, registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. Owners of beneficial interests in shares of preferred stock or depositary shares should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

General

We may issue preferred stock in one or more series. We may also “reopen” a previously issued series of preferred stock and issue additional preferred stock of that series. In addition, we may issue preferred stock together with other preferred stock, debt securities, warrants, stock purchase contracts and common stock in the form of units as described below under “Description of Units We May Offer”. This section summarizes terms of the preferred stock that apply generally to all series. The description of most of the financial and other specific terms of your series will be in your prospectus supplement. Those terms may vary from the terms described here.

Because this section is a summary, it does not describe every aspect of the preferred stock and any related depositary shares. As you read this section, please remember that the specific terms of your series of preferred stock and any related depositary shares as described in your prospectus supplement will supplement and, if applicable, modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred stock or any related depositary shares.

Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under a certificate of designations filed as part of our amended and restated certificate of incorporation. Reference to your prospectus supplement means the prospectus supplement describing the specific terms of the preferred stock and any related depositary shares you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Authorized and Outstanding Preferred Stock

Our board of directors has the authority, without further action of our stockholders, to issue up to 200,000,000 shares of preferred stock, par value $1.00 per share, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, which may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designations of the series.

At January 16, 2018, no shares of our preferred stock were outstanding.

Holders of the Series C Preferred Stock are entitled to receive dividends at the rate of 4.5% per share per annum multiplied by the $1,000 per share liquidation price. All dividends are payable in arrears on a quarterly basis. Any dividend that is not paid on a specified dividend payment date with respect to a share of such Preferred Stock shall be deemed added to the liquidation price of such share for purposes of computing the future dividends on such share, until such delinquent dividend has been paid.

Holders of the Series C Preferred Stock may elect to have any or all of their shares redeemed by the Company any time after April 1, 2022, and the Company must redeem all shares of the Series C Preferred Stock no later than July 1, 2027. The Company also has the right and the obligation to redeem the Series C Preferred Stock upon the occurrence of certain specified events. The redemption price in all cases shall equal the $1,000 per share liquidation price plus all accumulated and unpaid dividends. The Company is not required to establish any sinking fund or similar funds with respect to such redemptions.

None of the shares of Series C Preferred Stock are convertible into common stock or any other equity security of the Company. However, holders of the Series C Preferred Stock are entitled to one vote per share owned of record on all matters voted upon by the Company stockholders, voting with the holders of common stock as a single class, and not as a separate class or classes. The shares of Series C Preferred Stock are subject to certain restrictions on transferability, and the Company has the right of first refusal to acquire the shares if any holder thereof desires to make a transfer not otherwise permitted by the terms thereof.

In addition, as we described below under “—Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares”, we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share or multiple of shares of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

The rights of holders of preferred stock may be adversely affected by the rights of holders of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing for acquisitions and issuances to officers, directors and employees under their respective benefit plans. Our issuance of shares of preferred stock may have the effect of discouraging or making an acquisition more difficult.

Preferred stock will be fully paid and nonassessable when issued, which means that our holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Unless otherwise provided in your prospectus supplement, holders of preferred stock will not have preemptive or subscription rights to acquire more stock of Assurant.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to that series.

Form of Preferred Stock

We may issue preferred stock in book-entry form. Preferred stock in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the shares of preferred stock represented by the global security. Those who own beneficial interests in shares of preferred stock will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any preferred stock in book-entry form will have the right to obtain their shares in non-global form. We describe book-entry securities below under “Legal Ownership and Book-Entry Issuance”. All preferred stock will be issued in registered form.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	preferred stockholders’ rights relative to common stockholders, such as the right of preferred stockholders to receive dividends and amounts on our liquidation, dissolution or winding-up before any such amounts may be paid to our common shareholders;

•	our ability to issue fractional or multiple shares of preferred stock in the form of depositary shares; and

•	various provisions of the deposit agreement, including how distributions are made, how holders vote their depositary shares and how we may amend the deposit agreement.

Preferred Stockholders’ Rights

Rank

Shares of each series of preferred stock will rank senior to our common stock with respect to dividends and distributions of assets. However, we will generally be able to pay dividends and distributions of assets to holders of our preferred stock only if we have satisfied our obligations on our indebtedness then due and payable.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends for each series of preferred stock will be stated in your prospectus supplement. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as set forth in the prospectus supplement.

Redemption

If specified in your prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be redeemed mandatorily.

Any restriction on the repurchase or redemption by us of our preferred stock while there is an arrearage in the payment of dividends will be described in your prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares, including voting rights, will terminate except for the right to receive the redemption price.

Conversion or Exchange Rights

Our prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of common stock, another series of preferred stock or other of our securities or securities of third parties.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Assurant, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in your prospectus supplement, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other parity securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series and the other parity securities will share in any distribution of our available assets on a ratable basis in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference and accrued and unpaid dividends.

Voting Rights

The holders of preferred stock of each series will have no voting rights, except:

•	as stated in the prospectus supplement and in the certificate of designations establishing the series; or

•	as required by applicable law.

Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares

We may choose to offer fractional shares or some multiple of shares of our preferred stock, rather than whole individual shares. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depositary share would represent a fraction or multiple of a share of the preferred stock and would be evidenced by a depositary receipt, as further described in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

Deposit Agreement

We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be:

•	Assurant;

•	a bank or other financial institutional selected by us and named in the prospectus supplement, as preferred stock depositary; and

•	the holders from time to time of depositary receipts issued under that deposit agreement.

Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares. The depositary for the depositary shares may charge certain fees for holding the preferred stock on behalf of the holders of the depositary shares or in connection with certain transfers, redemptions, dividend payments, distributions or other transactions involving the depositary shares.

We will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to the registration statement of which this prospectus forms a part or as an exhibit to a current report on Form 8-K.

Dividends and Other Distributions

The preferred stock depositary will distribute any cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of depositary shares owned by the holders. The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they own.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

Redemption of Preferred Stock

If we redeem preferred stock represented by depositary shares, the preferred stock depositary will redeem the depositary shares from the proceeds it receives from the redemption. The preferred stock depositary will redeem the depositary shares at a price per share equal to the applicable fraction or multiple of the redemption price per share of preferred stock. Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the redeemed shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the preferred stock depositary will select the depositary shares to be redeemed by lot or ratably or by any other equitable method it chooses.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, including voting rights, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. If the preferred stock depositary does not receive specific instructions from the holders of any depositary shares representing a series of preferred stock, the preferred stock depositary will vote all shares of that series in proportion to the instructions received.

Conversion of Preferred Stock

If our prospectus supplement relating to the depositary shares says that the deposited preferred stock is convertible into or exercisable or exchangeable for common stock, preferred stock of another series or other securities, or debt or equity securities of one or more third parties, our depositary shares, as such, will not be convertible into or exercisable or exchangeable for any securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the preferred stock depositary with written instructions to instruct us to cause conversion, exercise or exchange of our preferred stock represented by the depositary shares into or for whole shares of common stock, shares of another series of preferred stock or other of our securities or securities of the relevant third party, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, exercise or exchange, we will cause the conversion, exercise or exchange using the same procedures as those provided for conversion, exercise or exchange of the deposited preferred stock. If only some of the depositary shares are to be converted, exercised or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted, exercised or exchanged.

Form of Depositary Shares

We may issue depositary shares in book-entry form. Depositary shares in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the depositary shares represented by the global security. Those who own beneficial interests in depositary shares will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any depositary shares in book-entry form will have the right to obtain their shares in non-global form. We describe book-entry securities below under “Legal Ownership and Book-Entry Issuance”. All depositary shares will be issued in registered form.

DESCRIPTION OF WARRANTS WE MAY OFFER

References to “Assurant,” the “Company,” “us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own warrants registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in warrants should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

General

We may issue warrants to purchase our senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, any securities of a third party or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from those underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which will be filed as an exhibit to the registration statement that contains this prospectus or as an exhibit to a current report on Form 8-K.

A Prospectus Supplement Will Describe the Specific Terms of Warrants

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including currency units or composite currencies, investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including currency units or composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of certain U.S. federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We may also issue warrants, on terms to be determined at the time of sale, for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

•	securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or debt or equity securities of third parties;

•	one or more currencies;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or nonoccurrence of any event or circumstance; and

•	one or more indices or baskets of the items described above.

We refer to this type of warrant as a universal warrant. We refer to each property described above as a warrant property.

We may satisfy our obligations, if any, and the holder of a universal warrant may satisfy its obligations, if any, with respect to any universal warrants by delivering:

•	the warrant property;

•	the cash value of the warrant property; or

•	the cash value of the warrants determined by reference to the performance, level or value of the warrant property.

The applicable prospectus supplement will describe what we may deliver to satisfy our obligations, if any, and what the holder of a universal warrant may deliver to satisfy its obligations, if any, with respect to any universal warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal, or premium, if any, or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF STOCK PURCHASE CONTRACTS WE MAY OFFER

References to “Assurant,” the “Company,” “us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own stock purchase contracts registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in stock purchase contracts registered in street name or in stock purchase contracts issued in book-entry form through one or more depositaries. Owners of beneficial interests in stock purchase contracts should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

The applicable prospectus supplement will describe the terms of any stock purchase contracts that we may offer. The following description and any description of stock purchase contracts in the applicable prospectus supplement may not be complete and is subject to, and is qualified in its entirety by, reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts that we will file with the SEC as an exhibit to the registration statement that contains this prospectus or as an exhibit to a current report on Form 8-K.

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of shares of our common stock, preferred stock or depositary shares, as applicable, at a future date or dates. The price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.

The stock purchase contracts may be issued separately or as part of units, which we refer to in this prospectus as units. Units may consist of a stock purchase contract and beneficial interests in other securities described in this prospectus or of third parties, securing the holders’ obligations to purchase from or sell shares to us under the stock purchase contracts. These other securities may consist of our debt securities, preferred stock, common stock, depositary shares, warrants or securities of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	whether the stock purchase contracts will be issued in fully registered or global form;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of the stock purchase contracts.

DESCRIPTION OF UNITS WE MAY OFFER

References to “Assurant,” the “Company,” “ us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own units registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in units registered in street name or in units issued in book-entry form through one or more depositaries. Owners of beneficial interests in units should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

The applicable prospectus supplement will describe the terms of any units. The following description and any description of units in the applicable prospectus supplement may not be complete and is subject to, and is qualified in its entirety by reference to, the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units that we will file with the SEC as an exhibit to the registration statement that contains this prospectus or as an exhibit to a current report on Form 8-K.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	whether the units will be issued in fully registered or global form; and

•	if applicable, a discussion of certain U.S. federal income tax considerations.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

References to Assurant,” the “Company,” “us,” “we” or “our” in this section means Assurant, Inc. In this section, we describe special considerations that will apply to registered securities issued in global—i.e., book-entry—form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

Each debt security, warrant, stock purchase contract, unit or share of preferred or common stock in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing such securities. We refer to those who have securities registered in their own names, on the books that we or the trustee, warrant agent or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Unless otherwise noted in your prospectus supplement, we will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture, warrant agreement, stock purchase contract, unit agreement or depositary agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

We may terminate an existing global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any warrant agents and unit agents and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—for example, to amend the indenture for a series of debt securities or warrants or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture or warrant agreement—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	whether and how you can instruct it to exercise any rights to purchase or sell warrant property under a warrant or stock purchase contract property under a stock purchase contract or to exchange or convert a security for or into other property;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

Unless otherwise noted in the applicable prospectus or pricing supplement, we will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more. Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	Euroclear System, which is known as “Euroclear”;

•	Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. An investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “—Who is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, any trustees, warrant agents, unit agents and any other third party retained to provide security-related services, will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, any trustees, warrant agents, unit agents and any other third parties retained to provide security-related services also do not supervise the depositary in any way;

•	The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your bank, broker or other financial institution may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. The existence of these intermediaries may cause delay in payments, transfers, notices or other communications between us, the depositary and you. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries, including any delay in any payments, transfers, notices or other communications to you.

Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Who is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee, warrant agent, unit agent or other agent, as applicable, that we wish to terminate that global security; or

•	in the case of a global security representing debt securities or warrants issued under an indenture, if an event of default has occurred with regard to these debt securities or warrants and has not been cured or waived.

If a global security is terminated, only the depositary, and not we, the trustee for any debt securities, the warrant agent for any warrants, the unit agent for any units or any other third party retained to provide securities-related services, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to DTC

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is owned by a number of its DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the securities. If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the relevant trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations Relating to Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other financial institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers or (3) through agents or through a combination of any of these methods of sale. The prospectus or pricing supplement will set forth the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the purchase price,

•	the net proceeds to us,

•	any delayed delivery arrangements,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any commissions paid to agents.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers, the terms of the transaction and the nature of the underwriter’s obligation.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Sales by Selling Securityholders

Selling securityholders may use this prospectus in connection with resales of the securities. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares.

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

The third parties in any of the sale transactions described above will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may also be our customers, may engage in material transactions with us, and may perform services for us in the ordinary course of their businesses.

The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities. Unless otherwise specified in the prospectus supplement, each of the series of the securities will be a new issue with no established trading market.

LEGAL MATTERS

The validity of the debt securities, common stock, preferred stock, warrants, stock purchase contracts and units offered hereby will be passed upon by corporate counsel for Assurant, who may be either of Carey S. Roberts, Esq. or Jessica M. Olich, Esq. As of the date of this prospectus, each such corporate counsel for Assurant owned less than 1% of the common stock of Assurant, if any.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.